As filed with the Securities and Exchange Commission on June 1, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOLLARAMA GROUP HOLDINGS L.P.

(Exact Name of Co-Registrant as Specified in its Charter)

Québec, Canada	5331	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DOLLARAMA GROUP HOLDINGS CORPORATION

(Exact Name of Co-Registrant as Specified in its Charter)

Nova Scotia, Canada	5331	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Dollarama Group Holdings L.P.

Dollarama Group Holdings Corporation

5430 Ferrier, Montreal

Québec H4P 1M2

(514) 737-1006

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Robert Coallier

Chief Financial Officer

Dollarama Group Holdings L.P.

5430 Ferrier, Montreal

Québec H4P 1M2

(514) 737-1006

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Joel F. Freedman, Esq.

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

(617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Note(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Senior Floating Rate Deferred Interest Notes due 2012	U.S.$383,600,000	100%	U.S.$383,600,000	U.S.$11,777
Total	U.S.$383,600,000		U.S.$383,600,000	U.S.$11,777

(1)	Includes $200,000,000 principal amount of such notes originally issued by the registrant and an additional $183,600,000 principal amount of such notes which may be issued in payment of interest pursuant to the indenture governing such notes. Such additional principal amount constitutes the registrant’s reasonable good faith estimate of such notes which may be paid as interest under such indenture.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457 under the Securities Act, as follows: .0000307 multiplied by the proposed maximum aggregate offering price.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 1, 2007

PROSPECTUS

Dollarama Group Holdings L.P.

Dollarama Group Holdings Corporation

Offer to Exchange

Outstanding Senior Floating Rate Deferred Interest Notes due 2012 for

New Senior Floating Rate Deferred Interest Notes due 2012

We are offering to exchange our Senior Floating Rate Deferred Interest Notes due 2012, or the exchange notes, for all of our currently outstanding Senior Floating Rate Deferred Interest Notes due 2012, or the outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the United States federal securities laws, are not subject to transfer restrictions in the United States and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture. We refer to the exchange notes and the outstanding notes together as the “notes.”

The exchange notes will be our senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured obligations.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•

The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

You should consider carefully the risk factors beginning on page 16 of this prospectus before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency or Canadian securities authority has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2007.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to Dollarama Group Holdings L.P./Dollarama Group Holdings Corporation, 5430 Ferrier, Montreal, Québec, H4P 1M2, Attn: Chief Financial Officer. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before                     , 2007, the date they must make their investment decision.

This prospectus contains summaries of the terms of several material documents. We will make copies of these documents available to you at your request. This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements. This prospectus and the accompanying letter of transmittal contain important information. You should read this prospectus and the letter of transmittal carefully before deciding whether to tender your outstanding notes.

The notes are not being offered for sale and may not be offered or sold directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the notes, and accordingly, the notes will be subject to restrictions on resale in Canada.

PROSPECTUS SUMMARY

The following summary highlights selected information about Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation, the co-issuers of the exchange notes, and this offer to exchange. It likely does not contain all the information that is important to you. You should read the entire prospectus, including the “Risk Factors” section, the financial statements and the accompanying notes thereto, before making an investment decision.

As used in this prospectus, unless otherwise noted or required by the context, references to “we,” “us,” and “our” refer to Dollarama Group Holdings L.P. and its consolidated subsidiaries, including Dollarama Group Holdings Corporation, Dollarama Group L.P. and Dollarama Corporation. As used in this prospectus, unless otherwise noted or required by the context, references to “Bain Capital Partners,” and “our sponsor” refer to our financial sponsor, Bain Capital Partners, LLC. On February 1, 2007, we changed our fiscal year end from January 31 to a floating year ending on the Sunday closest to January 31 of each year. The change is effective beginning with our fiscal year 2007. References to “fiscal” herein refer to the results of operations for the 12-month period ending January 31 of the applicable year or the 12-month period ending February 4, 2007 for fiscal 2007. The terms “EBITDA” and “Adjusted EBITDA” have the meanings set forth under “Summary Consolidated Financial Data.”

Our Business

We are the leading operator of dollar discount stores in Canada. As of February 4, 2007, we operated 463 Dollarama stores, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of $1.00. All of our stores are company-operated, and nearly all are located in high-traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. For the fiscal year ended February 4, 2007, we generated sales of $887.8 million and net earnings of $71.8 million.

In 1910, our company was established as a single variety store in Québec. In 1992, Mr. Larry Rossy, our chief executive officer and the grandson of our founder, led our management team to introduce a number of initiatives that dramatically altered our strategic focus. These included adopting the “dollar store” concept and aggressively pursuing our store network expansion strategy in Canada to leverage brand awareness, lower our costs and increase our sales. In addition, we implemented a program to directly purchase and import merchandise from low-cost foreign suppliers to diversify our product offering and further lower our costs. As a result of this strategic shift, our store network has grown at a compound annual growth rate, or CAGR, of approximately 17% over the last 15 years, expanding from 44 stores as of January 31, 1992 to 463 stores as of February 4, 2007, and our sales have grown at a CAGR of approximately 26% over the same period.

The Transactions

The Acquisition

On November 18, 2004, Dollarama Capital Corporation, an entity formed by funds managed by Bain Capital Partners, LLC, caused our wholly-owned subsidiary, Dollarama L.P., to purchase substantially all of the assets of S. Rossy Inc. and Dollar A.M.A. Inc. relating to the Dollarama business. We sometimes refer to Dollarama Capital Corporation as our parent and S. Rossy Inc. and Dollar A.M.A. Inc. as the predecessor in this prospectus. We refer to the asset purchase and related financing transactions, including the payment of all related fees and expenses, collectively as the Acquisition in this prospectus.

The 2005 Refinancing

On August 12, 2005, Dollarama Group L.P. and Dollarama Corporation issued U.S.$200.0 million aggregate principal amount of 8.875% Senior Subordinated Notes due 2012, which we refer to in this prospectus as the 8.875% notes, as part of a refinancing. The refinancing also included the repayment of a senior subordinated bridge loan facility, a cash distribution to our parent and the payment of related fees and expenses. The 8.875% notes bear interest at the rate of 8.875% per year, payable on February 15 and August 15 of each year, beginning on February 15, 2006. The 8.875% notes will mature on August 15, 2012. We refer to the issuance of the 8.875% notes and related use of proceeds as the 2005 Refinancing.

The 2006 Recapitalization

On December 20, 2006, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation issued U.S.$200.0 million aggregate principal amount of the notes, the proceeds of which were used to make a cash distribution to our parent and to pay related fees and expenses. The notes will mature on August 15, 2012. We refer to the issuance of the notes and related use of proceeds as the 2006 Recapitalization, and to the Acquisition, the 2005 Refinancing and the 2006 Recapitalization together as the Transactions. For more information on the Transactions, see “The Transactions.”

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated December 20, 2006, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization. See “Use of Proceeds.”

Risk Factors

You should read the “Risk Factors” section of this prospectus as well as the other cautionary statements contained in this prospectus before tendering your outstanding notes for exchange notes or making an investment in the exchange notes.

Summary of the Terms of the Exchange Offer

The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	Up to U.S.$200,000,000 aggregate principal amount of Senior Floating Rate Deferred Interest Notes due 2012.

Exchange Offer

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on , 2007. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of U.S.$1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
•	the exchange notes bear a different CUSIP number than the outstanding notes; and
•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

Resale

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;
•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and
•	you are not an “affiliate” of Dollarama Group Holdings L.P. or Dollarama Group Holdings Corporation, within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.” Any holder of outstanding notes who:

•	is an affiliate of Dollarama Group Holdings L.P. or Dollarama Group Holdings Corporation,
•	does not acquire exchange notes in the ordinary course of its business, or
•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on                     , 2007 unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer” and “Description of Notes.”

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;
•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Dollarama Group Holdings L.P. or

Dollarama Group Holdings Corporation or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and
•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedure for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest at their respective interest rates from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States and Canadian Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer is not a taxable event for U.S. or Canadian federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Summary Description of the Exchange Notes

The following is a brief summary of the material terms of the exchange notes. We refer to the exchange notes and the outstanding notes together as the “notes.” For a more complete description of the terms of the exchange notes, see “Description of Notes.”

Co-Issuers

Dollarama Group Holdings L.P., a limited partnership formed under the laws of Québec, Canada, and Dollarama Group Holdings Corporation, an unlimited liability company organized under the Companies Act (Nova Scotia) and a wholly-owned subsidiary of Dollarama Group Holdings L.P.

Notes Offered	Up to U.S.$200,000,000 aggregate principal amount of Senior Floating Rate Deferred Interest Notes due 2012.

Maturity Date	The notes will mature on August 15, 2012.

Interest Payment Dates

Interest on the notes will accrue and be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2007 at a rate per annum equal to 6-month LIBOR plus 5.75%, increasing to 6.25% after two years and 6.75% after three years. On each interest payment date, we may elect to pay interest in cash or not pay interest in cash, in which case interest will accrue on such deferred interest at the same rate and in the same manner applicable to the principal amount of the notes. Interest on the notes will be reset semi-annually.

Guarantors	None.

Ranking	The notes:

•	will be senior unsecured obligations of the co-issuers;
•	will rank equally in right of payment with any of our future unsecured senior indebtedness;
•	will rank senior in right of payment to any of our future senior subordinated indebtedness and subordinated indebtedness
•

will be effectively subordinated in right of payment to any of our future secured debt, to the extent of such security, and will be structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables and lease obligations, of our subsidiaries.

As of February 4, 2007, the co-issuers had no indebtedness outstanding other than the outstanding notes, but our subsidiaries had $611.6 million of debt outstanding, all of which was structurally senior to the outstanding notes.

Optional Redemption

Prior to June 15, 2007, we may redeem all or a portion of the outstanding notes at a price equal to 100% of the principal amount of the notes plus deferred interest, plus a “make-whole” premium. At any time on or after June 15, 2007, we may redeem the notes, in whole or in part, at the redemption prices specified in this prospectus under “Description of Notes—Optional Redemption.” In addition, we may redeem all of the notes at a price equal to 100% of the principal amount plus deferred interest if we become obligated to pay certain tax gross-up amounts.

Additional Amounts and Tax Redemption

Any payments made by us with respect to the notes will be made without withholding or deduction, unless required by law. If we are required by law to withhold or deduct for taxes with respect to a payment to the holders of the notes, we will, subject to certain exceptions, pay the additional amount necessary so that the net amount received by the holder of the notes (other than certain excluded holders) after the withholding is not less than the amount they would have received in the absence of the withholding.

If we are required to pay additional amounts as a result of changes in laws applicable to tax-related withholdings or deductions in respect of the payments on the notes but not the guarantees, we will have the option to redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to the date of the redemption and any additional amounts that may be then payable.

Certain Covenants	The indenture governing the notes includes covenants that limit the co-issuers’ ability and the ability of each of our restricted subsidiaries to:
•	incur additional debt;
•	pay dividends and make other restricted payments;
•	create or permit certain liens;
•	use the proceeds from sales of assets and subsidiary stock;
•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;
•	enter into transactions with affiliates; and
•	consolidate or merge or sell all or substantially all of our assets.

When the notes are issued, all of our subsidiaries will be restricted subsidiaries, as defined in the indenture. These covenants will be subject to a number of important exceptions and qualifications as described under “Description of Notes—Certain Covenants.”

Original Issue Discount

On each interest payment date, we may elect to pay interest in cash or not pay interest in cash, in which case interest will accrue on such deferred interest at the same rate and in the same manner applicable to the principal amount of the notes. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the notes will be qualified stated interest even if we always elect to make cash interest payments. Consequently, the notes will be treated as issued at a discount and U.S. holders will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of the receipt of cash payments of such notes. For such information, see “Certain United States Federal Income Tax Considerations.”

Change of Control	Following a change of control, we will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount plus deferred interest, plus accrued and unpaid interest (other than deferred interest), if any, to the date of purchase.

Transfer Restrictions

The notes are not being offered for sale and may not be offered or sold directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the notes, and accordingly, the notes will be subject to restriction on resale in Canada.

Absence of Established Market for the Notes

The exchange notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. We expect the notes to be eligible for trading in the PortalSM Market. The initial purchasers have advised us that they intend to make a market for the notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the notes or the exchange notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the notes.

Use of Proceeds

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated December 20, 2006, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization. See “Use of Proceeds.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary financial and other data of Dollarama Group Holdings L.P. and should be read in conjunction with “Selected Historical Combined and Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined and consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The summary historical financial data for the period from February 1, 2004 to November 17, 2004 are derived from the audited combined financial statements of Dollarama Group Holdings L.P.’s predecessor, which are included elsewhere in this prospectus. The summary historical consolidated financial data for the period from November 18, 2004 to January 31, 2005, for the fiscal year ended January 31, 2006 and for the fiscal year ended February 4, 2007 are derived from Dollarama Group Holdings L.P.’s audited consolidated financial statements, which are included elsewhere in this prospectus.

Pursuant to various rollover agreements dated December 8, 2006, referred to herein as the Agreements, all partnership units of Dollarama Holdings L.P. which were held by Dollarama Capital Corporation were ultimately exchanged for partnership units of Dollarama Group Holdings L.P. Dollarama Holdings L.P., together with its direct subsidiary Dollarama Group GP Inc., has no operations and holds no assets other than 100% of the outstanding units of Dollarama Group L.P. Dollarama Group Holdings L.P. conducts all of its business through Dollarama Group L.P. and its subsidiaries. As Dollarama Group Holdings L.P. was created in December of 2006, financial information provided herein for the period from November 18, 2004 to December 8, 2006 is that of Dollarama Group L.P.

The Acquisition was completed on November 18, 2004. The summary historical financial data presented in the following table for the period from February 1, 2004 to November 17, 2004 represents the combined operations of our predecessors, S. Rossy Inc. and Dollar A.M.A. Inc., prior to the completion of the Acquisition. The historical financial data presented herein for the periods following the Acquisition reflect the application of purchase accounting rules that required us to allocate the total cost of the Acquisition to the assets acquired and the liabilities assumed on the basis of their estimated fair values as of the closing of the Acquisition. As a result, the predecessor’s combined financial statements and Dollarama Group Holdings L.P.’s consolidated financial statements are not comparable.

The predecessor’s combined financial statements and our consolidated financial statements were prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. The material differences are described in note 21 to the audited combined financial statements of the predecessor for the period from February 1, 2004 to November 17, 2004 included elsewhere in this prospectus. There are no material differences between U.S. GAAP and Canadian GAAP in our consolidated financial statements for the period from November 18, 2004 to January 31, 2005, for the fiscal year ended January 31, 2006 and for the fiscal year ended February 4, 2007.

	Predecessor		Successor(1)
	February 1, 2004 to November 17, 2004		November 18, 2004 to January 31, 2005	Year Ended January 31, 2006		Year Ended February 4, 2007
			(dollars in thousands)
Statement of Earnings Data:
Sales	$478,337		$155,309	$743,278		$887,786
Cost of Sales	325,570		137,496	506,838		585,013

Gross Profit	152,767		17,813	236,440		302,773
Expenses:
General, administrative and store operating expenses	82,408		24,727	125,347		154,462
Amortization(2)	7,257		2,612	13,222		16,984

Total expenses	89,665		27,339	138,569		171,446

Operating income (loss)(3)	63,102		(9,526)	97,871		131,327
Other expense:
Amortization of deferred financing costs	—		2,219	7,527		4,354
Write-off of deferred financing costs	—		—	6,606		—
Interest expense	3,927		8,856	45,547		50,498
Foreign exchange loss on long-term debt and change in fair value of derivative financial instruments	7,198		2,078	1,508		4,275

Earnings (loss) before income taxes	51,977		(22,679)	36,683		72,200
Income taxes	18,132		527	1,677		365

Net earnings (loss)	$33,845		$(23,206)	$35,006		$71,835

Statement of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$13,308		$26,987	$46,408		$94,387
Investing activities	(7,371)		(926,534)	(36,006)		(42,517)
Financing activities	24,844		944,132	(24,104)		(35,050)

Other Financial Data:
Adjusted EBITDA(4)	$78,622		$31,084	$126,254		$151,904
Capital expenditures	$7,371		$2,984	$23,946		$42,695
Rent expense(5)	$23,807		$7,293	$37,706		$47,245
Gross margin(6)	31.9%		11.5%	31.8%		34.1%
Number of stores (at end of period)	344		349	398		463
Growth of comparable store sales (7)	2.1%		2.4%	6.1%		2.8%
Ratio of earnings to fixed charges	5.4	x	—	1.5	x	2.0	x

Successor(1)
As of February 4, 2007
Balance Sheet Data:
Cash and cash equivalents	$47,703
Merchandise inventories	166,017
Property and equipment	84,665
Total assets	1,169,187
Long-term debt(8)	848,650
Partners’ capital	259,231

(1)	Immediately prior to the Acquisition, our predecessor acquired the assets of Aris Import Inc., the importer and distributor used by our predecessor for imports from foreign sources. As a result, the financial data presented herein includes the results of Aris Import Inc.

(2)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favorable lease rights.

(3)	The operating loss in the period from November 18, 2004 to January 31, 2005 was primarily due to $37,042 of amortization of the step-up in fair value of the merchandise inventory as a result of the application of purchase accounting following the Acquisition.

(4)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below, all of which are required in determining our compliance with financial covenants under our senior secured credit facility. We have included EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in the senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on us by the senior secured credit facility. Under the senior secured credit facility, we are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding under the senior secured credit facility, and a termination of the lending commitments under the senior secured credit facility. Generally, any default under the senior secured credit facility that results in the acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indentures governing the 8.875% notes and the notes. While an event of default under the senior secured credit facility or the indentures is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility. Our management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA and Adjusted EBITDA in this prospectus is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this prospectus is not, comparable to similarly titled measures reported by other companies.

A reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA is included below:

	Predecessor	Successor(1)
	February 1, 2004 to November 17, 2004	November 18, 2004 to January 31, 2005	Year Ended January 31, 2006	Year Ended February 4, 2007
		(dollars in thousands)
Net earnings (loss)	$33,845	$(23,206)	$35,006	$71,835
Income taxes	18,132	527	1,677	365
Interest expense	3,927	8,856	45,547	50,498
Amortization of deferred financing costs	—	2,219	7,527	4,354
Amortization of fixed tangible and intangible assets	7,257	2,612	13,222	16,984

EBITDA	63,161	(8,992)	102,979	144,036
Foreign exchange loss on long-term debt and change in fair value of derivative financial instruments	7,198	2,078	1,508	4,275
Write-off of deferred financing costs	—	—	6,606	—
Management fees(a)	4,957	298	3,554	3,194
Seller compensation(b)	152	—	—	—
Professional fees(c)	3,214	—	—	—
Non-cash straight line rent expense(d)	—	431	2,427	3,318
Non-cash stock-based compensation expense(e)	—	202	598	537
Amortization of unfavorable lease rights(f)	—	(752)	(3,440)	(3,456)
Transition reserve expenses(g)	—	777	2,285	—
Amortization of inventory step-up(h)	—	37,042	9,737	—
Warehouse relocation expenses(i)	228	—	—	—
Other(j)	(248)	—	—	—

Adjusted EBITDA	$78,662	$31,084	$126,254	$151,904

(a)	Reflects the elimination of historical management fees paid to the sellers in the predecessor periods and the management fees paid to an affiliate of Bain Capital Partners, LLC in the successor periods under our management agreement.

(b)	Reflects a normalization of historical salaries and benefits paid to the sellers to align historical expenses with compensation paid to seller management following the Acquisition. The predecessor periods have been adjusted to reflect the current compensation levels.

(c)	Reflects the elimination of professional fees, primarily legal, accounting and advisory fees incurred by the sellers in connection with the Acquisition, which have not been capitalized in purchase accounting.

(d)	Represents the elimination of non-cash straight-line rent expense.

(e)	Represents the elimination of non-cash stock-based compensation expense.

(f)	Represents amortization of unfavorable lease rights, which has been recorded as a reduction of rent expense in the statements of earnings.

(g)	Represents the elimination of certain transition-related expenses incurred in connection with the Acquisition which have not been capitalized in purchase accounting or as debt issuance costs, primarily relating to non-recurring legal and accounting fees.

(h)	Represents the elimination of incremental cost of sales from November 18, 2004 to April 30, 2005 resulting from amortization of the step-up in fair value of the merchandise inventory balance following the application of purchase accounting to the Acquisition.

(i)	Represents various expenses incurred in connection with the relocation to our existing warehouse facility in September 2004, including elimination of rent expense for temporary warehouse facilities, transportation costs and dismantling and re-installation expenses.

(j)	Represents certain other income and expenses of a non-recurring and/or non-cash nature incurred in the predecessor periods, which are not expected to occur following the Acquisition, including sublease rent income.

A reconciliation of Adjusted EBITDA to cash flow from operating activities is included below:

	Predecessor	Successor(1)
	February 1, 2004 to November 17, 2004	November 18, 2004 to January 31, 2005	Year Ended January 31, 2006	Year Ended February 4, 2007
		(dollars in thousands)
Adjusted EBITDA	$78,662	$31,084	$126,254	$151,904
Cash income taxes	(20,209)	(527)	(1,677)	(365)
Interest expense	(3,927)	(8,856)	(45,547)	(50,498)
Cash foreign exchange gain (loss) on derivative financial instruments and long-term debt(a)	—	(7,501)	(443)	6,089
Loss (gain) on disposal of property and equipment	5	8	(4)	45
Amortization of deferred tenant allowances and leasing costs	—	—	(220)	(429)
Deferred tenant allowances and leasing costs	—	—	2,685	3,574
Management fees(b)	(4,957)	(298)	(3,554)	(3,194)
Seller compensation(b)	(152)	—	—	—
Professional fees(b)	(3,214)	—	—	—
Transition reserve expenses(b)	—	(777)	(2,285)	—
Amortization of inventory step-up(b)	—	(37,042)	(9,737)	—
Warehouse relocation expenses(b)	(228)	—	—	—
Other(b)	248	—	—	—

	46,228	(23,909)	65,472	107,126
Change in non-cash operating elements of working capital	(32,920)	50,896	(19,064)	(12,739)

Net cash provided by operating activities	$13,308	$26,987	$46,408	$94,387

(a)	Represents the cash gain (loss) portion of the foreign exchange loss on long-term debt and change in fair value of derivative financial instruments.

(b)	Represents adjustments made in order to calculate Adjusted EBITDA. See footnotes to the prior reconciliation table in this note (4).

(5)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of (a) amortization of inducements received from landlords and (b) amortization of unfavorable lease rights.

(6)	Gross margin represents gross profit as a percentage of sales.

(7)	Comparable store sales growth is a measure of the percentage increase or decrease of the sales of stores that have been open for at least 13 complete months and that remain open at the end of the reporting period relative to the same period in the prior year. We include sales from stores expanded or relocated in the calculation of comparable store sales. To provide more meaningful results, we measure comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed.

(8)	Excluding deferred financing costs of $28,233 as of February 4, 2007, which have been shown as a reduction of long-term debt on the balance sheet.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our financial condition or results of operations. Any of the following risks could materially and adversely affect our financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Notes

Dollarama Group Holdings L.P. is a holding company with no operations of its own and depends on its subsidiaries for cash. The notes are not obligations of Dollarama Group Holdings L.P.’s subsidiaries, other than Dollarama Group Holdings Corporation, and your right to receive payments on the notes is effectively subordinated to the claims of the creditors of its non-obligor subsidiaries.

Dollarama Group Holdings L.P. is a holding company with no operations of its own. Consequently, its ability to make payments on the notes is dependent on the earnings and the distribution of funds from its subsidiaries through dividends, distributions, loans or other payments. However, its subsidiaries are separate and distinct legal entities and, other than Dollarama Group Holdings Corporation, have no obligation to pay any amounts due on the notes or to provide Dollarama Group Holdings L.P. with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Dollarama Group Holdings Corporation has no operations of its own. Dollarama Group Holdings L.P.’s right to receive any assets of a non-obligor subsidiary upon such subsidiary’s foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy or insolvency proceeding, and therefore the right of the holders of the notes to receive a share of those assets, are effectively subordinate to the claims of that subsidiary’s creditors, including the lenders under Dollarama Group L.P.’s and Aris Import Inc.’s senior secured credit facility, which we refer to in this prospectus as the senior secured credit facility, and the holders of the 8.875% notes. In addition, the ability of our subsidiaries to make dividends, distributions, loans or other payments to us will be restricted by the senior secured credit facility, by the indenture governing the 8.875% notes, by the contracts governing other indebtedness permitted to be incurred, and by applicable law.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

We are highly leveraged. As of February 4, 2007, we had total net debt (long-term debt, including the fair value of our foreign currency and interest rate swap agreements, less cash and cash equivalents) of $813.4 million. Our high degree of leverage could have important consequences to us and you, including the following:

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and other financial obligations and will not be available for other purposes, including funding our operations, capital expenditures for projects such as a new warehousing or distribution center, new store openings, and future business opportunities;

•	the debt service requirements of our other indebtedness and our lease commitments could make it more difficult for us to make payments on the notes;

•	our ability to obtain additional financing for working capital and general corporate or other purposes may be limited;

•	certain of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•

our debt level may limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general, placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	our leverage may make us vulnerable to a downturn in general economic conditions and adverse industry conditions.

Our subsidiaries may not be able to generate sufficient cash to service all of their and our indebtedness, including the notes, and may be forced to take other actions to satisfy their and our obligations under such indebtedness.

Our subsidiaries’ ability to make scheduled payments on or to refinance their debt obligations and to make distributions to the co-issuers to enable them to service their debt obligations, including the notes, depends on their financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond their or our control, including fluctuations in interest rates, increased operating costs, and trends in our industry. If our subsidiaries’ cash flows and capital resources are insufficient to fund their and our debt service obligations, we and our subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance their and our indebtedness, including the notes. These alternative measures may not be successful and may not permit us and our subsidiaries to meet our and their scheduled debt service obligations. In such circumstances, we and they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our and their debt service and other obligations. The senior secured credit facility, the indenture governing the 8.875% notes and the indenture governing the notes restrict our and our subsidiaries’ ability to dispose of assets and restrict the use of the proceeds from asset dispositions. We and our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the senior secured credit facility, the indenture governing the 8.875% notes and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with such restrictions could be substantial. The revolving credit facility that is part of the senior secured credit facility provides commitments of up to $75.0 million. In addition, our subsidiaries may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150.0 million (or the U.S. dollar equivalent thereof). If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we now face could intensify.

Your right to receive payments on the notes is structurally subordinated to the claims of the creditors of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and, other than Dollarama Group Holdings Corporation, have no obligation to pay any amounts due on the notes or to provide us funds for our payment obligations, whether by dividends, distributions, loans or other payments. Dollarama Group Holdings Corporation has no operations of its own. Our right to receive any assets of any of our non-obligor subsidiaries, upon foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy or insolvency proceeding, and therefore the right of the holders of the notes to receive a share of those assets, is structurally subordinated to the claims of such subsidiaries’ creditors, including the holders of the 8.875% notes and the lenders under the senior secured credit facility. In addition, even if we were deemed to be a general creditor of any of our non-obligor subsidiaries, our rights as a general creditor would be subordinate to the rights of holders of any indebtedness of such subsidiaries that are senior to general creditors and to holders of any secured indebtedness of such subsidiaries to the extent of the value of the assets securing such indebtedness. As of February 4, 2007, our non-obligor subsidiaries had $374.5 million of secured debt outstanding and $237.1 million of unsecured debt outstanding. Further, holders of the notes would participate ratably with all of the other general creditors of our subsidiaries, based upon the respective amounts owed to each holder or creditor, in the distribution and payment of the remaining assets.

The notes will be effectively subordinated to all of our secured debt, and if a default occurs, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation may not have sufficient funds to fulfill their obligations under the notes.

The notes will be general senior unsecured obligations that will rank equally in right of payment with all of Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s existing unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all our future secured indebtedness to the extent of the value of the assets securing that indebtedness. The indenture governing the notes will, subject to some limitations, permit Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation to incur secured indebtedness, and your notes will be effectively junior to any secured indebtedness we may incur. In the event of the bankruptcy, liquidation, reorganization or other winding up of Dollarama Group Holdings L.P. or Dollarama Group Holdings Corporation, the assets that secure our secured indebtedness will be available to pay obligations on the notes only after the secured indebtedness, together with accrued interest and fees, has been repaid in full. If Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation were unable to repay such indebtedness, the lenders could foreclose on the pledged assets which serve as collateral. In this event, Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s remaining proceeds ratably with all holders of unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s other general creditors. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. See “Description of Other Indebtedness.”

The indenture governing the notes imposes significant operating restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions that may be in our interest.

The indenture governing the notes contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur, assume, or guarantee additional debt and issue or sell preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	create or permit certain liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	conduct certain business activities; and

•	consolidate or merge or sell all or substantially all of our assets.

In addition, the senior secured credit facility and the indenture governing the 8.875% notes each contain a number of restrictive covenants and the senior secured credit facility requires our subsidiaries to comply with certain financial covenants, including the maintenance of specified financial ratios. See “Description of Other

Indebtedness.” The ability of our subsidiaries that are obligors under the senior secured credit facility and indenture governing the 8.875% notes to meet those financial tests can be affected by events beyond their and our control, and they may not be able to meet those tests. Their failure to comply with any of these covenants could result in an event of default under the senior secured credit facility or the indenture governing the 8.875% notes which could, in turn, result in an event of default under the indenture governing the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to repurchase all notes then outstanding at 101% of their principal amount plus deferred interest plus accrued and unpaid interest (other than deferred interest). We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. In the event of a change of control, there would also be a change of control under the senior secured credit facility and the 8.875% notes and the lenders under the senior secured credit facility and holders of the 8.875% notes will have a prior claim on all of our subsidiaries’ assets. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in the senior secured credit facility or the indenture governing the 8.875% notes may not allow our subsidiaries to distribute to us the funds we would need to make such repurchase. Our failure to purchase the notes would be a default under the indenture governing the notes.

Any of our future debt agreements may contain similar provisions. See “Description of Notes—Repurchase at the Option of Holders Upon a Change of Control.”

You will be required to pay U.S. federal income tax on the notes even if the co-issuers do not pay cash interest.

Because the notes provide us with the option to pay interest in cash or not pay interest in cash, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes. As a result, interest will accrue from the issue date on a constant yield to maturity basis and a holder will be required to include amounts in income, as original issue discount, regardless of whether interest is paid currently in cash. See “Certain United States Federal Income Tax Considerations.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our indebtedness, including the notes and the borrowings under the senior secured credit facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease.

Because several of our directors and officers reside in Canada, you may not be able to effect service of process upon them or us, or enforce civil liabilities against them or us, under the U.S. federal securities laws.

Dollarama Group Holdings L.P. is a limited partnership formed under the laws of Québec, Canada, and Dollarama Group Holdings Corporation is an unlimited liability company organized under the Companies Act (Nova Scotia). Some of our directors, controlling persons, and officers and some of the experts named in this prospectus are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of our assets and their assets are located outside of the United States. We have agreed, in accordance with the terms of the indenture under which the notes were issued, to accept service of process in any suit, action, or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. As a result, it may be difficult for holders of notes to effect service of process upon us or such persons within the United States or to enforce against us or them in the United States judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, we have been advised by our Canadian counsel that there is some doubt as to the enforceability in Canada of certain liabilities predicated solely upon U.S. federal securities law against us, our directors and officers, and the experts named in this prospectus who are not residents of the United States, by a court in original actions or in actions for enforcements of judgments of U.S. courts. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Enforceability of Civil Liabilities Against Foreign Persons.”

You may have difficulty enforcing U.S. bankruptcy laws and your rights as a creditor may be limited under the bankruptcy laws of Canada or other jurisdictions.

We and our subsidiaries are incorporated or formed under the laws of Canada or a province thereof, as applicable, and all of our principal operating assets are located outside the United States. Under bankruptcy laws in the United States, the U.S. bankruptcy court has jurisdiction over a debtor’s property wherever it is located, including property situated in other countries. However, courts outside of the United States may not recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, you may have difficulty administering a U.S. bankruptcy case involving us, because all of our property is located outside of the United States. Any orders or judgments of a bankruptcy court in the United States may not be enforceable against us with respect to our property located outside the United States. Similar difficulties may arise in administering bankruptcy cases in foreign jurisdictions.

The rights of the trustee to enforce remedies under the indenture governing the notes may be significantly impaired if we seek the benefit of the restructuring provisions of applicable Canadian federal bankruptcy, insolvency, and other restructuring legislation. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an “insolvent person” to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of compromise or arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors. This means that the insolvent debtor may be allowed to retain possession and administration of its property while the proceedings are pending, even though it may be in default under the applicable debt instrument. Moreover, the restructuring plan or proposal, if accepted by the requisite majorities of creditors and if approved by the court, may compromise the rights of some or all of the creditors.

The powers of the courts under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made following commencement of or during such a proceeding, whether or when the trustee could exercise its rights under the indenture governing the notes, whether your claims could be compromised or extinguished under such a proceeding or whether and to what extent holders of the notes would be compensated for delays in payment, if any, of principal and interest.

Certain restrictive covenants contained in the notes will be suspended if the notes reach investment-grade status.

If at any time the notes receive an investment grade credit rating from both Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. or any successor rating agency to either of the foregoing, and no default or event of default has occurred and is continuing under the indenture governing the notes, most of the restrictive covenants will be suspended. Any corporate actions that we take during the time of any such covenant suspension may affect our ability to make principal or interest payments on the notes. See “Description of Notes.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The exchange notes are a new issue of securities for which there is no established public market, and we do not intend to apply for listing of the notes on any securities exchange or for inclusion in any automated quotation system. Although we expect the notes to be eligible for trading by “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, in the PortalSM Market, we cannot assure you that any liquid market for the notes will develop. The initial purchasers have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. Therefore, there can be no assurance that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, and other factors, including general economic conditions and our financial condition, performance and prospects.

Risks Associated with Our Business

As a fixed price retailer, we are particularly vulnerable to future increases in operating and merchandise costs.

Our ability to provide quality merchandise at the $1.00 price point is subject to a number of factors that are beyond our control, including foreign exchange rate fluctuations, increases in rent and occupancy costs, inflation and increases in labor and fuel costs, all of which may reduce our profitability and have an adverse impact on our cash flows. As a fixed price retailer, we generally do not pass on cost increases to our customers by increasing the price of our merchandise. Instead, we attempt to offset a cost increase in one area of our operations by finding cost savings or operating efficiencies in another.

Foreign exchange rate fluctuations, in particular, have a material impact on our operating and merchandise costs. This is because while most of our sales are in Canadian dollars, we have been increasing our purchases of merchandise from low-cost foreign suppliers, principally in China, but also in Denmark, France, Hong Kong, India, Indonesia, Italy, Malaysia, Panama, the Philippines, Taiwan, Turkey and the United States. In fiscal year 2007, this direct sourcing from foreign suppliers accounted for more than 50% of our purchases. Our results of operations are particularly sensitive to the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar because we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. For example, if the Chinese renminbi were to appreciate against the U.S. dollar, our cost of merchandise purchased in China would increase, which would have a negative impact on our margins, profitability and cash flows. If the U.S. dollar appreciates against the Canadian dollar at the same time, the negative impact would be further exacerbated.

Labor shortages in the trucking industry and fuel cost increases or surcharges could also increase our transportation costs. In addition, inflation and adverse economic developments in Canada, where we both buy and sell merchandise, and in China and other parts of Asia, where we buy a large portion of our imported merchandise, can have a negative impact on our margins, profitability and cash flows. If we are unable to predict and respond promptly to these or other similar events that may increase our operating and merchandise costs, our results of operations and cash flows will be adversely affected.

We may not be able to refresh our merchandise as often as we have done so in the past.

We adjust our merchandise mix periodically based on the results of internal analysis as slow-selling items are discontinued and quickly replaced. Our success, therefore, depends in large part upon our ability to continually find and purchase quality merchandise at attractive prices in order to replace underperforming goods. We have very few continuing or long-term contracts for the purchase or development of merchandise and must continually seek out buying opportunities from both our existing suppliers and new sources, for which we compete with other discount, convenience and variety merchandisers. Although we believe that we have strong and long-standing relationships with our suppliers, we may not be successful in maintaining a continuing and increasing supply of quality merchandise at attractive prices. If we cannot find or purchase the necessary amount of competitively priced merchandise to replace goods that are outdated or unprofitable, our results of operations and cash flows will be adversely affected.

An increase in the cost or a disruption in the flow of our imported goods may significantly decrease our sales and profits and have an adverse impact on our cash flows.

One of our key business strategies is to source quality merchandise directly from the lowest cost supplier. As a result, we rely heavily on imported goods, principally from China but also from Denmark, France, Hong Kong, India, Indonesia, Italy, Malaysia, Panama, the Philippines, Taiwan, Turkey and the United States. Imported goods are generally less expensive than domestic goods and contribute significantly to our profit margins. Merchandise imported directly from overseas manufacturers and agents accounted for more than 50% of our total purchases fiscal year 2007. We expect direct imports to continue to account for approximately 45% to 55% of our total purchases. Our reliance on imported merchandise subjects us to a number of risks, including (a) disruptions in the flow of imported goods due to factors such as raw material shortages, work stoppages, strikes, and political unrest in foreign countries; (b) problems with oceanic shipping, including shipping container shortages; (c) economic crises and international disputes, such as China’s claims to sovereignty over Taiwan; (d) increases in the cost of purchasing or shipping foreign merchandise resulting from a failure of Canada to maintain normal trade relations with China; (e) import duties, import quotas, and other trade sanctions; and (f) increases in shipping rates imposed by the trans-Pacific shipping cartel. If imported merchandise becomes more expensive or unavailable, we may not be able to transition to alternative sources in time to meet our demands. Products from alternative sources may also be of lesser quality and more expensive than those we currently import. A disruption in the flow of our imported merchandise or an increase in the cost of those goods due to these or other factors would significantly decrease our sales and profits and have an adverse impact on our cash flows.

We are dependent upon the smooth functioning of our distribution network and upon the capacity of our distribution centers.

We must constantly replenish depleted inventory through deliveries of merchandise to our distribution centers, and from our distribution centers to our stores by various means of transportation, including shipments by sea, train and truck on the roads and highways of Canada. Long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of service would adversely affect our business. In addition, a fire, flood, or other natural disaster that affects any of our warehousing or distribution centers and results in significant lost inventory or delays in delivery of inventory to stores would have a significant effect on our financial results.

Moreover, we anticipate that we will need additional warehouse and distribution center capacity in the coming years. Our rapid historical and anticipated future growth places significant pressure on this critical function. We estimate that our recently opened distribution center allows us to serve approximately 600 stores. If we are unable to locate sites for the new warehouses and distribution centers or achieve functionality of the new distribution centers on a timely basis, we may not be able to successfully execute our growth strategy.

Construction and expansion projects relating to our warehouses and distribution centers entail risks which could cause delays and cost overruns, such as shortages of materials; shortages of skilled labor; work stoppages; unforeseen construction scheduling, engineering, environmental, or geological problems; weather interference; fires or other casualty losses; and unanticipated cost increases. Therefore, the completion dates and anticipated costs of these projects may differ significantly from our initial expectations. We cannot guarantee that any project will be completed on time or within established budgets.

Our financial performance is sensitive to changes in overall economic conditions that may impact consumer spending.

A general slowdown in the Canadian economy may adversely affect the spending of our customers, which would likely result in lower sales than expected on a quarterly or annual basis. Future economic conditions affecting disposable consumer income, such as employment levels, business conditions, fuel and energy costs, interest rates, and tax rates, would also adversely affect our business by reducing consumer spending or causing consumers to shift their spending to other products.

Our sales may be affected by seasonal fluctuations.

Historically, our highest sales results have occurred during the fourth quarter, which includes the holiday selling season. During fiscal year 2007, approximately 31.1% of our sales were generated in the fourth quarter. Accordingly, any adverse trend in sales for the fourth quarter could have a material adverse effect upon our stores’ profitability and adversely affect our results of operations for the entire year.

Competition in the retail industry could limit our growth opportunities and reduce our profitability.

We compete in the discount retail merchandise business, which is highly competitive, and we expect competition to increase in the future. This competitive environment subjects us to the risk of reduced profitability resulting from reduced margins required to maintain our competitive position. Our competitors include variety and discount stores such as Buck or Two, Dollar Giant, Dollar Store With More, Everything For a Dollar, and Great Canadian Dollar Store, mass merchandisers such as Wal-Mart, and, to a lesser extent, other fixed price retailers operating in Canada. In addition, we expect that our expansion plans, as well as the expansion plans of other fixed price retailers, will increasingly bring us into direct competition with them. Competition may also increase because there are no significant economic barriers to other companies becoming fixed price retailers or to U.S. fixed price retailers such as Dollar General, Dollar Tree and Family Dollar entering the Canadian market. Some of our competitors in the retail industry are much larger and have substantially greater resources than we do, and we remain vulnerable to the marketing power and high level of consumer recognition of major mass merchandisers such as Wal-Mart, and to the risk that these mass merchandisers or others could venture into the “dollar store” industry in a significant way.

Our business is dependent on our ability to obtain competitive pricing and other terms from our suppliers and the timely receipt of inventory.

We believe that we have generally good relations with our suppliers and that we are generally able to obtain competitive pricing and other terms from suppliers. However, we buy products on an order-by-order basis and have very few long-term purchase contracts or other assurances of continued product supply or guaranteed product cost. If we fail to maintain good relations with our suppliers, or if our suppliers’ product costs are increased as a result of prolonged or repeated increases in the prices of certain raw materials, we may not be able to obtain attractive pricing, in which case our profit margins may be reduced and our results of operations may be adversely affected. In addition, if we are unable to receive merchandise from our suppliers on a timely basis because of interruptions in production or other reasons that are beyond our control, our business may be adversely affected.

We may be unable to renew our store leases or find other locations or leases on favorable terms.

As of February 4, 2007, we leased all our stores from unaffiliated third parties, except 17 of our stores leased directly or indirectly from members of the Rossy family. Approximately 9%, 12% and 8% of our store leases with third party lessors will expire in fiscal year 2008, fiscal year 2009, and fiscal year 2010, respectively. Unless the terms of our leases are extended, the properties, together with any improvements that we have made, will revert to the property owners upon expiration of the lease terms. As the terms of our leases expire, we may not be able to renew these leases or find alternative store locations that meet our needs on favorable terms or at all. If we are unable to renew a significant number of our expiring leases or to promptly find alternative store locations that meet our needs, our profitability and cash flows may be materially adversely affected.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, purchasing and inventory, and store communications systems. We have undertaken the implementation of a new enterprise-wide system solution (ERP) encompassing finance, distribution and supply chain. We expect that this enterprise-wide software solution will enable management to better and more efficiently conduct our operations and gather, analyze, and assess information across all business segments and geographic locations. However, we may experience difficulties in implementing this software platform in our business operations, or difficulties in operating our business under this software platform could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, and otherwise adequately service our customers, which would have an adverse effect on our business. In the event we experience significant disruptions as a result of the current implementation in our information technology system, we may not be able to fix our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows.

In addition, costs and potential problems and interruptions associated with the implementation of the new systems could be significant.

We may not be able to successfully execute our growth strategy, particularly outside of our core markets of Ontario and Québec, or to achieve the anticipated growth in sales and operating income when we open new stores.

We have experienced substantial growth during the past several years, opening an average of 35 stores per year since fiscal year 2000, and we plan to continue to open new stores at a faster rate in the near future. Our ability to successfully execute our growth strategy will depend largely on our ability to successfully open and operate new stores, particularly outside of our traditional core markets of Ontario and Québec, which, in turn, will depend on a number of factors, including whether we can:

•	supply an increasing number of stores with the proper mix and volume of merchandise;

•	successfully add and operate larger stores, with which we have less experience;

•	hire, train, and retain an increasing number of qualified employees at affordable rates of compensation;

•	locate, lease, build out, and open stores in suitable locations on a timely basis and on favorable economic terms;

•	expand into new geographic markets, where we have limited or no presence;

•	expand within our traditional core markets of Ontario and Québec, where new stores may draw sales away from our existing stores;

•	successfully compete against local competitors; and

•	build, expand and upgrade warehousing and distribution centers and internal store support systems in an efficient, timely and economical manner.

Many of these factors are beyond our control, and any failure by us to achieve these goals could adversely affect our ability to achieve the anticipated growth in sales and operating income. In addition, assuming that our planned expansion occurs as anticipated, our store base will include a relatively high proportion of stores with relatively short operating histories. Comparable store sales are negatively affected when stores are opened or expanded near existing stores. If our new stores on average fail to achieve results comparable to our existing stores, our planned expansion could produce a decrease in our overall sales per square foot and store-level operating margins.

We are subject to environmental regulations, and compliance with such regulations could require us to make expenditures.

Under various federal, provincial, and local environmental laws and regulations, current or previous owners or occupants of property may become liable for the costs of investigating, removing and monitoring any hazardous substances found on the property. These laws and regulations often impose liability without regard to fault.

Certain of the facilities that we occupy have been in operation for many years and, over such time, we and the prior owners or occupants of such properties may have generated and disposed of materials which are or may be considered hazardous. Accordingly, it is possible that additional environmental liabilities may arise in the future as a result of any generation and disposal of such hazardous materials. Although we have not been notified of, and are not aware of, any current environmental liability, claim, or noncompliance, we could incur costs in the future related to our owned or leased properties in order to comply with, or address any violations under, environmental laws and regulations.

In the ordinary course of our business, we sometimes use, store, handle or dispose of commonplace household products that are classified as hazardous materials under various environmental laws and regulations. We have adopted policies regarding the use, storage, handling and disposal of these products, and we train our employees on how to handle and dispose of them. We cannot assure you that our policies and training will successfully help us avoid potential violations of these environmental laws and regulations in the future.

We cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws and regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretations of existing laws and regulations, may require additional expenditures by us which could vary substantially from those currently anticipated.

If we lose the services of our senior executives who possess specialized market knowledge and technical skills, it could reduce our ability to compete, to manage our operations effectively, or to develop new products and services.

Many of our senior executives have extensive experience in our industry and with our business, products, and customers. The loss of some or all of our senior executives could negatively affect our ability to develop and pursue our business strategy. The loss of the technical knowledge and management expertise of any of these key personnel could result in delays in new store openings, loss of customers and sales, and diversion of management resources, which could materially and adversely affect our operating results.

Fluctuations in the value of the Canadian dollar in relation to U.S. dollar may impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

Exchange rate fluctuations could have an adverse effect on our results of operations and ability to service our U.S. dollar denominated debt. The majority of our debt and over 50% of our purchases are in U.S. dollars while the majority of our sales and operating expenses are in Canadian dollars. Therefore, a downward fluctuation in the exchange rate of the Canadian dollar versus the U.S. dollar would increase the cash needed to service our U.S. dollar-denominated debt. In addition, for the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of U.S. dollar denominated debt into Canadian dollars under generally accepted accounting principles (“GAAP”). Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses and may not be comparable from period to period.

We are controlled by funds managed by Bain Capital Partners, LLC, and their interest as equity holders may conflict with yours as a creditor.

We are controlled by funds managed by Bain Capital Partners, LLC, which have the ability to control our policies and operations. The interests of funds managed by Bain Capital Partners, LLC may not in all cases be aligned with interests of our creditors. In addition, Bain Capital Partners, LLC may have an interest in pursuing acquisitions, divestitures and other transactions that, in the judgment of its management, could enhance its equity investment, even though such transactions might involve risks to you as a holder of the notes.

We may not be able to protect our trademarks and other proprietary rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we protect our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, our intellectual property rights may not have the value that we believe they have. If we are unsuccessful in protecting our intellectual property rights, or if another party prevails in litigation against us relating to our intellectual property rights, we may incur significant costs and may be required to change certain aspects of our operations.

PRESENTATION OF FINANCIAL INFORMATION

We present consolidated financial information relating to Dollarama Group Holdings L.P. and its subsidiaries in this prospectus. Currently, the only assets of Dollarama Group Holdings L.P. are 100% of the equity of its three direct subsidiaries: (i) Dollarama Group Holdings Corporation, which holds no assets and is a co-issuer of the notes, (ii) Dollarama Holdings GP Inc., which is the general partner of Dollarama Holdings L.P., and (iii) Dollarama Holdings L.P., which holds no assets other than equity in its two direct subsidiaries. Dollarama Holdings L.P., together with its direct subsidiary Dollarama Group GP Inc., owns 100% of the equity of Dollarama Group L.P. Dollarama Group L.P., along with its two direct subsidiaries Dollarama GP Inc. and Dollarama Corporation, own 100% of the equity of Dollarama L.P. Dollarama L.P. owns 100% of the equity of Aris Import Inc. Together, Dollarama L.P., Dollarama Corporation, and Aris Import Inc. operate the Dollarama business. Dollarama Group Holdings L.P. conducts all of its business through Dollarama Group L.P. and its subsidiaries.

Pursuant to the Agreements, on December 8, 2006 all partnership units of Dollarama Holdings L.P. which were held by Dollarama Capital Corporation were ultimately exchanged for partnership units of Dollarama Group Holdings L.P. Dollarama Holdings L.P., together with its direct subsidiary Dollarama Group GP Inc., has no operations and holds no assets other than 100% of the outstanding units of Dollarama Group L.P. Dollarama Group Holdings L.P. conducts all of its business through Dollarama Group L.P. and its subsidiaries. As Dollarama Group Holdings L.P. was created in December of 2006, financial information provided herein for the period from November 18, 2004 to December 8, 2006 is that of Dollarama Group L.P.

On November 18, 2004, Dollarama Capital Corporation, an entity initially formed by funds managed by Bain Capital Partners, LLC, caused our wholly-owned subsidiary, Dollarama L.P., to purchase substantially all of the assets of S. Rossy Inc. and Dollar A.M.A. Inc. relating to the Dollarama business. The financial information included in this prospectus covers periods both prior and subsequent to the Acquisition. The historical financial data discussed herein for the periods prior to November 18, 2004 represent the combined operations of our predecessor, S. Rossy Inc. and Dollar A.M.A. Inc., prior to the completion of the Acquisition. Our historical financial data discussed herein for the periods following this acquisition reflect the application of purchase accounting rules which required us to allocate the total cost of the Acquisition to the assets acquired and the liabilities assumed on the basis of their estimated fair values as of the closing of this acquisition. As a result, our predecessor’s combined financial statements and our consolidated financial statements are not comparable.

Unless we indicate otherwise, the consolidated financial statements of Dollarama Group Holdings L.P. and its subsidiaries, as well as the combined financial statements of our predecessor, S. Rossy Inc. and Dollar A.M.A. Inc., included in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP. Canadian GAAP differs in certain significant respects from U.S. GAAP, and thus the financial statements of Dollarama Group Holdings L.P. and its subsidiaries and our predecessor’s financial statements may not be comparable to the financial statements of U.S. companies. The material differences between Canadian GAAP and U.S. GAAP as they apply to these financial statements are summarized in note 21 to the audited combined financial statements of our predecessor for the period from February 1, 2004 to November 17, 2004 and for the fiscal year ended January 31, 2004 included elsewhere in this prospectus. There are no material differences between U.S. GAAP and Canadian GAAP in the consolidated financial statements of Dollarama Group Holdings L.P. and its subsidiaries for the period from November 18, 2004 to January 31, 2005, the fiscal year ended January 31, 2006 and the fiscal year ended February 4, 2007.

We present our financial information in Canadian dollars. In this prospectus, except where we indicate, all references to “U.S.$” refer to U.S. dollars and all references to “$” refer to Canadian dollars. This prospectus contains a translation of some Canadian dollar amounts to U.S. dollars at specified exchange rates solely for your convenience. See “Exchange Rate Data” for information about the rates of exchange between Canadian dollars and U.S. dollars for the past five fiscal years.

EXCHANGE RATE DATA

The following table sets forth, for each period indicated, the low and high exchange rates for $1.00 expressed in U.S. dollars, the exchange rate at the end of each period and the average of these exchange rates on the last day of each month within each period, in each case, based upon the noon buying rate in New York City for cable transfers in foreign currencies for customs purposes by the U.S. Federal Reserve Bank of New York. These rates are presented for informational purposes and are not the same as the rates that are used for purposes of translating U.S. dollars into Canadian dollars in the financial statements included in this prospectus.

	Year Ended January 31, 2003	Year Ended January 31, 2004	February 1, 2004 to November 17, 2004	November 18, 2004 to January 31, 2005	Year Ended January 31, 2006	Year Ended February 4, 2007
Low	0.62066	0.65295	0.71582	0.80502	0.78722	0.84474
High	0.66190	0.78802	0.83900	0.84926	0.87443	0.91000
Period end	0.65419	0.75386	0.83857	0.80671	0.87443	0.84474
Average rate	0.63895	0.72615	0.76075	0.82229	0.82975	0.88023

On May 31, 2007 the exchange rate for $1.00 expressed in U.S. dollars was U.S.$0.93449.

CANADA HAS NO SYSTEM OF EXCHANGE CONTROLS. THERE ARE NO CANADIAN EXCHANGE RESTRICTIONS ON THE REPATRIATION OF CAPITAL OR EARNINGS OF A CANADIAN COMPANY TO NON-RESIDENT INVESTORS. THERE ARE NO EXCHANGE RESTRICTIONS AFFECTING THE REMITTANCE OF INTEREST OR SIMILAR PAYMENTS TO NON-RESIDENT HOLDERS OF OUR SECURITIES EXCEPT AS DESCRIBED UNDER “CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA.”

MARKET AND INDUSTRY DATA

We have obtained the market and industry data presented in this prospectus from a combination of internal company surveys, third party information, and the estimates of our management. We know of no third party source that reports the Canadian dollar store market and industry data. As such, all Canadian dollar store market and industry data presented in this prospectus is based on internally generated management estimates, including estimates based on extrapolations from third party surveys of the U.S. dollar store market. While we believe our internal surveys, third party information, and estimates of our management are reliable, we have not verified them, nor have they been verified by any independent sources.

While we are not aware of any misstatements regarding the market and industry data presented in this prospectus, such data involves risks and uncertainties and are subject to change based on various factors, including those factors discussed under the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of conditional words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “plan,” “seek,” or “continue” or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

Forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many uncertainties and risks, many of which are outside of our control. Such factors could cause our actual results and experience to differ materially from those we thought would occur.

You should also understand that it is not possible to predict or identify all of the uncertainties and risks that could affect future events. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	increases in operating and merchandising costs;

•	increases in costs or a disruption of the flow of our imported goods;

•	general transportation and distribution delays or interruptions;

•	inventory risks due to shifts in market demand;

•	competition from other companies in our industry;

•	changes in our merchandise mix;

•	a general economic downturn in Canada;

•	fuel price and interest rate fluctuations;

•	costs and delays associated with building, opening, and operating new warehousing and distribution centers and stores;

•	ability to continue to purchase inventory on competitive terms and to accomplish new merchandising initiatives;

•	conditions affecting the availability, acquisition, and development of real estate and our ability to obtain leases on favorable terms;

•	loss of senior executives or employees; and

•	continued availability of capital and financing.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

You should review carefully the “Risk Factors” section in this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

REGISTERED TRADEMARKS

Dollarama® is a trademark that we have registered and own.

THE EXCHANGE OFFER

General

Concurrently with the sale of the outstanding notes on December 20, 2006, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use our reasonable best efforts to cause the registration statement to be declared effective not later than 120 days after the filing date of the registration statement and to consummate the exchange offer not later than 40 days after the effective date of the registration statement to cover resales of the notes and guarantees under certain circumstances.

Except as described below, upon the completion of the exchange offer, pursuant to this prospectus our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of Dollarama Group Holdings L.P. or Dollarama Group Holdings Corporation; and

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of Dollarama Group Holdings L.P. or Dollarama Group Holdings Corporation;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2007, or such date and time to which we extend the offer. We will issue U.S.$1,000 in principal amount of exchange notes in exchange for each U.S.$1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of U.S.$1,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, U.S.$200.0 million in aggregate principal amount of outstanding notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                     , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a material change to the terms of the exchange offer, including the waiver of a material condition we will extend the offer period if necessary so that at least five (5) business days remain in the offer following notice of the material change.

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

•

a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and the required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through the Automated Tender Offer Program, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•

prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of the outstanding notes tendered and stating that the tender is being made by guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic Automated Tender Offer Program transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the indenture governing the notes.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or Facsimile:	U.S. Bank, National Association West Side Flats Operations Center St. Paul, Minnesota 55107 Facsimile Transmission: (651) 495-8158 Confirm by Telephone: (800) 934-6802

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

THE TRANSACTIONS

The Acquisition

On October 21, 2004, Dollarama Capital Corporation, an entity formed by funds managed by Bain Capital Partners, entered into an asset purchase agreement pursuant to which it agreed to purchase substantially all of the assets of S. Rossy Inc. and Dollar A.M.A. Inc. relating to the Dollarama business. Dollarama Capital Corporation owns all of the outstanding shares of the general partner of Dollarama Group Holdings L.P. and, together with such general partner, owns all of the partnership units of Dollarama Group Holdings L.P., which in turn owns all of the outstanding shares of the general partner of Dollarama Holdings L.P. and, together with such general partner, owns all of the partnership units of Dollarama Holdings L.P., which in turn owns all of the outstanding shares of the general partner of Dollarama Group L.P. and, together with such general partner, owns all of the partnership units of Dollarama Group L.P. Dollarama Group Holdings L.P. also owns all of the outstanding shares of Dollarama Group Holdings Corporation. Prior to the closing of the Acquisition, Dollarama Capital Corporation assigned its right to purchase the assets under the asset purchase agreement to Dollarama L.P. (a subsidiary of Dollarama Group L.P.), which acquired the assets of the sellers at the closing. The assets purchased included the assets of Aris Import Inc., the distributor used by the sellers for imports from overseas, that the sellers acquired immediately prior to the closing of the Acquisition. Immediately following the closing, certain of the assets relating to stores in the province of Prince Edward Island were transferred by Dollarama L.P. to Dollarama Corporation, a wholly-owned subsidiary of Dollarama Group L.P.

The Acquisition was completed on November 18, 2004, and the total purchase price paid to the sellers was approximately $1,032.5 million. The total purchase price at closing consisted of approximately $939.1 million of cash, $81.0 million of equity securities of Dollarama Capital Corporation and a balance of sale of approximately $12.4 million bearing interest at Canadian prime rate. The cash portion of the purchase price and the transaction expenses were financed primarily by (i) a cash investment by funds managed by Bain Capital Partners in Dollarama Capital Corporation of approximately $374.0 million (consisting of approximately $124.7 million of equity securities of our parent and approximately $50.0 million of senior subordinated notes and $199.3 million of junior subordinated notes issued by our parent), (ii) the borrowing by us of an aggregate $120.0 million in term loan A borrowings and U.S.$201.3 million ($240.0 million based on the exchange rate on the closing date of the Acquisition) in term loan B borrowings under a senior secured credit facility, and (iii) the borrowing by us of an aggregate $240.0 million in senior subordinated loans under a senior subordinated bridge loan facility. The rollover equity investment of $81.0 million made by the sellers and the cash investment of $374.0 million made by the funds managed by Bain Capital Partners in our parent were contributed to us as equity in connection with the asset purchase.

The 2005 Refinancing

The gross proceeds from the sale of the 8.875% notes offered on August 12, 2005 was U.S.$200.0 million (approximately $237.1 million based on the exchange rate on February 4, 2007). The net proceeds from that offering, together with additional term loan B borrowings of U.S.$45.0 million (approximately $53.3 million based on the exchange rate on February 4, 2007) pursuant to an amendment of our senior secured credit facility, and borrowings under our revolving credit facility have been used to:

•	repay all principal and interest under our senior subordinated bridge loan facility;

•	make a cash distribution to our parent, Dollarama Capital Corporation, which, in turn, used the cash to repay its senior subordinated notes held by funds managed by Bain Capital Partners; and

•	pay related fees and expenses.

The 2006 Recapitalization

The gross proceeds from the sale of the notes offered on December 20, 2006 was U.S.$200.0 million (approximately $237.1 million based on the exchange rate on February 4, 2007). The net proceeds from that offering have been used to:

•

repay in full the amount outstanding under a note issued to our parent, Dollarama Capital Corporation, in connection with the formation of the co-issuers of the notes, which, in turn, used the cash to repay certain amounts outstanding under its junior subordinated notes, which were initially issued in connection with the Acquisition and are currently held by an affiliate of Bain Capital Partners, LLC and, to make a distribution, by way of a return of capital, to the holder of certain of its equity securities held by another affiliate of Bain Capital Partners, LLC; and

•	pay related fees and expenses.

Corporate Structure

The chart below summarizes our ownership and corporate structure following the consummation of the 2006 Recapitalization:

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated December 20, 2006, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive the outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 4, 2007. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined and consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of February 4, 2007
(dollars in thousands)
Cash and cash equivalents	$47,703

Long-term debt (including current maturities):
Senior secured credit facility:
Revolving loan facility(1)	$—
Term loan facilities(2)	374,450
8.875% notes	237,100
Notes	237,100

Total long-term debt	848,650
Partners’ capital(3)	259,231

Total capitalization	$1,107,881

(1)	Our revolving credit facility provides for up to $75.0 million of borrowings.

(2)	The amount represents the aggregate term loan A and term loan B borrowings under the senior secured credit facility that were outstanding on February 4, 2007.

(3)	The partners’ capital consists of the initial equity contribution made by our parent of $454.9 million (of which $373.9 million was contributed in cash and the balance was contributed by way of assets acquired in the Acquisition) less capital distributions made to our parent of $287.4 million, plus consolidated earnings of Dollarama Group Holdings L.P. from the date of the Acquisition to February 4, 2007, plus stock-based compensation expense from the date of acquisition to February 4, 2007, plus (less) unrealized gains (losses) on derivative financial instruments that qualify for hedge accounting.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed consolidated statement of earnings has been derived by the application of pro forma adjustments to our historical statements of earnings. The unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended February 4, 2007 gives effect to the 2006 Recapitalization as if such event occurred on February 1, 2006. The unaudited pro forma condensed consolidated statement of earnings is for comparative purposes only and does not purport to represent what our results of operations would actually have been had the 2006 Recapitalization in fact occurred on the assumed date or to project our results of operations for any future period.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated statement of earnings.

You should read our unaudited pro forma condensed consolidated statement of earnings and the related notes thereto in conjunction with our historical consolidated financial statements and related notes thereto and other information in “Capitalization,” “Selected Historical Combined and Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We have not presented a pro forma balance sheet as the February 4, 2007 balance sheet reflects the 2006 Recapitalization.

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

For the Year Ended February 4, 2007

	Fiscal Year Ended February 4, 2007	Adjustments	Pro Forma Consolidated
	(dollars in thousands)
Statement of Earnings Data:
Sales	$887,786	$—	$887,786
Cost of Sales	585,013	—	585,013

Gross Profit	302,773	—	302,773
Expenses:
General, administrative and store operating expenses	154,462	—	154,462
Amortization	16,984	—	16,984

Total expenses	171,446	—	171,446

Operating income (loss)	131,327	—	131,327
Other (income) expense:
Amortization of deferred financing costs(1)	4,354	884	5,238
Interest expense(2) (3)	50,498	22,987	73,485
Foreign exchange loss on long-term debt and change in fair value of derivative financial instruments	4,275	—	4,275

Earnings (loss) before income taxes	72,200	(23,871)	48,329
Income taxes	365	—	365

Net earnings	$71,835	$(23,871)	$47,964

See accompanying notes to unaudited pro forma condensed consolidated statements of earnings.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Earnings

(dollars in thousands)

(1)	To account for pro forma amortization of deferred financing fees incurred in connection with the 2006 Recapitalization for the period February 1, 2006 to December 19, 2006. Deferred financing costs are amortized using the effective interest method.

(2)	To account for pro forma interest expense on the outstanding notes for the period from February 1, 2006 to December 19, 2006, at an assumed interest rates (notably, 6-month LIBOR, as of the filing date (5.36%), + 575 bps).

(3)	A 1/8% increase or decrease in the assumed weighted average interest rates on the outstanding notes would change pro forma interest expense by $0.3 million.

SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA

The following table presents selected historical combined and consolidated financial and operating data for Dollarama Group Holdings L.P. and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined and consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The selected historical financial data for the year ended January 31, 2004 and for the period from February 1, 2004 to November 17, 2004 are derived from the audited combined financial statements of Dollarama Group Holdings L.P.’s predecessor, which are included elsewhere in this prospectus. The selected historical financial data for the year ended January 31, 2003 are derived from the audited combined financial statements of Dollarama Group Holdings L.P.’s predecessor, which are not otherwise included in this prospectus. The selected historical consolidated financial data for the period from November 18, 2004 to January 31, 2005 and for the fiscal years ended January 31, 2006 and February 4, 2007 are derived from Dollarama Group Holdings L.P.’s audited consolidated financial statements, which are included elsewhere in this prospectus.

Pursuant to the Agreements, on December 8, 2006 all partnership units of Dollarama Holdings L.P. which were held by Dollarama Capital Corporation were ultimately exchanged for partnership units of Dollarama Group Holdings L.P. Dollarama Holdings L.P., together with its direct subsidiary Dollarama Group GP Inc., has no operations and holds no assets other than 100% of the outstanding units of Dollarama Group L.P. Dollarama Group Holdings L.P. conducts all of its business through Dollarama Group L.P. and its subsidiaries. As Dollarama Group Holdings L.P. was created in December of 2006, financial information provided herein for the period from November 18, 2004 to December 8, 2006 is that of Dollarama Group L.P.

The Acquisition was completed on November 18, 2004. The selected historical financial data presented in the following table for the periods prior to November 18, 2004 represent the combined operations of our predecessor, S. Rossy Inc. and Dollar A.M.A. Inc., prior to the completion of the Acquisition. The historical financial data presented herein for the periods following the Acquisition reflect the application of purchase accounting rules which required us to allocate the total cost of the Acquisition to the assets acquired and the liabilities assumed on the basis of their estimated fair values as of the closing of the Acquisition. As a result, the predecessor’s combined financial statements and our consolidated financial statements are not comparable.

The predecessor’s combined financial statements and our consolidated financial statements were prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. The material differences are described in note 21 to the audited combined financial statements of our predecessor for the period from February 1, 2004 to November 17, 2004 included elsewhere in this prospectus. There are no material differences between U.S. GAAP and Canadian GAAP in our consolidated financial statements for the period from November 18, 2004 to January 31, 2005 and the fiscal years ended January 31, 2006 and February 4, 2007.

	Predecessor						Successor(1)
	Year Ended January 31, 2003		Year Ended January 31, 2004		February 1, 2004 to November 17, 2004		November 18, 2004 to January 31, 2005	Year Ended January 31, 2006		Year Ended February 4, 2007
	(dollars in thousands)
Statement of Earnings Data:
Sales	$508,196		$584,603		$478,337		$155,309	$743,278		$887,786
Cost of sales	354,945		404,782		325,570		137,496	506,838		585,013

Gross profit	153,251		179,821		152,767		17,813	236,440		302,773
Expenses:
General, administrative and store operating expenses	82,758		96,511		82,408		24,727	125,347		154,462
Amortization(2)	8,839		9,280		7,257		2,612	13,222		16,984

Total expenses	91,597		105,791		89,665		27,339	138,569		171,446

Operating income (loss)(3)	61,654		74,030		63,102		(9,526)	97,871		131,327
Other expenses:
Amortization of deferred financing costs	—		—		—		2,219	7,527		4,354
Write-off of deferred financing costs	—		—		—		—	6,606		—
Interest expense	3,893		5,404		3,927		8,856	45,547		50,498
Foreign exchange loss on long-term debt and change in fair value of derivative financial instruments	—		—		7,198		2,078	1,508		4,275

Earnings (loss) before income taxes	57,761		68,626		51,977		(22,679)	36,683		72,200
Income taxes	21,320		23,807		18,132		527	1,677		365

Net earnings (loss)	$36,441		$44,819		$33,845		$(23,206)	$35,006		$71,835

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$25,244		$42,801		$13,308		$26,987	$46,408		$94,387
Investing activities	(20,159)		(11,898)		(7,371)		(926,534)	(36,006)		(42,517)
Financing activities	(5,926)		(20,382)		24,844		944,132	(24,104)		(35,050)

Other Financial Data:
Adjusted EBITDA(4)	$77,955		$91,960		$78,662		$31,084	$126,254		$151,904
Capital expenditures	$16,729		$12,134		$7,371		$2,984	$23,946		$42,695
Rent expense(5)	$25,347		$28,590		$23,807		$7,293	$37,706		$47,245
Gross margin(6)	30.2%		30.8%		31.9%		11.5%	31.8%		34.1%
Number of stores (at end of period)	307		331		344		349	398		463
Growth of comparable store sales(7)	5.3%		3.0%		2.1%		2.4%	6.1%		2.8%
Ratio of earnings to fixed charges(8)	5.8	x	5.7	x	5.4	x	—	1.5	x	2.0	x

Successor(1)
As of February 4, 2007
Balance Sheet Data:
Cash and cash equivalents	$47,703
Merchandise inventories	166,017
Property and equipment	84,665
Total assets	1,169,187
Long-term debt(9)	848,650
Partners’ capital	259,231

(1)	Immediately prior to the Acquisition, our predecessor acquired the assets of Aris Import Inc., the importer and distributor used by our predecessor for imports from foreign sources. As a result, the financial data of the successor presented herein include the results of Aris Import Inc.

(2)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favorable lease rights.

(3)	The operating loss in the period from November 18, 2004 to January 31, 2005 was primarily due to $37,042 of amortization of the step-up in fair value of the merchandise inventory as a result of the application of purchase accounting following the Acquisition.

(4)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below, all of which are required in determining our compliance with financial covenants under our senior secured credit facility. We have included EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in the senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on us by the senior secured credit facility. Under the senior secured credit facility, we are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding under the senior secured credit facility, and a termination of the lending commitments under the senior secured credit facility. Generally, any default under the senior secured credit facility that results in the acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indentures governing the 8.875% notes and the notes. While an event of default under the senior secured credit facility or the indentures is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility. Our management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA and Adjusted EBITDA in this prospectus is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this prospectus is not, comparable to similarly titled measures reported by other companies.

A reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA is included below:

	Predecessor			Successor(1)
	Year Ended January 31, 2003	Year Ended January 31, 2004	February 1, 2004 to November 17, 2004	November 18, 2004 to January 31, 2005	Year Ended January 31, 2006	Year Ended February 4, 2007
	(dollars in thousands)
Net earnings (loss)	$36,441	$44,819	$33,845	$(23,206)	$35,006	$71,835
Income taxes	21,320	23,807	18,132	527	1,677	365
Interest expense	3,893	5,404	3,927	8,856	45,547	50,498
Amortization of deferred financing costs	—	—	—	2,219	7,527	4,354
Amortization of fixed tangible and intangible assets	8,839	9,280	7,257	2,612	13,222	16,984

EBITDA	70,493	83,310	63,161	(8,992)	102,979	144,036
Foreign exchange loss on long-term debt and change in fair value of derivative financial instruments	—	—	7,198	2,078	1,508	4,275
Write-off of deferred financing costs	—	—	—	—	6,606	—
Management fees(a)	6,220	6,220	4,957	298	3,554	3,194
Seller compensation(b)	(489)	47	152	—	—	—
Professional fees(c)	311	939	3,214	—	—	—
Non-cash straight line rent expense(d)	1,077	1,125	—	431	2,427	3,318
Non-cash stock-based compensation expense(e)	—	—	—	202	598	537
Amortization of unfavorable lease rights(f)	—	—	—	(752)	(3,440)	(3,456)
Transition reserve expenses(g)	—	—	—	777	2,285	—
Amortization of inventory step-up(h)	—	—	—	37,042	9,737	—
Bi-Way pre-opening expenses(i)	877	—	—	—	—	—
Warehouse relocation expenses(j)	—	650	228	—	—	—
Other(k)	(534)	(331)	(248)	—	—	—

Adjusted EBITDA	$77,955	$91,960	$78,662	$31,084	$126,254	$151,904

(a)	Reflects the elimination of historical management fees paid to the sellers in the predecessor periods and the management fees paid to an affiliate of Bain Capital Partners, LLC under our new management agreement in the successor periods.

(b)	Reflects a normalization of historical salaries and benefits paid to the sellers to align historical expenses with compensation paid to seller management following the Acquisition. The predecessor periods have been adjusted to reflect the current compensation levels.

(c)	Reflects the elimination of professional fees, primarily legal, accounting and advisory fees incurred by the sellers in connection with the Acquisition, which have not been capitalized in purchase accounting.

(d)	Represents the elimination of non-cash straight-line rent expense.

(e)	Represents the elimination of non-cash stock-based compensation expense.

(f)	Represents amortization of unfavorable lease rights, which has been recorded as a reduction of rent expense in the statements of earnings.

(g)	Represents the elimination of certain transition-related expenses incurred in connection with the Acquisition which have not been capitalized in purchase accounting or as debt issuance costs, primarily relating to non-recurring legal and accounting fees.

(h)	Represents the elimination of incremental cost of sales from November 18, 2004 to April 30, 2005 resulting from amortization of the step-up in fair value of the merchant inventory balance following the application of purchase accounting to the Acquisition.

(i)	Represents the elimination of lease and other pre-opening expenses relating to 65 former Bi-Way store leases acquired out of bankruptcy by our predecessor in fiscal year 2001. We normally do not make rental payments in advance of a store opening.

(j)	Represents various expenses incurred in connection with the relocation to our existing warehouse facility in September 2004, including elimination of rent expenses for temporary warehouse facilities, transportation costs and dismantling and re-installation expenses.

(k)	Represents certain other income and expenses of a non-recurring and/or non-cash nature incurred in the predecessor periods, which are not expected to occur following the Acquisition, including sublease rent income.

A reconciliation of Adjusted EBITDA to cash flows from operating activities is included below:

	Predecessor			Successor(1)
	Year Ended January 31, 2003	Year Ended January 31, 2004	February 1, 2004 to November 17, 2004	November 18, 2004 to January 31, 2005	Year Ended January 31, 2006	Year Ended February 4, 2007
	(dollars in thousands)
Adjusted EBITDA	$77,955	$91,960	$78,662	$31,084	$126,254	$151,904
Cash income taxes	(22,088)	(24,369)	(20,209)	(527)	(1,677)	(365)
Interest expense	(3,893)	(5,404)	(3,927)	(8,856)	(45,547)	(50,498)
Cash foreign exchange gain (loss) on derivative financial instruments and long-term debt(a)	—	—	—	(7,501)	(443)	6,089
Non-cash straight line rent expense(b)	(1,077)	(1,125)	—	—	—	—
Loss (gain) on disposal of property and equipment	14	25	5	8	(4)	45
Amortization of deferred tenant allowances and leasing costs	—	—	—	—	(220)	(429)
Deferred tenant allowances and leasing costs	—	—	—	—	2,685	3,574
Management fees(c)	(6,220)	(6,220)	(4,957)	(298)	(3,554)	(3,194)
Seller compensation(c)	489	(47)	(152)	—	—	—
Professional fees(c)	(311)	(939)	(3,214)	—	—	—
Transition reserve expenses(c)	—	—	—	(777)	(2,285)	—
Amortization of inventory step-up(c)	—	—	—	(37,042)	(9,737)	—
Bi-way pre-opening expenses(c)	(877)	—	—	—	—	—
Warehouse relocation expenses(c)	—	(650)	(228)	—	—	—
Other(c)	534	331	248	—	—	—

	44,526	53,562	46,228	(23,909)	65,472	107,126
Changes in non-cash operating elements of working capital	(19,282)	(10,761)	(32,920)	50,896	(19,064)	(12,739)

Net cash provided by operating activities	$25,244	$42,801	$13,308	$26,987	$46,408	$94,387

(a)	Represents the cash gain (loss) portion of the foreign exchange loss on long-term debt and change in fair value of derivative financial instruments.

(b)	Predecessor financial statements did not include straight line rent expense as part of the cash provided by operating activities.

(c)	Represents adjustments made in order to calculate Adjusted EBITDA. See footnotes to the prior reconciliation table in this note (4).

(5)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of (a) amortization of inducements received from landlords and (b) amortization of unfavorable lease rights.

(6)	Gross margin represents gross profit as a percentage of sales.

(7)	Comparable store sales growth is a measure of the percentage increase or decrease of the sales of stores that have been open for at least 13 complete months and that remain open at the end of the reporting period relative to the same period in the prior year. We include sales from stores expanded or relocated in the calculation of comparable store sales. To provide more meaningful results, we measure comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed.

(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent the sum of earnings before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs, write-off of deferred financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For the period from November 18, 2004 to January 31, 2005, our earnings were insufficient to cover our fixed charges by $22.7 million.

The calculation of the ratio of earnings to fixed charges is included below:

	Predecessor						Successor(1)
	Year Ended January 31, 2003		Year Ended January 31, 2004		February 1, 2004 to November 17, 2004		November 18, 2004 to January 31, 2005	Year Ended January 31, 2006		Year Ended February 4, 2007
	(dollars in thousands)
Earnings:
Earnings (loss) before income taxes	$57,761		$68,626		$51,977		$(22,679)	$36,683		$72,200
Plus:
Fixed charges	12,018		14,680		11,685		13,434	71,903		70,105
Amortization of capitalized interest	—		—		—		—	—		—
Less: interest capitalized during period	—		—		—		—	—		—

	$69,779		$83,306		$63,662		$(9,245)	$108,586		$142,305
Fixed charges:
Interest (expense or capitalized)	$3,893		$5,404		$3,927		$8,856	$45,547		$50,498
Estimates portion of rent expense representative of interest	8,125		9,276		7,758		2,359	12,223		15,253
Amortization of deferred financing fees	—		—		—		2,219	7,527		4,354
Write-off of deferred financing fees	—		—		—		—	6,606		—

	$12,018		$14,680		$11,685		$13,434	$71,903		$70,105
Ratio of earnings to fixed charges	5.8	x	5.7	x	5.4	x	—	1.5	x	2.0	x

(9)	Excluding deferred financing costs of $28,233 which have been shown as a reduction of long-term debt on the balance sheet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Combined and Consolidated Financial Data,” as well as each of consolidated financial statements and notes included elsewhere in this prospectus. Any references to “we,” “us” and “our” refer to Dollarama Group Holdings L.P. and its consolidated subsidiaries, including Dollarama Group Holdings Corporation, Dollarama Group L.P. and Dollarama Corporation.

Our functional and reporting currency is the Canadian dollar. Financial data has been prepared in conformity with Generally Accepted Accounting Principles (“GAAP”) in Canada. Certain measures used in this discussion and analysis do not have any standardized meaning under Canadian GAAP. When used, these measures are defined in such terms as to allow the reconciliation to the closest Canadian GAAP measure. It is unlikely that these measures could be compared to similar measures presented by other companies.

Accounting Periods

On February 1, 2007, we changed our fiscal year end, moving it from January 31 to a floating year end ending on the Sunday closest to January 31 of each year. The change was effective beginning with our fiscal year 2007, which ended February 4, 2007. Our fiscal year 2008 began February 5, 2007 and will end February 3, 2008. There are an additional four days of transactions included in fiscal year ended February 4, 2007 when compared to fiscal year ended January 31, 2006.

Forward-Looking Statements

Except for historical information contained herein, the statements in this document are forward-looking. Forward-looking statements involve known and unknown risks and uncertainties, including those that are described elsewhere in this prospectus. Such risks and uncertainties may cause actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions.

Basis of Presentation

Pursuant to the Agreements, on December 8, 2006 all partnership units of Dollarama Holdings L.P. which were held by Dollarama Capital Corporation were ultimately exchanged for partnership units of Dollarama Group Holdings L.P. Dollarama Holdings L.P., together with its direct subsidiary Dollarama Group GP Inc., have no operations and hold no assets other than 100% of the outstanding units of Dollarama Group L.P. Dollarama Group Holdings L.P. conducts all of its business through Dollarama Group L.P. and its subsidiaries.

The consolidated financial statements for the year ended February 4, 2007 reflect the financial position, results of operations and cash flows of Dollarama Group Holdings L.P. and its subsidiaries. However, comparative information for the year ended January 31, 2006 and the period from November 18, 2004 to January 31, 2005 is that of Dollarama Group L.P. and its subsidiaries. The consolidated financial statements have been prepared using the continuity of interest method of accounting. Accordingly, the consolidated financial statements of Dollarama Group Holdings L.P. on the date of the Agreements were in all material respects the same as those of Dollarama Group L.P. immediately prior to the Agreements becoming effective.

We completed the Acquisition as of November 18, 2004. The following discussion and analysis covers periods both prior and subsequent to the Acquisition. The historical financial data discussed herein for the periods prior to November 18, 2004 represent the combined operations of our predecessor, S. Rossy Inc. and Dollar A.M.A. Inc., prior to the completion of the Acquisition. Our historical financial data discussed herein for the periods following the Acquisition reflect the application of purchase accounting rules which required us to allocate the total cost of the acquisition to the assets acquired and the liabilities assumed on the basis of their estimated fair values as of the closing of the Acquisition. As a result, our predecessor’s combined financial statements and our consolidated financial statements are not comparable.

Our predecessor’s combined financial statements and our consolidated financial statements were prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. The material differences between Canadian GAAP and U.S. GAAP are described in note 21 to the financial statements for the period from February 1, 2004 to November 17, 2004, included elsewhere in this prospectus. There are no material differences between U.S. GAAP and Canadian GAAP in our consolidated financial statements for the period from November 18, 2004 to January 31, 2005, the fiscal year ended January 31, 2006, and the fiscal year ended February 4, 2007.

Overview

We are the leading operator of dollar discount stores in Canada with stores in each province. Our core markets are Ontario and Québec. As of February 4, 2007, we operated 463 Dollarama stores, including 372 stores located in Ontario and Québec. We believe that we have more than 2.5 times the number of stores as our next largest competitor in Canada. Our stores offer a varied mix consisting of both consumables and semi-durables, which are sold mainly in individual or multiple units primarily at a price of $1.00. We have a well diversified supply base, sourcing our merchandise from both domestic and foreign suppliers. All of our stores are company-operated, and nearly all are located in high-traffic areas such as strip malls and shopping centers in metropolitan areas, mid-sized cities, or small towns.

Our strategy is to grow our sales, net earnings and cash flow by building upon our position as the leading Canadian operator of dollar stores and continuing to offer a compelling value proposition on a wide variety of everyday merchandise to a broad base of shoppers. As a result, we continually strive to maintain and improve the efficiency of our operations.

Key Items in Fiscal Year Ended February 4, 2007:

•	We opened 68 and closed 3 stores during the year.

•	We now have stores in all ten Canadian provinces.

•	Our total store sales increased 19.4% and comparable store sales increased 2.8% for the 52 week period ended January 28, 2007.

•	We increased our capacity to service the greater number of stores by moving our distribution center to an expanded facility.

•	Strong cash flow from earnings enabled us to prepay a portion of our long-term debt and accelerate our rate of store expansion.

Key Items for Fiscal 2008. We have established the following priorities and initiatives aimed at continuing our growth and improving our operating and financial performance while remaining focused on serving our customers:

•	We will continue to implement a new information system.

•	We will continue the roll out of our debit card processing system.

•	We plan to move our head office and increase our warehouse capacity.

•	We plan to open approximately 50 stores.

Factors Affecting Our Results of Operations

Sales

We recognize sales at the time the customer tenders payment for and takes possession of the merchandise. All sales are final. Our sales consist of comparable store sales and new store sales. Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete months relative to the same period in the prior year. To provide more meaningful results, we measure comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed. We include sales from relocated stores and expanded stores in comparable store sales. The primary drivers of comparable store sales performance are changes in store traffic and the average number of items purchased by customers per visit. To increase comparable store sales, we try to offer a wide selection of merchandise that offer high quality and good value at attractive and well-maintained updated store formats, in convenient locations.

We have historically experienced seasonal fluctuations in our sales and expect this trend to continue. We generated 31.1% of our sales in fiscal year ended February 4, 2007 during the fourth quarter due to the holiday selling season. In anticipation of increased sales activity during the fourth quarter, we typically purchase substantial amounts of inventory and hire a significant number of temporary employees to supplement our permanent store and warehouse staffs.

Our sales are adversely affected by inflation and other adverse economic developments that affect the level of consumer spending in Canada where we sell our merchandise.

Cost of Sales

Our cost of sales consists of merchandise inventories (which are variable and proportional to our sales volume), and procurement and warehousing costs (including occupancy and labor costs) and store rent and occupancy costs, which are predominantly fixed costs. We record vendor rebates consisting of volume purchase rebates, when earned. The rebates are recorded as a reduction of inventory purchases at cost, which has the effect of reducing cost of sales. As a fixed price retailer, increases in operating and merchandise costs could negatively impact our operating results because we generally do not pass on cost increases to our customers. We have the ability to redesign some of our direct sourced products to mitigate the impact of increasing unit costs.

We have historically reduced our cost of sales by shifting more of our sourcing to low-cost foreign suppliers. For the fiscal year ended February 4, 2007, the direct foreign sourcing was 53.1% of our purchases compared to 52.6% for the fiscal year ended January 31, 2006. We purchase merchandise from foreign suppliers mainly in China, but also from Denmark, France, Hong Kong, India, Indonesia, Italy, Malaysia, Panama, the Philippines, Taiwan, Turkey, and the United States. As a result, our cost of sales is impacted by the fluctuation of foreign currencies against the Canadian dollar. In particular, we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. Therefore, our cost of sales is impacted by the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar. While we enter into forward contracts to hedge part of our exposure to fluctuations in the value of the U.S. dollar against the Canadian dollar, we do not hedge our exposure to fluctuations in the value of the Chinese renminbi against the U.S. dollar.

Our occupancy costs are driven by our base rent expense. We believe that we are generally able to negotiate leases at market, or slightly favorable to market, economic terms due to the increased consumer traffic which our stores usually generate in strip malls and shopping centers. We typically enter into leases with terms of between five and ten years with options to renew for one or more periods of five years each.

Shipping and transportation costs are also a significant component of our cost of sales. When fuel costs increase, shipping and transportation costs increase because the carriers generally pass on such cost increases to the users. Because of the risk of continued increases in fuel costs in fiscal year 2008, we expect increased fuel surcharges from our contract carriers as compared with past quarters. Our cost of sales is also affected by general inflation in costs of merchandise and costs of certain commodities relating to raw materials used in our products. To date, our product margins have not been adversely impacted by these cost increases, due primarily to favorable foreign currency fluctuations, specifically the relative strengthening of the Canadian dollar against the U.S. dollar during the last three fiscal years.

General, Administrative and Store Operating Expenses

Our general, administrative and store operating expenses consist of transportation costs from our distribution centers to the stores, store labor and maintenance costs such as repair costs, which are primarily fixed, and salaries and related benefits of corporate team members, administrative office expenses, professional expenses and other related expenses. Although our average hourly wage rate is higher than the minimum wage, an increase in the mandated minimum wage could significantly increase our payroll costs unless we realize offsetting productivity gains and cost reductions. We expect our administrative costs to increase as we build our infrastructure to effectively meet the needs generated by the growth of our company. Administrative and general expenses also include management fees of up to $3.0 million per year plus expenses to be paid pursuant to a management agreement with Bain Capital Partners, LLC.

The Transactions

The Acquisition

On November 18, 2004, Dollarama Capital Corporation, an entity formed by funds managed by Bain Capital Partners, LLC, caused our wholly-owned subsidiary, Dollarama L.P., to purchase substantially all of the assets of S. Rossy Inc. and Dollar A.M.A. Inc. relating to the Dollarama business for a total purchase price of $1,032.5 million. We sometimes refer to Dollarama Capital Corporation as our parent and S. Rossy Inc. and Dollar A.M.A. Inc. as the predecessor. We refer to the asset purchase and related financing transactions, including the payment of all related fees and expenses, collectively as the Acquisition.

The 2005 Refinancing

On August 12, 2005, Dollarama Group L.P. and Dollarama Corporation issued U.S.$200.0 million aggregate principal amount of 8.875% Senior Subordinated Notes due 2012 as part of a refinancing. The refinancing also included the repayment of a senior subordinated bridge loan facility, a cash distribution to our parent and the payment of related fees and expenses. The 8.875% notes bear interest at the rate of 8.875% per year, payable on February 15 and August 15 of each year, beginning on February 15, 2006. The 8.875% notes will mature on August 15, 2012. We refer to the issuance of the 8.875% notes and related use of proceeds as the 2005 Refinancing.

The 2006 Recapitalization

On December 20, 2006, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation issued U.S.$200.0 million aggregate principal amount of the notes, the proceeds of which were used to make a cash distribution to our parent and to pay related fees and expenses. The notes will mature on August 15, 2012. We refer to the issuance of the notes and related use of proceeds as the 2006 Recapitalization.

Critical Accounting Policies

In preparing our financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. We evaluate our estimates on an ongoing basis, based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Valuation of Merchandise Inventories

The valuation of store merchandise inventories is determined by the retail inventory method valued at the lower of cost (weighted-average) or market. Under the retail inventory method, merchandise inventories are converted to a cost basis by applying an average cost to selling ratio. Merchandise inventories that are at the distribution center or warehouses and inventories that are in-transit from suppliers, are stated at the lower of cost and market, determined on a weighted-average cost basis. Merchandise inventories include items that have been marked down to management’s best estimate of their net realizable value and are included in cost of sales in the period in which the markdown is determined. We estimate our markdown reserve based on the consideration of a variety of factors, including but not limited to quantities of slow-moving or carryover seasonal merchandise on hand, historical markdown statistics and future merchandising plans. The accuracy of our estimates can be affected by many factors, some of which are outside of our control, including changes in economic conditions and consumer buying trends. Historically, we have not experienced significant differences in our estimates of markdowns compared with actual results.

Property and Equipment

Property and equipment are carried at cost. Property and equipment are amortized over the estimated useful lives of the respective assets as follows: (i) on the declining balance method, computer equipment and vehicles at 30%; and (ii) on the straight-line method, store and warehouse equipment at 8 to 10 years, computer software at 5 years and leasehold improvements at the terms of the lease. Property and equipment are reviewed for impairment periodically and whenever events or changes in circumstances indicate that the carrying value of an asset might not be recoverable.

Goodwill and Trade Name

Goodwill and trade name are not subject to amortization and are tested for impairment annually or more frequently if events or circumstances indicate that the assets might be impaired. Impairment is identified by comparing the fair value of the reporting unit to which it relates to its carrying value. To the extent a reporting unit’s carrying amount exceeds its fair value, we measure the amount of impairment in a manner similar to that of a purchase price allocation, and any excess of carrying amount over the implied fair value of goodwill is charged to earnings in the period in which the impairment is determined. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our business is impaired. Any resulting impairment would be charged to net earnings.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors which we consider could trigger an impairment review include, but are not limited to, the following: (i) significant negative industry or economic trends; and (ii) current, historical or projected losses that demonstrate continuing losses. Impairment is assessed by comparing the carrying amount of an asset with the expected future net undiscounted cash flows from its use together with its residual value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. The estimates regarding their fair value include assumptions about future conditions relating to our business, as well as the industry. If actual cash flows differ from those projected by management, additional write-offs may be required.

Operating Leases

We recognize rental expense and inducements received from landlords on a straight-line basis over the term of the leases. Any difference between the calculated expense and the amounts actually paid is reflected as deferred lease inducements on our balance sheet. We recognize contingent rental expense when the achievement of the specified sales targets is considered probable. Our estimates are based on individual store sales trends and are adjusted for actual results.

Financial Instruments

Fair Market Value of Financial Instruments

We estimate the fair market value of our financial instruments based on current interest rates, market value and current pricing of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of these financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, deposits, accounts payable and accrued expenses, approximates their fair market value.

Derivative Financial Instruments

We use derivative financial instruments in the management of our foreign currency and interest rate exposures. When hedge accounting is used, we document relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also assess whether the derivatives that are used in hedging transactions are effective in offsetting changes in cash flows of hedged items.

Foreign Exchange Forward Contracts

We have significant cash flows and long-term debt denominated in U.S. dollars. We use foreign exchange forward contracts and foreign currency swap agreements to mitigate risks from fluctuations in exchange rates. All forward contracts and foreign currency swap agreements are used for risk management purposes and are designated as hedges of specific anticipated purchases.

Swaps and Interest Rate Cap

Our interest rate risk is primarily in relation to our fixed rate and floating rate borrowings. We have entered into swap agreements and an interest rate cap to mitigate this risk.

Others

In the event a derivative financial instrument designated as a hedge is terminated or ceases to be effective prior to maturity, related realized and unrealized gains or losses are deferred under current assets or liabilities and recognized in earnings in the period in which the underlying original hedge transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative financial instrument, any realized or unrealized gain or loss on such derivative financial instrument is recognized in earnings.

Derivative financial instruments which are not designated as hedges or have ceased to be effective prior to maturity are recorded at their estimated fair values under current assets or liabilities with changes in their estimated fair values recorded in earnings. Estimated fair value is determined using pricing models incorporating current market prices and the contractual prices of the underlying instruments, the time value of money and yield curves.

Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, while non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at prevailing market rates in the recognition period. The resulting exchange gains or losses are recorded in the statement of earnings, except for gains or losses on foreign exchange contracts used to hedge anticipated purchases in foreign currencies. Gains and losses on these contracts are accounted for as a separate component of partners’ capital in other comprehensive income. Such gains or losses are recorded in income when the inventories are sold.

Results of Operations

The following table sets forth the major components of our consolidated statements of earnings, expressed as a percentage of sales, for the periods indicated:

	Predecessor	Successor(1)
	February 1, 2004 to November 17, 2004	November 18, 2004 to January 31, 2005	Year Ended January 31, 2006	Year Ended February 4, 2007
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	68.1%	88.5%	68.2%	65.9%
General administrative and store operating expenses	17.2%	15.9%	16.9%	17.4%
Amortization	1.5%	1.7%	1.8%	1.9%
Amortization of deferred financing costs	—	1.4%	1.0%	0.5%
Write-off of deferred financing costs	—	—	0.9%	—
Interest expense	0.8%	5.7%	6.1%	5.7%
Foreign exchange loss on derivative financial instruments and long-term debt	1.5%	1.3%	0.2%	0.5%
Taxes	3.8%	0.3%	0.2%	0.0%
Net earnings (loss)	7.1%	(14.9%)	4.7%	8.1%

(1)	Immediately prior to the Acquisition, our predecessor acquired the assets of Aris Import Inc., the importer and distributor used by our predecessor for imports from foreign sources. As a result, the financial data of the successor presented herein include the results of Aris Import Inc.

Fiscal Year Ended February 4, 2007 Compared to Fiscal Year Ended January 31, 2006

Sales

Our sales increased $144.5 million, or 19.4%, from $743.3 million for the fiscal year ended January 31, 2006 to $887.8 million for the fiscal year ended February 4, 2007. This sales growth was driven primarily by the opening of 68 new stores, offset by the closure of 3 stores in the fiscal year ended February 4, 2007 and by a comparable store sales increase of 2.8% for the 52 weeks ended January 28, 2007. The balance of the sales increase is attributable to the incremental full year effect of the 49 stores opened (net of 2 closures) in the fiscal year ended January 31, 2006. Our total store square footage increased 18.9% from 3.7 million at January 31, 2006 to 4.4 million at February 4, 2007.

Cost of Sales

Cost of sales increased by $78.2 million, or 15.4%, from $506.8 million for the fiscal year ended January 31, 2006, to $585.0 million for the fiscal year ended February 4, 2007. Our margin (sales less cost of sales) increased from 31.8% for the fiscal year ended January 31, 2006 to 34.1% for the fiscal year ended February 4, 2007. The improvement in the margin was driven by improved sourcing and favorable foreign exchange rates. Cost of sales included $9.7 million of amortization of the purchase accounting inventory step-up during the twelve months ended January 31, 2006. The cost of sales for the fiscal year ended January 31, 2006 was reduced by $3.4 million and for the fiscal year ended February 4, 2007 by $3.5 million as a result of the amortization of unfavorable lease rights, which were fair-valued at the closing of the Acquisition pursuant to the application of purchase accounting rules.

General, Administrative and Store Operating Expenses

General, administrative and store operating expenses increased $29.2 million, or 23.3%, from $125.3 million for the fiscal year ended January 31, 2006, to $154.5 million for the fiscal year ended February 4, 2007. This increase was primarily due to an increase in the number of stores in operation, higher wages resulting from minimum wage increases and an increase in administration costs to support the expansion. In addition, the increases in expenses are attributable to costs we incurred to upgrade our controls and procedures, offset by reduced expenses relating to the Acquisition. These expenses of $2.3 million for the fiscal year ended January 31, 2006 consist primarily of non recurring legal and accounting fees incurred in connection with the Acquisition. As a percentage of sales, our general, administrative and store operating expenses increased from 16.9% of sales for the fiscal year ended January 31, 2006, to 17.4% for the fiscal year ended February 4, 2007.

Amortization

Amortization expense increased $3.8 million, from $13.2 million for the fiscal year ended January 31, 2006, to $17.0 million for the fiscal year ended February 4, 2007. This increase was due to the amortization of property and equipment resulting from the new store openings.

Amortization of Deferred Financing Costs

Amortization of deferred financing costs decreased from $7.5 million for the fiscal year ended January 31, 2006, to $4.4 million for the fiscal year ended February 4, 2007. The amortization of deferred costs represents the cost of the different financings described in “Liquidity and Capital Resources—Debt and Commitments,” which is amortized over the term of the related debt.

Write-off of Deferred Financing Costs

As a result of the 2005 Refinancing, deferred financing costs related to the financing of the Acquisition of $6.6 million were expensed in the fiscal year ended January 31, 2006.

Interest Expense

Interest expense increased $5.0 million from $45.5 million for the fiscal year ended January 31, 2006, to $50.5 million for the fiscal year ended February 4, 2007, due mainly to higher interest costs on floating rate debt, new debt following the 2006 Recapitalization and partially offset by lower interest costs following the 2005 Refinancing.

Foreign Exchange Loss on Derivative Financial Instruments and Long-Term Debt

Foreign exchange loss on derivative financial instruments and long-term debt increased $2.8 million from $1.5 million for the fiscal year ended January 31, 2006, to $4.3 million for the fiscal year ended February 4, 2007. During the fiscal year ended February 4, 2007, we realized a foreign exchange loss on long-term debt of approximately $6.2 million relating to the currency translation of the U.S.$ notes issued during the 2006 Recapitalization. Unlike the remaining portion of our U.S.$ denominated debt, the notes have not been hedged for foreign exchange rate variations and therefore, this portion of the foreign exchange loss (gain) on long-term debt is not offset by any derivative financial instruments (gain) loss.

Income Taxes

Due to a phase out of large corporation tax, income tax expense decreased $1.3 million from $1.7 million in fiscal year ended January 31, 2006 to $0.4 million in fiscal year ended February 4, 2007. Net earnings for the fiscal years ended January 31, 2006, and February 4, 2007, constitute income of our partners and are therefore subject to income tax in their hands. Income taxes recorded in such periods represent the large corporations’ tax and nominal income taxes of our subsidiary companies.

Net Earnings

As a result of higher sales, better margins and the absence of a charge of $9.7 million for the amortization of the inventory step-up and a $6.6 million write-off of deferred financing costs which existed in the prior year, net earnings increased $36.8 million, from $35.0 million for the fiscal year ended January 31, 2006 to $71.8 million for the fiscal year ended February 4, 2007.

Fiscal Year Ended January 31, 2006 Compared to Combined Twelve Months Ended January 31, 2005

Please note that the figures for the combined twelve months ended January 31, 2005 are a combination of the results of operations of the predecessor, S. Rossy Inc. and Dollar A.M.A. Inc., prior to the date of the Acquisition on November 18, 2004 and of the successor, Dollarama Group Holdings L.P., subsequent to the date of the Acquisition.

Sales

Our sales increased $109.7 million, or 17.3%, from $633.6 million for the combined twelve months ended January 31, 2005 to $743.3 million for the fiscal year ended January 31, 2006. This sales growth was driven primarily by the opening of 51 new stores and the closure of 2 stores in the fiscal year ended January 31, 2006 and by a comparable store sales increase of 6.1% (for the 52 weeks ended January 29, 2006) for stores in operation during the combined twelve months ended January 31, 2005. The balance of the sales increase is attributable to the incremental full year effect of the 18 stores opened (net of one closure) in the combined twelve months ended January 31, 2005. Our total store square footage increased 15.6% from 3.2 million as of January 31, 2005 to 3.7 million as of January 31, 2006.

Cost of Sales

Cost of sales increased by $43.7 million, or 9.4%, from $463.1 million for the combined twelve months ended January 31, 2005 to $506.8 million for the fiscal year ended January 31, 2006. Our margin (sales less cost of sales) increased from 26.9% for the combined twelve months ended January 31, 2005 to 31.8% for the fiscal year ended January 31, 2006. Cost of sales included $9.7 million of amortization of the purchase accounting inventory step-up during the fiscal year ended January 31, 2006 and $37.0 million during the combined twelve months ended January 31, 2005. The cost of sales for the combined twelve months ended January 31, 2005 was reduced by $0.8 million and for the fiscal year ended January 31, 2006 by $3.4 million as a result of the amortization of unfavorable lease rights, which were fair-valued at the closing of the Acquisition pursuant to the application of purchase accounting rules.

General, Administrative and Store Operating Expenses

General, administrative and store operating expenses increased $18.2 million or 17.0% from $107.1 million for the combined twelve months ended January 31, 2005 to $125.3 million for the fiscal year ended January 31, 2006. This increase was primarily due to the increase in the number of stores in operation, an overall increase in store operating expenses (due to wage increases resulting from minimum wage increases and seniority), an increase in professional fees and other expenses and transition costs following the closing of the Acquisition. These costs included additional expenses to begin the upgrade of our financial reporting processes. As a percentage of sales, our general, administrative and store operating expenses remained constant at 16.9% of sales for the combined twelve months ended January 31, 2005 and for the fiscal year ended January 31, 2006.

Amortization

Amortization expense increased $3.3 million from $9.9 million for the combined twelve months ended January 31, 2005 to $13.2 million for the fiscal year ended January 31, 2006 substantially due to the amortization of property and equipment resulting from the new store openings ($0.9 million) and to increased amortization of favorable lease rights ($4.6 million) which were fair-valued at the closing of the Acquisition pursuant to the application of purchase accounting rules. In addition, effective as of the closing of the Acquisition (November 18, 2004), management revised its estimates of the useful lives of the furniture and fixtures and leasehold improvements resulting in a decrease in the amortization rates of these assets. In addition, there were certain assets whose carrying value were decreased effective November 18, 2004 as a result of the requirements for purchase accounting. The impact of the latter two adjustments offsets a portion of the increased amortization arising from the additions of property and equipment and the favorable lease rights.

Amortization of Deferred Financing Costs

Amortization of deferred financing costs increased from $2.2 million for the combined twelve months ended January 31, 2005 to $7.5 million for the fiscal year ended January 31, 2006. The amortization of deferred costs represents the cost of the different financings described in “Liquidity and Capital Resources—Debt and Commitments” which is amortized over the term of the related debt.

Write-off of Deferred Financing Costs

As a result of the 2005 Refinancing, deferred financing costs related to the financing of the Acquisition of $6.6 million were expensed in the fiscal year ended January 31, 2006.

Interest Expense

Interest expense increased $32.7 million from $12.8 million for the combined twelve months ended January 31, 2005 to $45.5 million for the fiscal year ended January 31, 2006 due mainly to higher debt levels associated with the Acquisition and our increased debt resulting from the 2005 Refinancing that took place August 12, 2005.

Income Taxes

Income tax expense decreased $17.0 million from $18.7 million for the combined twelve months ended January 31, 2005 to $1.7 million for the fiscal year ended January 31, 2006. Net earnings for the fiscal year ended January 31, 2006 constitute income of our partners and are therefore subject to income tax in their hands. Income taxes recorded in such period represent the large corporations’ tax and nominal income taxes of our subsidiary companies.

Net Earnings

Net earnings increased $24.4 million, from $10.6 million for the combined twelve months ended January 31, 2005 to $35.0 million for the fiscal year ended January 31, 2006. The increase was affected by $9.7 million of amortization of the purchase accounting inventory step-up during the fiscal year ended January 31, 2006 compared to $37.0 million during the combined twelve months ended January 31, 2005.

Summary of Quarterly Results (Unaudited)

	Fiscal year ended January 31, 2006				Fiscal year ended February 4, 2007
	Sales		Net earnings		Sales		Net earnings
QTR	$	% of total	$	% of total	$	% of total	$	% of total
	(in thousands of Canadian Dollars)
1	$154,510	20.8%	$(4,855)	(13.9%)	$184,941	20.8%	$8,897	12.4%
2	176,444	23.7%	8,703	24.9%	208,142	23.5%	16,446	22.9%
3	186,542	25.1%	6,355	18.1%	218,477	24.6%	17,412	24.2%
4	225,782	30.4%	24,803	70.9%	276,226	31.1%	29,080	40.5%

Year	$743,278	100.0%	$35,006	100.0%	$887,786	100.0%	$71,835	100.0%

Liquidity and Capital Resources

Cash Flows

Our cash position increased from $30.9 million at January 31, 2006 to $47.7 million at February 4, 2007. The cash flows provided by or used in operating activities, investing activities and financing activities for the fiscal year ended February 4, 2007 and January 31, 2006 and the combined twelve months ended January 31, 2005 are discussed below.

Operating Activities

Cash flows provided by operating activities during the fiscal year ended February 4, 2007 were $94.4 million, compared with cash flows provided by operating activities of $46.4 million for the fiscal year ended January 31, 2006 and $40.3 million for the combined twelve months ended January 31, 2005. During the fiscal year ended February 4, 2007, operating cash flow was driven mainly by earnings growth offset by an inventory increase. During the fiscal year ended January 31, 2006, operating cash flow was driven mainly by earnings growth offset by inventory increases to build up the store inventory levels and support new store openings.

Investing Activities

Cash flows used in investing activities during the fiscal year ended February 4, 2007 were $42.5 million, compared with $36.0 million for the fiscal year ended January 31, 2006 and $933.9 million for the combined twelve months ended January 31, 2005. Investing activities for the fiscal year ended February 4, 2007 and for the fiscal year ended January 31, 2006 were mainly impacted by the acquisition of property and equipment related to new stores opened, including the expansion and relocation of existing stores, and to improve information technology systems and distribution capacity in the greater Montreal area. On an ongoing basis, we expect the primary driver of cash flows used in investing activities to be capital expenditures associated with opening new stores and the addition of distribution and system infrastructure.

Financing Activities

Cash flows used in financing activities during the fiscal year ended February 4, 2007 were $35.1 million compared with $24.1 million for the fiscal year ended January 31, 2006 and, $969.0 million provided by financing activities for the combined twelve months ended January 31, 2005. The cash used in financing activities during the fiscal year ended February 4, 2007 was a result of the repayment of long-term debt, capital distributions and deferred financing cost associated with registration of the 8.875% notes. The 2006 Recapitalization generated proceeds on long-term debt of $228.3 million that were used to pay deferred financing costs of $6.1 million and to make a capital distribution of $222.2 million to our parent. For the fiscal year ended January 31, 2006 the cash used in financing activities was primarily a result of deferred financing costs of $10.0 million and capital distributions of $59.6 million to satisfy parent company tax obligations and to repay in full the principal amount and accrued interest of the senior subordinated notes issued to finance the Acquisition which were partially offset by the long-term debt issuance of $45.5 million (net of long-term debt repayments). As for the combined twelve months ended January 31, 2005, the financing of the Acquisition impacted our financing activities.

Debt and Commitments

We are and will continue to be significantly leveraged. Our principal sources of liquidity have been cash flow generated from operations and borrowings under our senior secured credit facility. Our principal cash requirements have been for working capital, capital expenditures and debt service. In connection with the Acquisition, our wholly owned subsidiary, Dollarama Group L.P., entered into the senior secured credit facility, pursuant to which we incurred $120.0 million of term loan A borrowings and U.S.$201.3 million of term loan B borrowings ($240.0 million based on the exchange rate on the closing date of the Acquisition), and the senior subordinated bridge loan facility, pursuant to which we borrowed an aggregate of $240.0 million.

On August 12, 2005, in connection with the 2005 Refinancing, our wholly owned subsidiaries, Dollarama Group L.P. and Dollarama Corporation, issued U.S.$200.0 million Senior Subordinated Notes bearing interest at 8.875% per annum payable semi annually and maturing in August 2012. We used the proceeds from the sale of such 8.875% notes, together with additional term loan B borrowings of U.S.$45.0 million (approximately $53.3 million based on the exchange rate on February 4, 2007) that we incurred pursuant to an amendment to our senior secured credit facility to, (i) repay the outstanding borrowings under the senior subordinated bridge loan facility, (ii) make a cash distribution to our parent and (iii) pay related fees and expenses. At that time, the outstanding borrowings under the senior subordinated bridge loan including the accrued interest were $240.5 million bearing interest at Canadian Banker’s Acceptance rate plus 8.25% per annum and would have otherwise matured in May 2006.

On December 20, 2006, in connection with the 2006 Recapitalization, we issued U.S.$200.0 million notes bearing interest at 6-month LIBOR plus 5.75% (increasing to 6.25% after two years and 6.75% after three years) per annum payable semi annually and maturing in August 2012. We used the proceeds from the sale of these notes to make a cash distribution to our parent and to pay related fees and expenses.

As of February 4, 2007, we and our subsidiaries had approximately $374.5 million of senior secured debt outstanding, consisting of debt outstanding under our senior credit facility, U.S.$200.0 million ($237.1 million based on exchange rate on February 4, 2007) of senior subordinated debt outstanding, consisting of the 8.875% notes, and U.S.$200.0 million ($237.1 million based on exchange rate on February 4, 2007) of senior subordinated deferred interest debt outstanding, consisting of the notes.

Our and our subsidiaries’ ability to make scheduled payments of principal, or to pay the interest or additional interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, or other factors that are beyond our control. Based upon the current level of our operations, we believe that cash flow from operations, together with borrowings available under our senior secured credit facility, will be adequate to meet our future liquidity needs. Our assumptions with respect to future liquidity needs may not be correct and funds available to us from the sources described above may not be sufficient to enable us to service our indebtedness, including the notes, or cover any shortfall in funding for any unanticipated expenses.

Senior Secured Credit Facility

The senior secured credit facility consists of a (i) $88.0 million term loan A facility maturing in May 2010, denominated in Canadian dollars; (ii) U.S.$241.6 million ($286.5 million based on the exchange rate on February 4, 2007) term loan B facility maturing in November 2011, denominated in U.S. dollars; and (iii) $75.0 million revolving credit facility, denominated in Canadian dollars, which includes a $25.0 million letter of credit subfacility and a $10.0 million swingline loan subfacility. In addition, Dollarama Group L.P. and Aris Import Inc. may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150.0 million (or the U.S. dollar equivalent thereof).

The interest rates per annum applicable to the loans under the senior secured credit facility, other than swingline loans, equal an applicable margin percentage plus, at our option, (1) in the case of U.S. dollar denominated loans, (a) a U.S. base rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate of interest for U.S. dollar loans made in Canada and (ii) the federal funds effective rate (converted to a rate based on a 365 or 366 day period, as the case may be) plus 1.0% per annum or (b) the rate per annum equal to the rate determined by Royal Bank of Canada to be the offered rate that appears on the page of the Telerate screen 3750 that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars for an interest period chosen by us of one, two, three, or six months (or, if available to all applicable lenders, nine or twelve month periods) and (2) in the case of Canadian dollar denominated loans, a Canadian prime rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate for Canadian dollar loans made in Canada and (ii) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptance for the appropriate interest period as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders) plus 1.0% per annum. Swingline loans bear interest at the interest rate equal to Canadian prime loans plus an applicable margin percentage.

The applicable margin percentage for Canadian dollar denominated loans is subject to adjustment based upon the level of the total lease-adjusted leverage ratio. Initially, the applicable margins were 1.25% for Canadian prime rate loans and 2.25% for bankers’ acceptances. During the three months ended April 30, 2006, the total lease-adjusted leverage ratio level decreased the applicable margin percentage for Canadian dollar denominated loans by 0.25% to 1.00% for Canadian prime rate loans and 2.00% for bankers’ acceptances, effective May 25, 2006. On the last day of each calendar quarter, Dollarama Group L.P. and Aris Import Inc. also pay a commitment fee (calculated in arrears) to each revolving credit lender in respect of any unused commitments under the revolving credit facility, subject to adjustment based upon the level of our total lease-adjusted leverage ratio. Previously, the applicable margin percentage was 2.25% for adjusted LIBOR rate loans and 1.25% for U.S. base rate loans. However, on May 25, 2006, the term B loan was amended. As a result, the margin percentage of 2.25% for adjusted LIBOR rate loans and 1.25% for U.S. base rate loans was decreased by 0.25%. A further 0.25% reduction will take effect upon reaching a total lease-adjusted leverage ratio of less than 4.75:1.

The senior secured credit facility contains a number of restrictive covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries, to, among other things: make investments and loans; make capital expenditures; incur, assume, or permit to exist additional indebtedness, guarantees, or liens; engage in mergers, acquisitions, asset sales or sale-leaseback transactions; declare dividends, make payments on, or redeem or repurchase equity interests; alter the nature of the business we conduct; engage in certain transactions with affiliates; enter into agreements limiting subsidiary distributions; and prepay, redeem, or repurchase certain indebtedness including the notes.

Subject to exceptions, the senior secured credit facility requires mandatory prepayments or offer to prepay (with the failure to do so constituting an event of default) of the loans in the event of certain asset sales or other asset dispositions, issuances of equity securities or debt securities, or if we have annual consolidated excess cash flow. The senior secured credit facility is guaranteed by Dollarama Holdings L.P. and all of Dollarama Group L.P.’s existing and future subsidiaries (other than unrestricted subsidiaries as defined in the senior secured credit facility), and is secured by a first priority security interest in all of Dollarama Group L.P.’s existing and future assets, in all of Dollarama Holdings L.P.’s existing and future assets and in all of Dollarama Group L.P.’s subsidiaries’ existing and future assets, including a first priority pledge of the capital stock of Dollarama Group L.P. and the capital stock of those subsidiaries, subject to certain exceptions agreed upon with our lenders and local law requirements.

8.875% Senior Subordinated Notes Due 2012

The 8.875% notes were issued by Dollarama Group L.P. and Dollarama Corporation. Interest on the 8.875% notes accrues at 8.875% per year and is payable on the 8.875% notes semi-annually on February 15 and August 15 of each year, beginning February 15, 2006.

Beginning August 15, 2009, the 8.875% notes may be redeemed, in whole or in part, initially at 104.438% of their principal amount, plus accrued and unpaid interest, declining to 100% of their principal amount, plus accrued and unpaid interest, at any time on or after August 15, 2011. Prior to August 15, 2009, the 8.875% notes may be redeemed, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest and a make-whole premium. In addition, prior to August 15, 2008, the issuers may redeem up to 35% of the aggregate principal amount of the 8.875% notes at a price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, using proceeds from the sales of certain kinds of capital stock. Following a change of control, the issuers will be required to offer to purchase all of the 8.875% notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The indenture governing the 8.875% notes contains certain restrictions on the issuers, including restrictions on the issuers’ ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities.

The 8.875% notes constitute general unsecured obligations of the issuers and are subordinated in right of payment to all of the issuers’ existing or future senior indebtedness. The 8.875% notes are currently guaranteed by all of the issuers’ subsidiaries.

Senior Floating Rate Deferred Interest Notes

The notes were issued by Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation. Interest on the notes will accrue and be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2007 at a rate per annum equal to 6-month LIBOR plus 5.75%, increasing to 6.25% after two years and 6.75% after three years. On each interest payment date, we may elect to pay interest in cash or not pay interest in cash, in which case interest will accrue on such deferred interest at the same rate and in the same manner applicable to the principal amount of the notes. Interest on the notes will be reset semi-annually.

Prior to June 15, 2007, we may redeem all or a portion of the notes at a price equal to 100% of the principal amount of the notes plus deferred interest, plus a “make-whole” premium. At any time on or after June 15, 2007, we may redeem the notes, in whole or in part, plus accrued and unpaid interest, at the redemption prices specified in the following table:

Year	Redemption Price
June 15, 2007 to December 14, 2008	100.00%
December 15, 2008 to December 14, 2009	102.00%
December 15, 2009 to December 14, 2010	101.00%
December 15, 2010 and thereafter	100.00%

In addition, we may redeem all of the notes at a price equal to 100% of the principal amount plus deferred interest if we become obligated to pay certain tax gross-up amounts. Following a change of control, we will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount plus deferred interest, plus accrued and unpaid interest (other than deferred interest), if any, to the date of purchase.

The indenture governing the notes contains certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities.

The notes constitute general senior unsecured obligations of us. They rank equally in right of payment to all of our future unsecured senior indebtedness, senior in right of payment to any of our future senior subordinated indebtedness and subordinated indebtedness, and are effectively subordinated in right of payment to any of our future secured debt and are structurally subordinated in right of payment to all existing and future liabilities of our subsidiaries. The notes are not guaranteed by any of our subsidiaries.

Capital Expenditures

Capital expenditures for the fiscal year ended February 4, 2007 were $42.7 million, offset by tenant allowances of $3.9 million as compared with $23.9 million, offset by tenant allowances of $3.7 million for the fiscal year ended January 31, 2006 and $10.4 million, with limited tenant allowances for the combined twelve months ended January 31, 2005. The increase in capital spending is the result of the opening of new stores at a faster pace: 68 stores and the closure of 3 stores in fiscal year ended February 4, 2007 compared with the opening of 51 stores and the closure of 2 stores in fiscal year ended January 31, 2006 and the opening of 18 stores in the combined twelve months ended January 31, 2005. During the fiscal year ended February 4, 2007, $9.5 million was spent on projects to improve our information systems and increase our warehouse and distribution capacity in the greater Montreal area. As of June 15, 2006, we moved our distribution center in Montreal to a new rented facility of 292,623 square feet. We expect to make additional expenditures over the next year to improve our information technology systems and to move our head office and warehouse to a new leased facility.

We plan to open approximately 50 new stores in fiscal year 2008. In fiscal year ended February 4, 2007, the average cost to open a new store was approximately $0.5 million, including $0.3 million for capital expenditures and $0.2 million for inventory.

Off-Balance Sheet Obligations

Other than operating lease obligations and letters of credit, we have no off-balance sheet obligations.

Contractual Obligations

In fiscal year ended February 4, 2007, the average investment per new store, including capital expenditures, initial inventory was approximately $0.5 million. We believe that we can adequately fund our working capital requirements and planned capital expenditures from net cash provided by operations and borrowings under our existing credit facilities.

The following tables summarize our material contractual obligations as of February 4, 2007, including off-balance sheet arrangements and our commitments (in millions):

Contractual obligations	Total	2008	2009	2010	2011	2012	Thereafter
	(in millions of Canadian Dollars)
Lease financing:
Operating lease obligations	$368.7	$51.2	$47.4	$44.1	$41.5	$38.1	$146.4

Long-term borrowings:
Notes	237.1	—	—	—	—	—	237.1
8.875% notes	237.1	—	—	—	—	—	237.1
Term bank loans	374.5	13.5	26.9	17.9	41.3	274.9	—
Mandatory interest payments(1)	419.9	44.0	42.7	41.0	38.8	34.1	219.3

Total obligations	$1,217.4	$64.7	$74.3	$62.0	$82.8	$313.0	$620.6

Commitments	Total	Expiring 2008	Expiring 2009	Expiring 2010	Expiring 2011	Expiring 2012	Thereafter
	(in millions of Canadian Dollars)
Letters of credit and surety bonds	$2.3	$2.3	$—	$—	$—	$—	$—

Total commitments	$2.3	$2.3	$—	$—	$—	$—	$—

(1)	Based on the actual interest rate on the 8.875% notes, an assumed interest rate on the notes (further assuming payment of such interest at maturity of the notes), and assumed interest rates on the amounts due under the senior secured credit facility, in each case, applying the current foreign exchange rate where required. Where swap agreements are in place, the mandatory interest payments reflect swap payments.

Litigation and Contingencies

We are from time to time involved in legal proceedings of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved, individually or in the aggregate, is material to our consolidated financial condition or results of operations. We note, however, that two actions have been instituted against us for alleged trademark infringement pertaining to the sale of certain products and two other actions have been instituted against us for alleged personal injuries sustained by customers in our stores. In the first trademark case (Just Born Inc. v. Dollarama L.P., Dollarama Group L.P., Dollarama Holdings L.P. and Dollarama Group Holdings L.P.) filed on March 12, 2007 in Federal Court of Canada, the plaintiff is claiming an unspecified amount, including $100,000 in punitive damages. In the second trademark case, Framecraft Ltd has asked that Dollarama L.P. cease selling Framecraft products. We have denied the claims in these two actions, and believe that they are without merit. In the first personal injury case (Pellegrino v. Dollar A.M.A. Inc. (operating as Dollarama) filed on June 17, 2004 in the Ontario Superior Court of Justice, the plaintiffs are alleging damages of $4.4 million. In the second, (Guiseppa Calvo v. S. Rossy Inc.) filed on May 8, 2006 in the Ontario Superior Court of Justice, the plaintiffs are alleging damages of $1.0 million. We believe that our insurance policies will cover any potential amount to be paid for these claims, other than punitive damages (in the Pellegrino case, plaintiffs have indicated that they will amend their claim to seek a further $2.0 million dollars in punitive damages). While we intend to vigorously defend the claims asserted against us, we cannot predict the outcome of these claims.

Enforceability of Civil Liabilities Against Foreign Persons

Dollarama Group Holdings L.P. is a limited partnership formed under the laws of Québec, Canada and Dollarama Group Holdings Corporation is an unlimited liability company organized under the Companies Act (Nova Scotia). Some of our directors, controlling persons, and officers and certain of the experts named in the is prospectus are not residents of the United States, and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside of the United States. We have agreed, in accordance with the terms of the indenture under which the notes were issued, to accept service of process in any suit, action, or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for the holders of notes to effect service of process within the United States upon us or our directors, controlling persons, officers, and experts who are not residents of the United States or to enforce in the United States judgments of United States courts based upon the civil liability under the federal securities laws or other laws of the United States. We have been advised by Stikeman Elliott LLP, our Canadian counsel, that there is some doubt as to the enforceability in Canada against us or against our directors, controlling persons, officers, or experts, who are not residents of the United States by a court, in original actions or in actions for enforcement of judgments of U.S. courts, of certain liabilities based solely upon the federal securities laws of the United States.

Quantitative and Qualitative Disclosure of Market Risks

Foreign Exchange Risk

While principally all of our sales have been in Canadian dollars, we have been steadily increasing our purchases of merchandise from low-cost foreign suppliers, including suppliers in China, Denmark, France, Hong Kong, India, Indonesia, Italy, Malaysia, Panama, the Philippines, Taiwan, Turkey, and the United States. For the fiscal year ended February 4, 2007, this direct sourcing from foreign suppliers accounted for in excess of 50% of our purchases. Accordingly, our results of operations are impacted by the fluctuation of foreign currencies against the Canadian dollar. In particular, we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. Therefore, our cost of sales is impacted by the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar.

We use foreign exchange forward contracts to manage risks from fluctuations in the U.S. dollar relative to the Canadian dollar. All forward contracts are used only for risk management purposes and are designated as hedges of specific anticipated purchases of merchandise. Upon redesignation or amendment of a foreign exchange forward contract, the ineffective portion of such contracts is recognized immediately in earnings. We estimate that in the absence of our currency risk management program, every $0.01 appreciation in the Canadian dollar relative to U.S. dollar exchange rate results in approximately $1.0 million annual increase in operating earnings. The seasonality of our purchases will affect the quarterly impact of this variation. We periodically examine the derivative financial instruments we use to hedge exposure to foreign currency fluctuation to ensure that these instruments are highly effective at reducing or modifying foreign exchange risk associated with the hedged item.

In addition, a majority of our debt is in U.S. dollars. Therefore, a downward fluctuation in the exchange rate of the Canadian dollar versus the U.S. dollar would reduce our funds available to service our U.S. dollar-denominated debt. As required by the terms of our senior secured credit facility, we have entered into two swap agreements consisting of a foreign currency swap and an interest rate swap that expire on January 31, 2011 to minimize our exposure to exchange rate and interest rate fluctuations in respect of our LIBOR-based U.S. dollar-denominated term loans. We record the fair value of the swap agreements as a reduction of “foreign exchange loss on long-term debt and change in fair value of derivative financial instruments” in our consolidated statement of operations and in “derivative financial instruments” on the balance sheet.

On August 12, 2005, we entered into two additional swap agreements consisting of foreign currency swaps to minimize our exposure to exchange rate fluctuations in respect of our 8.875% notes. These swap agreements qualify for hedge accounting. The fair value of the swap agreements is deferred in a separate component in our consolidated statement of partners’ capital and other comprehensive income until the underlying hedged transactions are reporting in our consolidated statement of earnings.

Interest Rate Risk

We use variable-rate debt to finance certain of our operations and capital expenditures. These obligations expose us to variability in interest payments due to changes in interest rates. We have approximately $374.5 million in term loans outstanding under our senior secured credit facility based on the exchange rate on February 4, 2007, bearing interest at variable rates. Each quarter point change in interest rates would result in a $0.9 million change in interest expense on such term loans. We also have a revolving loan facility which provides for borrowings of up to $75.0 million which bears interest at variable rates. Assuming the entire revolver is drawn, each quarter point change in interest rates would result in a $0.2 million change in interest expense on our new revolving loan facility. We entered into a contract that matured on January 31, 2007 that eliminated our exposure to interest due on the notional amount of $120 million in excess of the Canadian Banker’s Acceptance rate cap of 4.5%.

We also have approximately $237.1 million of notes based on the exchange rate on February 4, 2007, bearing interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on the notes.

Recent Accounting Pronouncements

On April 1, 2005, the Canadian Institute of Chartered Accountants (“CICA”) issued three new Handbook sections: Section 1530 “Comprehensive Income,” Section 3855 “Financial Instruments—Recognition and Measurement,” and Section 3865 “Hedges.” These new sections apply to fiscal years beginning on or after October 1, 2006, with earlier adoption permitted as of the beginning of a fiscal year ending on or after December 31, 2004. Dollarama Group Holdings L.P. elected to early adopt the recommendations of Sections 1530, 3855 and 3865 on a prospective basis as of the beginning of the period from November 18, 2004 to January 31, 2005.

In July 2006, the CICA released Section 1506, “Accounting Changes” which replaces the former Section 1506 and applies to fiscal years beginning on or after January 1, 2007. The new Section allows for voluntary changes of accounting policy only if they result in the financial statements providing reliable and more relevant information. The Section also requires that changes in accounting policies be applied retrospectively unless doing so is impracticable and provides additional disclosures. The adoption of this pronouncement would impact our financial statement to the extent that a change in an accounting policy would be considered beginning in the quarter ended April 30, 2007. No such changes are contemplated at this time.

During the year, the Financial Accounting Standards Board (“FASB”) issued FIN 48, “Accounting for Uncertainty in Income Taxes.” This standard prescribes a recognition and measurement model for tax positions taken or expected to be taken in a tax return, and provides guidance on the recognition, reclassification, interest and penalties, accounting in interim periods, disclosure and transition. Dollarama Group Holdings L.P. has applied this standard effective February 5, 2007. Dollarama Group Holdings L.P. is currently evaluating the effect that FIN 48 will have on its financial position and results of operations.

During the year, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Dollarama Group Holdings L.P. must apply this standard at the latest on February 3, 2008. Dollarama Group Holdings L.P. will evaluate the effect of this standard on its consolidated financial statements.

BUSINESS

Our Company

We are the leading operator of dollar discount stores in Canada. As of February 4, 2007, we operated 463 Dollarama stores, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of $1.00. All of our stores are company-operated, and nearly all are located in high-traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. For the fiscal year ended February 4, 2007, we generated sales of $887.8 million and net earnings of $71.8 million.

Dollarama Group Holdings L.P. is a limited partnership formed under the laws of Québec, Canada and Dollarama Group Holdings Corporation is an unlimited liability company organized under the Companies Act (Nova Scotia). Both entities were formed in December 2006.

We believe that our leadership position in the Canadian dollar store market is attributable to a number of operational advantages that distinguish us from other Canadian dollar store chains. These advantages include the number and concentration of our stores in our key markets, our larger store format, our strong, long-standing supplier network, the volume of goods we source from low-cost foreign vendors, the breadth and quality of our merchandise offerings, and our in-house product development expertise. Our stores provide exceptional value to a broad range of consumers by offering goods for everyday use, including housewares, groceries, toys, health and beauty aids, giftware and greeting cards, pet supplies, crafts, stationery supplies, and other consumer items, as well as a wide variety of seasonal goods. We offer a mix of both private label and nationally branded merchandise that we believe is associated with good value and contributes to a consistent shopping experience designed to generate consumer loyalty.

In 1910, our company was established as a single variety store in Québec. In 1992, Mr. Larry Rossy, our chief executive officer and the grandson of our founder, led our management team to introduce a number of initiatives that dramatically altered our strategic focus. These included adopting the “dollar store” concept and aggressively pursuing our store network expansion strategy in Canada to leverage brand awareness, lower our costs and increase our sales. In addition, we implemented a program to directly purchase and import merchandise from low-cost foreign suppliers to diversify our product offering and further lower our costs. As a result of this strategic shift, our store network has grown at a compound annual growth rate, or CAGR, of approximately 17% over the last 15 years, expanding from 44 stores as of January 31, 1992 to 463 stores as of February 4, 2007, and our sales have grown at a CAGR of approximately 26% over the same period.

Industry Overview

Dollar stores are a discount retail format that offers merchandise at a single or a multiple-price point, typically in the $1.00 to $5.00 range. While competitors vary based on price and merchandise offered, in general, stores that are described as being “dollar stores” are characterized by one or more of the following: (i) deep discounts in price; (ii) convenient locations; (iii) broad offerings of everyday branded or unbranded merchandise; (iv) small, individual sized product quantities; (v) low or no-frills, self-service environment; and (vi) limited inventory. We believe that dollar stores strongly appeal to consumers over a broad range of social and economic categories primarily due to their value proposition and convenience.

The dollar store industry is one of the fastest growing retail formats. According to industry analysts, for the top five U.S. dollar store chains, there were 18,000 persons per dollar store in 2004. By 2010, market penetration in the U.S. is projected to be one dollar store for every 12,000 persons. In Canada, the main multi-outlet dollar stores currently count approximately one dollar store for every 32,000 persons. As a result we believe the Canadian store market offers a strong growth potential when compared to the U.S. penetration level. At a comparable level of penetration to the U.S. dollar store industry in 2004, the Canadian market could support approximately 700-800 additional dollar stores. We believe this comparison demonstrates that there are significant opportunities for growth in the Canadian dollar store market.

The Canadian dollar store industry is extremely fragmented with many multi-outlet and “mom and pop” operated dollar stores. In addition to Dollarama, the main multi-outlet dollar stores include Buck or Two, Dollar Giant, Dollar Store With More, Everything For a Dollar and Great Canadian Dollar Store. This group, including Dollarama, on a combined basis operates more than 1,000 stores across Canada. Most of our multi-outlet competitors are franchise operations with smaller stores. The “mom and pop” operators are typically smaller store formats that do not offer the same breadth or quality of merchandise and, therefore, we do not believe they compete in the same segment of the market with the multi-outlet dollar stores.

Our Competitive Strengths

We believe we have the following key competitive strengths:

Leading Dollar Store Retailer in Canada

We are the leading operator of dollar discount stores in Canada, with 463 stores as of February 4, 2007, located in 10 provinces, including 372 stores located in Ontario and Québec, where over 60% of Canada’s total population resides. Within our core markets of Ontario and Québec, as of February 4, 2007, we estimate that we had one store for every 55,000 people. We believe that we have more than 2.5 times the number of stores as our next largest competitor in Canada. Our leading market position and concentrated market presence in our core markets allow us to leverage our purchasing power across our store base and generate significant brand recognition for our stores and products.

Differentiated Store Format

We believe that our store format, which features larger, company-operated stores, distinguishes us from our competition. Our stores average approximately 9,400 square feet (with new stores opened in the fiscal year ended February 4, 2007 averaging approximately 10,000 square feet), as compared to our competitors’ stores, which we believe are substantially smaller. We believe our larger store format allows for a more effective display of a broader assortment of merchandise and a better selection of merchandise within each product category. We also directly operate all of our stores, in contrast to most of our major competitors who employ a franchise model. Our centralized merchandising and operating processes enable us to achieve a consistent, chain-wide “one store experience,” allow our sales associates to focus on serving our customers, and facilitate frequent communication throughout our organization in order to respond quickly to changes in consumer preferences. We believe our differentiated store format provides consumers with a more inviting and convenient shopping environment encouraging them to shop more often, stay longer and buy more. The average customer transaction size at our stores increased approximately 21% from $5.33 in fiscal year 2001 to $6.43 in fiscal year 2007, which we believe is mainly a result of our differentiated store format.

Strong Cash Flow and Efficient Use of Capital

Our business model promotes strong cash flow and efficient use of capital. Over our fiscal year 2006, the combined twelve months ended January 31, 2005 and our predecessor’s fiscal year 2004, the average annual capital expenditures (excluding the assets acquired in the Acquisition) were $25.7 million. Each of the 68 new stores opened in fiscal year 2007 required an investment of approximately $0.5 million to stock and open, including $0.3 million in capital expenditures. We attribute our strong cash flow to our merchandising expertise and our focus on core basic consumable goods, which both generally protect us from the cyclicality and inventory obsolescence risks that affect other kinds of retailers. In addition, our adherence to disciplined cost control measures is a key factor in our ability to open and maintain highly productive stores that are capital efficient and generate a superior return on investment. Historically, new stores returned their initial investment within 18 months of opening on average.

Low-Cost Supplier Network and Strong, Diverse Supplier Relationships

We have been able to reduce our cost of sales by shifting an increasing percentage of our sourcing to low-cost foreign suppliers. In fiscal year 2007, this direct sourcing accounted for more than 50% of our sales. We believe that our strong direct foreign sourcing capabilities allow us to deliver more value to consumers as well as to realize a higher gross margin, as compared to our competitors. In addition, we believe we have cultivated strong relationships and developed an excellent reputation with our suppliers as a result of our large volume of purchases and our ability to pay immediately or accept abbreviated credit terms. We have had relationships with all of our top ten suppliers for more than seven years. Our supplier base is also well diversified, with no single supplier accounting for more than 7% of our purchases in fiscal year 2007.

Experienced Management Team and Committed Financial Sponsor

We are led by an experienced management team that has guided us through our strategic shift in 1992 and remains committed to our business. Our core management team includes Larry Rossy, our chief executive officer, Neil Rossy, our senior vice president, merchandising, Leonard Assaly, our senior vice president, information technology and logistics, Geoffrey Robillard, the president of our import division and Robert Coallier, our chief financial officer. Except for Robert Coallier who joined in August 2005, the members of our management team have been with our company for an average of 25 years. Our financial sponsor is Bain Capital Partners, LLC, a leading global investment firm with extensive investment experience in the retail sector and in Canada, including investments in Shoppers Drug Mart, Advertising Directory Solutions (Verizon Superpages), Staples, Bombardier Recreational Products, Michaels Stores and Duane Reade.

Our Business Strategy

Our goal is to grow our sales, net earnings, and cash flow by building upon our position as the leading Canadian operator of dollar discount stores and continuing to offer a compelling value proposition on a wide variety of everyday merchandise to a broad base of shoppers. Our business strategies to achieve this goal include the following:

Continue to Increase Customer Traffic by Offering a Broad Product Mix at Larger Stores in Convenient Locations

We intend to continue to increase customer traffic by utilizing larger stores, primarily located in high-traffic areas such as strip malls and shopping centers, and offering a varied merchandise mix. We will continue to focus on a wide selection of merchandise including household consumables, semi-durable household goods, special occasion needs, seasonal merchandise, and an increasing selection of food products. By consistently offering a wide selection of basic household items, we attempt to encourage customers to shop at our stores for their everyday household needs, which we believe leads to a high frequency of customer repeat visits.

Adherence to Disciplined Cost Controls and Efficient Purchasing

We provide consumers with significant value while maintaining strong operating margins through strict adherence to disciplined cost control measures. We choose store locations that balance convenience for our customers with favorable lease terms for us. We also structure our store operations to be highly efficient, with store layouts and fixtures that are appealing, yet flexible and inexpensive. Our existing stores have low maintenance capital expenditure requirements, typically less than 1% of sales per year. In addition, our fixed $1.00 price point leads to extremely rapid checkouts, resulting in labor and other cost savings. We expect to continue to purchase a large portion of our merchandise from low-cost foreign sources at attractive prices leveraging our purchasing scale and strong long-term supplier relationships. Our in-house product development group also works directly with suppliers to redesign product contents to meet cost targets. By leveraging these and other advantages, we will continue to proactively manage our operating margins.

Maximize our Leading Position in Existing Markets and Continue to Expand into New Markets

We operated 463 Dollarama stores across the 10 Canadian provinces as of February 4, 2007, including 177 stores located in Ontario, 195 in Québec and 51 in the Atlantic Provinces (New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland). By continuing to open new stores in our current markets, we believe we can increase our existing brand awareness in these regions and leverage our present distribution network without incurring significant additional expenses. We also believe we are well positioned to capitalize on the growth potential of the Canadian dollar store market by expanding our presence in the Western provinces (Alberta, British Columbia, Manitoba and Saskatchewan), where we currently have a limited presence with 40 stores. Over the next three years we plan to open on average 50 stores per year, 50% of which are expected to be in Ontario, Québec and the Atlantic Provinces, and 50% of which are expected to be in the Western provinces. We are also expecting to add additional warehousing and distribution facility to serve the western provinces over the next 18 to 36 months. We believe we can execute our new store expansion program with limited capital requirements because historically our costs to stock and open a new store have averaged approximately $0.5 million.

Our Stores

Site Selection

We carefully manage our real estate portfolio with the goal of maximizing chain-wide store profitability and maintaining a disciplined, cost-sensitive approach to store site selection. We evaluate potential store locations based on a variety of criteria, including (i) the level of retail activity and traffic patterns, (ii) the presence or absence of competitors, (iii) the population and demographics of the area, and (iv) the total rent and occupancy cost per square foot. Our stores are located primarily in high-traffic areas, where our management believes consumers are likely to do their household shopping, in various locations including metropolitan areas, mid-sized cities, and small towns. Historically, our stores have been located in shopping centers, in strip malls, and in stand-alone locations. We believe that our stores have a relatively small shopping radius, which allows us to concentrate multiple stores in a single market profitably. Our ability to open new stores is dependent upon, among other factors, locating suitable sites and negotiating favorable lease terms.

Of our 463 existing store locations as of February 4, 2007, we leased all stores from third parties, except 17 stores leased directly or indirectly from members of the Rossy family. See “Certain Relationships and Related Party Transactions—Real Property Leases.” We expect to continue to lease store locations as we expand. Average base rent has remained under $11 per square foot over the past several years. The average length of our leases is 9.8 years, and the average time to their expiration is 5.5 years. As current leases expire, we believe that we will be able either to obtain lease renewals, if desired, for present store locations, or to obtain leases for equivalent or better locations in the same general area. To date, we have not experienced difficulty in either renewing leases for existing locations or securing suitable leases for new stores. We believe that this leasing strategy enhances our flexibility to pursue various expansion and relocation opportunities resulting from changing market conditions.

Store Size and Condition

The range of our store size allows us to target a particular location with the store size that we believe best suits that market. We operate stores primarily ranging from 7,000 to 11,500 square feet. In the future, we intend to concentrate on opening larger stores, generally ranging from 8,000 to 12,000 square feet. Our average store size has increased over the past eight years from 5,272 square feet in fiscal year 1998 to 9,400 square feet as of February 4, 2007, with new stores opened in the fiscal year ended February 4, 2007 averaging approximately 10,000 square feet.

More than two thirds of our stores have been newly opened, completely renovated or relocated in the last six years. We have spent an average of approximately $2.6 million on store renovations and relocations (including expansions) in each of the past three years. We believe that the current store network is in good condition and does not require material maintenance capital expenditures.

Our Merchandise

Merchandise Mix

We are constantly adjusting our merchandise mix to increase profitability. As a result of the increase in the average size of our stores, we have been able to expand both the number of merchandise categories we offer and the number of products offered in each category. A typical store stocks approximately 5,000 SKUs, a significant increase from just five years ago. We analyze our products in inventory on a monthly basis for sales and profitability. Based on the results, we adjust our merchandise mix with a goal of optimizing profitability. Slower selling items are discontinued and quickly replaced.

We make our merchandise decisions based on our goal of offering the best value to our customers. Our stores offer a varied merchandise mix consisting of both consumables and semi-durables, which are sold primarily in individual or multiple units at a fixed price of $1.00. Despite the low price point, we have been successful at driving increases in average transaction size by modifying our merchandise mix based on consumer preferences and through the use of store layout and displays to encourage impulse purchases. The average customer transaction size at our stores increased approximately 21% from $5.33 in fiscal year 2001 to $6.43 in fiscal year 2007, which we believe is a result of our differentiated store format.

The actual selection of items offered in our stores at any one time varies. We have a core selection of consumable and semi-durable products such as household chemicals, paper and plastics, candy and food, and health and beauty care products that we target to have in stock at our stores continuously. Our larger stores carry a greater variety and quantity of consumable and semi-durable products than our smaller stores, particularly food, household chemicals, and health and beauty care products. In addition, we sell seasonal and impulse items and selected close-out merchandise to add variety and freshness to our core products and create an exciting shopping experience. Examples of seasonal goods include Easter gifts, summer toys, and Halloween and Christmas decorations. Our inventory includes both private label and nationally branded merchandise that we believe is good value and contributes to a consistent shopping experience designed to generate customer loyalty. We believe that despite the large selection of products bearing private label in our stores, there is still room to increase private label penetration.

Although our merchandise mix focuses on quality unbranded products, we offer a small number of close-out branded products to complement our selection, primarily in the candy and grocery category and health and beauty categories. Consistent with the focus of continuity of our product offering, both in national brands and house brands, close-out merchandise typically represent less than 1% of our sales. We believe that the consistency of our merchandise differentiates us from our U.S. counterparts.

Merchandise Sourcing

We purchase most of our merchandise through our centralized merchandising department. We purchase merchandise from wholesalers, manufacturers’ representatives, importers, barter companies, auctions, professional finders, and other retailers. Our strategy is to source merchandise directly from the lowest cost suppliers that meet our standards for quality. Our sourcing strategy balances imported merchandise and domestic products, which accounted for approximately 60% and 40%, respectively, of our total volume in fiscal year 2007. Typically, products purchased from Canadian manufacturers are consumables that fall into the categories of cleaning supplies, groceries, confections, and greeting cards. We have been steadily increasing our purchases from foreign suppliers in recent years, including goods sourced directly from China, Denmark, France, Hong Kong, India, Indonesia, Italy, Malaysia, Panama, the Philippines, Taiwan, Turkey, and the United States.

We believe that we are a leader in international sourcing for dollar store retail merchandise. We began developing relationships with overseas suppliers in 1993 and sourced more than 50% of our merchandise as a percentage of sales via our import operation directly from our global supplier base in fiscal year 2007. Through these relationships, we also develop the product design, packaging, and labeling concepts for our house brand and work in concert with the supplier partner selected to produce each item to ensure that the final product quality, design and packaging meet our exacting standards.

Our supply base is well diversified, with no single supplier accounting for more than 7% of our total purchases in fiscal year 2007. During fiscal year 2007, we purchased approximately 20% of our merchandise from our top five suppliers, 30% of our merchandise from our top ten suppliers and approximately 50% of our merchandise from our top 25 suppliers. We buy products on an order-by-order basis and have very few long-term purchase contracts or other assurances of continued product supply or guaranteed product cost. However, we have strong and long-standing relationships with our suppliers, including relationships with seven of our top ten suppliers for more than ten years and all of our top ten suppliers for more than seven years. The strength and duration of these relationships as well as our large purchasing volumes have enabled us to exert significant influence over merchandise price and quality. We also have the ability to source products from multiple alternative sources, in the event we ever need to do so.

Marketing

We have been able to generate rapid growth without significant expenditures on marketing and promotions. We believe that this is primarily due to our strong brand name and success at selecting locations with high traffic and ease of accessibility. Although we experience immaterial retail markdowns of inventory due to both the nature of our inventory and our business model, in light of the $1.00 price point on all merchandise, there are generally no sales or markdowns to advertise.

Advertising is employed almost exclusively for new store openings. We promote new store openings using a selection of media, which may include radio, local newspapers, circulars, and television. The new store advertising campaign may last from one to two weeks, depending on the store location.

Warehousing and Distribution

Our warehousing and distribution facilities consist of three warehouses and a recently opened distribution center allowing us to serve a total of approximately 600 stores, all four of which are indirectly owned by certain members of the Rossy family. The four sites are subject to long-term lease agreements. See “Certain Relationships and Related Party Transactions—Real Property Leases.” The table below describes our warehousing and distribution facilities.

Location	Size	Lease Expiration
Dorval, Québec	269,950 square feet	November 30, 2019
Lachine, Québec	356,675 square feet	November 30, 2019
Montreal, Québec	239,180 square feet	November 30, 2019
Town of Mount Royal, Québec	292,623 square feet	May 31, 2021

The three warehouses are primarily used for foreign goods inventory, while most domestic goods are delivered directly to the distribution center (excluding products delivered directly to the stores). We warehouse approximately 58% of our merchandise in our three warehouses and distribute approximately 87% of our merchandise through the distribution center. The merchandise is then transported to our stores by outside contractors. The remaining 13% of our merchandise is shipped by the suppliers directly to the stores. Examples of items shipped directly to stores by our suppliers include greeting cards and food. Of the suppliers that ship direct, a limited number (such as soft drink and greeting card suppliers) also work together with the store manager to manage inventory for the store.

As a result of our rapid past growth, our warehouses and distribution center currently have little excess capacity. We expect to increase our warehouse capacity, relocate our head office in the greater Montreal area, and, eventually, add new warehouse and distribution infrastructure to facilitate our geographic expansion to Western Canada.

Competition

We face competition in both the acquisition of inventory and sale of merchandise from variety and discount stores, mass merchandisers such as Wal-Mart, and, to a lesser extent, other fixed price retailers. Our main competitors in the Canadian dollar store market are multi-outlet companies, such as Buck or Two, Dollar Giant, Dollar Store With More, Everything For a Dollar, and Great Canadian Dollar Store. Because most of our competitors are franchise operations, we are the only significant owner of dollar stores in the Canadian market. As of February 4, 2007, we directly operated 463 stores. We believe each of our other Canadian dollar store competitors have significantly fewer stores in their networks, most of which we believe are not company-operated. We also face potential competition from U.S. fixed price retailers such as Dollar Tree, who face no significant economic barriers to entering the Canadian market.

Despite our size and growth and the size and growth of our main competitors, the dollar store segment remains fragmented, including many small “mom and pop” operated dollar stores. These stores are typically smaller (often less than 3,500 square feet), do not offer the same breadth or quality of merchandise and, therefore, we do not believe they compete in the same segment of the market with the multi-outlet dollar stores.

Some of our main competitors in the retail environment may have greater financial resources and buying power than we do. Our ability to compete will depend on many factors, including the success of our sourcing and our ability to sell our merchandise at lower prices than our competitors. We may face intense competition in the future from new entrants in the dollar store or discount retail industries, among others, and such competition could have an adverse effect on our business and results of operations.

Employees

As of February 4, 2007, we had approximately 8,500 retail employees, including full-time, part-time, and temporary employees. We also employed 160 head office employees. In addition, we hire seasonal employees during busy seasons such as Christmas and Easter. None of our employees is a party to a collective bargaining agreement or represented by a labor union.

Intellectual Property

We rely on trademark laws to protect certain aspects of our business. We rely on a combination of registered and unregistered trademark rights to protect our position as a branded company with strong name recognition. We use the registered trademark Dollarama®.

Monitoring the unauthorized use of our intellectual property is difficult, and the steps we have taken may not prevent unauthorized use by others. The failure to adequately build, maintain and enforce our intellectual property portfolio could impair the strength of our brands.

Legal Proceedings

We are from time to time involved in legal proceedings of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved, individually or in the aggregate, is material to our consolidated financial condition or results of operations. We note, however, that two actions have been instituted against us for alleged trademark infringement pertaining to the sale of certain products and two other actions have been instituted against us for alleged personal injuries sustained by customers in our stores. In the first trademark case (Just Born Inc. v. Dollarama L.P., Dollarama Group L.P., Dollarama Holdings L.P. and Dollarama Group Holdings L.P.) filed on March 12, 2007 in Federal Court of Canada, the plaintiff is claiming an unspecified amount, including $100,000 in punitive damages. In the second trademark case, Framecraft Ltd has asked that Dollarama L.P. cease selling Framecraft products. We have denied the claims in these two actions, and believe that they are without merit. In the first personal injury case (Pellegrino v. Dollar A.M.A. Inc. (operating as Dollarama) filed on June 17, 2004 in the Ontario Superior Court of Justice, the plaintiffs are alleging damages of $4.4 million. In the second, (Guiseppa Calvo v. S. Rossy Inc.) filed on May 8, 2006 in the Ontario Superior Court of Justice, the plaintiffs are alleging damages of $1.0 million. We believe that our insurance policies will cover any potential amount to be paid for these claims, other than punitive damages (in the Pellegrino case, plaintiffs have indicated that they will amend their claim to seek a further $2.0 million dollars in punitive damages). While we intend to vigorously defend the claims asserted against us, we cannot predict the outcome of these claims.

MANAGEMENT

Directors and Executive Officers

We are controlled by our general partner, Dollarama Group Holdings GP ULC, which is controlled by our parent, Dollarama Capital Corporation, and ultimately by affiliates of funds managed by Bain Capital Partners, LLC. The following table sets forth information regarding the executive officers and directors of our general partner.

Name	Age	Position(s)
Larry Rossy	64	Chief Executive Officer and Director
Robert Coallier	46	Senior Vice President, Chief Financial Officer and Secretary
Neil Rossy	37	Senior Vice President, Merchandising, and Director
Leonard Assaly	53	Senior Vice President, Information Technology and Logistics
Alan Rossy	45	Senior Vice President, Store Operations
Gregory David	39	Senior Vice President, Business Development, and Director
Geoffrey Robillard	48	President, Aris Import Inc.
Matthew Levin	41	Director
Joshua Bekenstein	48	Director
Todd Cook	36	Director
Nicholas Nomicos	44	Director

Larry Rossy has been with us since 1965 and has been our Chief Executive Officer since 1981. He is also a member of our board of directors. In 1992, Mr. Rossy made the strategic decision to convert to the “dollar store” concept. Since that time, Mr. Rossy’s principal focus has been on the expansion of the Dollarama retail network. In addition to overseeing the organization, Mr. Rossy is directly responsible for new store development and site selection. Mr. Rossy serves as a director of Colart Design Inc. and Confection Courcel Inc.

Robert Coallier has been our Chief Financial Officer since August 2005. From 2000 to June, 2005, Mr. Coallier held various positions at the Molson Coors Brewing Company, including its chief financial officer and its global chief business development officer. Prior to joining Molson, from 1996 to 2000, Mr. Coallier was vice president and chief financial officer of C-Mac Industries, Inc., an electronics manufacturer. Mr. Coallier serves as a director of Quebecor World Inc. and is also a member of different committees.

Neil Rossy has been with us since 1992 and is currently our Senior Vice President, Merchandising. He is also a member of our board of directors. Mr. Rossy is responsible for merchandising, overseeing the graphic design staff responsible for creating our house brands, and conducting special projects such as head office/warehouse construction and store fixture design.

Leonard Assaly has been with us since 1973 and is currently our Senior Vice President, Information Technology and Logistics. Mr. Assaly is responsible for our information technology systems and a variety of internal operations. He oversees and executes the development and implementation of retail software applications and our intranet and extranet.

Alan Rossy has been with us since 1988 and is currently our Senior Vice President, Store Operations. Mr. Rossy is responsible for store merchandising and the layout thereof, the management of district supervisors and store managers, advertising, and our Security and Loss Prevention program.

Gregory David has been our Senior Vice President, Business Development since 2003 and is a member of our board of directors. Mr. David is responsible for strategy and non-retail operations. Prior to joining our company, Mr. David was a financial and strategic advisor to private and public companies. Previously, he worked at Claridge Inc. from 1998 to 2000 and at McKinsey & Co. from 1996 to 1998.

Geoffrey Robillard has been the President of Aris Import Inc., a wholly-owned subsidiary of ours, since November 2004. From 1973 to November 2004, Mr. Robillard was President of 9148-7264 Québec Inc. (formerly known as Aris Import Inc.), which was at that time a major distributor for imports from overseas. Mr. Robillard became an officer of Aris Import Inc. when we acquired the assets of 9148-7264 Québec Inc. as part of the Acquisition. He is responsible for our import division and manages a team that sources product internationally, evaluates supplier’s offers and samples, and works with our buyers to choose merchandise. He handles pricing negotiations and quality control issues with import suppliers. He also coordinates all import delivery logistics, duties, and customs.

Matthew Levin is a member of our board of directors. He is a managing director at Bain Capital Partners, LLC. Prior to joining Bain Capital Partners, LLC in 1992, Mr. Levin was a consultant at Bain & Company, where he consulted in the consumer products and manufacturing industries. He serves as a director of several corporations, including Bombardier Recreational Products, Unisource and Michaels Stores.

Joshua Bekenstein is a member of our board of directors. He is a managing director at Bain Capital Partners, LLC. Prior to joining Bain Capital Partners, LLC in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of several corporations, including Bombardier Recreational Products Inc., Shoppers Drug Mart, Waters Corporation, Bright Horizons Family Solutions and Michaels Stores.

Todd Cook is a member of our board of directors. He has been a principal of Bain Capital Partners, LLC since 1996. Prior to joining Bain Capital Partners, LLC, Mr. Cook was a consultant at Bain & Company. He also serves as director of Michaels Stores and Dunkin’ Brands.

Nicholas Nomicos is a member of our board of directors. Mr. Nomicos is an operating partner at Bain Capital Partners, LLC. Prior to joining Bain Capital, Mr. Nomicos held several senior corporate and division management positions at Oak Industries Inc. Previously, Mr. Nomicos was a manager at Bain & Company. He serves as a director of several corporations, including Bombardier Recreational Products and Burlington Coat Factory Warehouse Corporation.

Some of the directors and officers are related to each other. Specifically, Larry Rossy is Neil Rossy’s father, and a cousin of each of Leonard Assaly and Alan Rossy.

We have a standing Audit Committee. Our board of directors has not identified any member of our audit committee as a financial expert within the meaning of the rules of the Securities Act of 1933 because it is not necessary considering our ownership. We do not consider any of our directors to be independent.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Board of Directors makes decisions and recommendations regarding salaries, annual bonuses and equity incentive compensation for our executive officers. It is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and our other executive officers, as well as evaluating their performance in light of those goals and objectives. Based on this evaluation, our Board of Directors determines and approves the chief executive officer’s and other executive officers’ compensation. Our Board of Directors solicits input from our chief executive officer regarding the performance of the company’s other executive officers. Finally, the Board of Directors also administers our incentive compensation and benefit plans.

The chief executive officer reviews our compensation plan. Based on his analysis, the chief executive officer recommends a level of compensation to the Board of Directors which he views as appropriate to attract, retain and motivate executive talent. Our Board of Directors determines and approves the chief executive officer’s, other executive officers’ and other officers’ compensation.

Our Compensation Objective

Our compensation practices are designed to retain, motivate and reward our executive officers for their performance and contributions to our long-term success. Our Board of Directors seeks to compensate our executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation.

Our Board of Directors seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. The Board of Directors seeks to set company performance goals that reach across all business areas and include achievements in finance/business development and corporate development.

Compensation Components

Our compensation consists primarily of three elements: base salary, annual bonus and long-term equity incentives. We describe each element of compensation in more detail below.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives at the time of hire. An executive’s base salary is also determined by reviewing the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually and increased for merit reasons, based on the executives’ success in meeting or exceeding individual performance objectives. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Annual Bonus

Our compensation program includes eligibility for an annual incentive cash bonus. The Board of Directors assesses the level of the executive officer’s achievement of meeting individual goals, as well as that executive officer’s contribution towards our long-term, company-wide goals. The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary.

For the fiscal year ended February 4, 2007, Mr. Rossy was eligible to receive a target bonus of 200.00% of his base salary. The other named executives were eligible to receive a target bonus varying from 50% to 100% of their respective base salaries.

Long-Term Equity Incentives

We believe that equity-based awards allow us to reward executive officers for their sustained contributions to the company. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. The Board of Directors believes that incentive stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. Our management option plan allows us the opportunity to grant options to purchase shares of certain classes of common and preferred equity securities of our parent. The Board of Directors does not award options according to a prescribed formula or target. Instead, we take into account the individual’s position, scope of responsibility, ability to affect profits and the individual’s historic and recent performance and the value of the awards in relation to other elements of the individual executive’s total compensation.

Termination Based Compensation

Severance and acceleration of vesting of equity-based awards. For payments due to our executive officers upon a change in control, and the acceleration of vesting of equity-based awards in the event of a change of control under our option plan, please see “Employment Arrangements and Agreements” below.

Compensation of Named Executive Officers

Summary Compensation Table for Fiscal Year 2007

The following table provides information concerning the compensation of our chief executive officer, chief financial officer and the four most highly compensated officers of our company serving as executive officers as of February 4, 2007. We refer to such officers throughout this report as our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Bonuses ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(f)	(i)	(j)		(k)
Larry Rossy, Chief Executive Officer and Director	2007	$300,000	$—	720,000	$13,908	(2)	$1,033,908
Robert Coallier, Senior Vice President, Chief Financial Officer and Secretary	2007	$375,000	$203,764	262,500	$7,800	(4)	$849,064
Geoffrey Robillard, President, Aris Import Inc.	2007	$2,000,000	$210,531	1,200,000	$3,500	(3)	$3,414,031
Neil Rossy, Senior Vice President, Merchandising	2007	$250,000	$105,266	300,000	$7,851	(2)	$663,117
Leonard Assaly, Senior Vice President, Information Technology and Logistics	2007	$250,000	$—	300,000	$8,738	(4)	$558,738
Alan Rossy, Senior Vice President Operations	2007	$250,000	$—	250,000	$4,666	(3)	$504,666

(1)	The amount accrued was determined based on the valuation of the options as determined by an outside valuation firm.

(2)	All other compensation is composed of season tickets, gas and car insurance.

(3)	All other compensation is composed of gas and car insurance.

(4)	All other compensation is composed of gas, car insurance and pension plan contributions of $3,000.00 respectively.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table shows grants of stock options outstanding on February 4, 2007, the last day of our fiscal year, to each of the executive officers named in the Summary Compensation Table for Fiscal Year 2007.

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(3) (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)		(c)	(d)	(e)	(f)
Larry Rossy	—		—	—	$—	—

Robert Coallier	35,344	(1)	141,374	—	$1.00	8/15/2015
	100,900	(2)	403,598	—	$0.70	8/15/2015
	—		—	353,436	$1.00	8/15/2015
	—		—	1,008,996	$0.70	8/15/2015

Geoffrey Robillard	113,100	(1)	169,649	—	$1.00	11/18/2014
	322,878	(2)	484,318	—	$0.70	11/18/2014
	—		—	565,498	$1.00	11/18/2014
	—		—	1,614,392	$0.70	11/18/2014

Neil Rossy	56,550	(1)	84,824	—	$1.00	11/18/2014
	161,439	(2)	242,159	—	$0.70	11/18/2014
	—		—	282,748	$1.00	11/18/2014
	—		—	807,196	$0.70	11/18/2014

Leonard Assaly	—		—	—	$—	—

Alan Rossy	—		—	—	$—	—

(1)	Class B common options with time-based vesting, which were exercisable as of the 2007 fiscal year-end. The vesting dates for Geoffrey Robillard and Neil Rossy are 11/18/2005, 11/18/2006, 11/18/2007, 11/18/2008, and 11/18/2009. The vesting dates for Robert Coallier are 8/15/2006, 8/15/2007, 8/15/2008, 8/15/2009, and 8/15/2010.

(2)	Class B preferred options with time-based vesting, which were exercisable as of the 2007 fiscal year-end. The vesting dates for Geoffrey Robillard and Neil Rossy are 11/18/2005, 11/18/2006, 11/18/2007, 11/18/2008, and 11/18/2009. The vesting dates for Robert Coallier are 8/15/2006, 8/15/2007, 8/15/2008, 8/15/2009, and 8/15/2010.

(3)	Includes both Class B common and Class B preferred options with performance-based vesting, which vest in equal installments over a five year period, and which become exercisable only upon the satisfaction of certain performance criteria and the occurrence of a change of control transaction or an initial public offering. The vesting dates for Geoffrey Robillard and Neil Rossy are 11/18/2005, 11/18/2006, 11/18/2007, 11/18/2008, and 11/18/2009. The vesting dates for Robert Coallier are 8/15/2006, 8/15/2007, 8/15/2008, 8/15/2009, and 8/15/2010.

Option Plan

Our parent has adopted a management option plan for our employees, managers and directors. The purpose of the option plan is to advance the interests of our parent and its subsidiaries by enhancing their ability to attract and retain employees, managers and directors, to reward such individuals for their contributions and to encourage such individuals to take into account the long-term interests of the group through their participation in our parent’s share capital by receiving certain classes of common and preferred equity securities of our parent. The option plan is administered by the board of directors of our parent and such board has the sole and complete authority to, among other things, determine the individuals to whom options may be granted, and grant options in such amounts and, subject to the provisions of the option plan, on such terms and conditions as it determines.

The options granted under the option plan are granted in three tranches. The tranche A options vest in equal installments over five years. The tranche B and tranche C options become eligible to vest in equal installments over five years and, provided certain financial thresholds are met, become exercisable upon the occurrence of a change of control transaction or an initial public offering. The tranche B and tranche C options not eligible to vest upon the occurrence of a change of control transaction or an initial public offering shall thereafter automatically vest and become exercisable as they become eligible to vest in equal installments over the five-year period.

Once granted, the right to exercise options will expire on the earliest to occur of the following: (a) ten years from the date of grant, (b) 365 days from the date of the optionee’s death, (c) 90 days from the date of the optionee’s disability or retirement, and (d) 30 days from the termination of the optionee’s employment or term in office without cause.

Unless otherwise agreed to with such optionee, when an optionee’s employment or term in office terminates by reason of termination for cause or voluntarily resignation by the optionee, then any options held by such optionee, whether or not exercisable as at the date of termination, immediately expire and are cancelled on such date or at a time as may be determined by the board of directors of our parent, in its sole discretion.

Options Exercised and Stock Vested

In fiscal year 2007, none of our named executive officers exercised any options.

Employment Arrangements and Agreements

Agreements with Named Executive Officers

Each of the chief executive officers and five most highly compensated executive officers of Dollarama L.P. have entered into executive employment agreements with Dollarama L.P., our wholly-owned subsidiary. Except for Mr. Coallier, each of the executive employment agreements is for a term of five years from the date of the agreement (October 4, 2004, in the case of Messrs. Larry Rossy, Alan Rossy, Neil Rossy and Leonard Assaly, and November 18, 2004, in the case of Mr. Geoffrey Robillard). The executive employment agreement for Mr. Coallier, dated August 15, 2005, is for an indefinite term.

Under each of the foregoing employment agreements, each of the executive officers has agreed to certain covenants regarding non-competition, non-solicitation of employees, and non-solicitation of suppliers. Such covenants extend for three years in the case of Mr. Robillard and for 24 months, in the case of such other executive officers, after termination of employment with Dollarama L.P. for any reason. Each officer has also agreed to a loyalty covenant during such officer’s employment with Dollarama L.P.

Payments Upon Termination Events and a Change of Control

If Dollarama L.P. terminates the employment of any of these executive officers (other than Mr. Robillard), other than for cause or if such officer resigns on the grounds of constructive termination, Dollarama L.P. will pay to such officer an amount equal to (i) such officer’s base salary earned but not paid through the date of termination, (ii) any unreimbursed business expenses, (iii) any unpaid bonus compensation already awarded on the date of termination, (iv) the portion of such officer’s annual bonus earned for the fiscal year in which the termination occurs, and (v) conditional on such officer’s fulfillment of the remainder of such officer’s contractual obligations, 24 months of such officer’s base salary, unless Dollarama L.P. has given such officer 24 months written notice of such termination.

If Mr. Robillard is terminated other than for cause or he resigns on the grounds of constructive termination, Dollarama L.P. will pay to him an amount equal to (i) his base salary earned but not paid through the date of termination, (ii) any unreimbursed business expenses, (iii) any unpaid bonus compensation already awarded on the date of termination, (iv) the portion of his annual bonus earned for the fiscal year in which he is terminated, and (v) conditional on his fulfillment of the remainder of his contractual obligations, including the covenants mentioned in the preceding paragraph, (A) $1.0 million as an indemnity of notice of termination and (B) $2.0 million in consideration of the non-competition covenant in the executive employment agreement, in each case over a period of three years in equal quarterly installments.

In addition to his executive employment agreement, on August 15, 2005, Robert Coallier and our parent, Dollarama Capital Corporation, executed an agreement which provides that, if, as of the date of the termination of Mr. Coallier’s employment (for reasons other than cause or voluntary resignation), an initial underwritten public offering of common shares of our parent has occurred and its current securityholders do not in the aggregate own securities representing more than 50% of its voting or economic power, and representatives of our parent’s current securityholders do not represent the majority of the directors on its board of directors, then certain of the options granted to Mr. Coallier shall vest and become exercisable immediately.

Name	Payments Due in Connection with a Termination of Employment without Cause or for Constructive Termination	Payments Due in Connection with a Change of Control Without Termination of Employment(1)	Payments Due in Connection with a Change of Control Without Termination of Employment(2)	Payments Due in Connection with a Change of Control With Termination of Employment(2)(3)
Larry Rossy	$600,000	$—	$—	$—
Robert Coallier	$1,068,403	$636,806	$955,209	$5,650,998
Geoffrey Robillard	$4,018,883	$2,037,765	$3,056,648	$—
Neil Rossy	$1,009,441	$1,018,883	$1,528,324	$—
Leonard Assaly	$500,000	$—	$—	$—
Alan Rossy	$500,000	$—	$—	$—

(1)	Assumes the first threshold of internal rate of return on the performance contingent equity is met.

(2)	Assumes the maximum internal rate of return on the performance contingent equity is met.

(3)	Assumes that an initial underwritten public offering of common shares of our parent has occurred and its current securityholders do not in the aggregate own securities representing more than 50% of its voting or economic power, and representatives of our parent’s current securityholders do not represent the majority of the directors on its board of directors.

Director Compensation

The members of our board of directors are not separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The board of directors reviews and approves transactions between the Company on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the board determined may be considered a related party, on the other hand. Prior to board consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the board, and the transaction is not considered approved by the board unless a majority of the directors who are not interested in the transaction approve the transaction

Management Agreement

In connection with the Acquisition, we entered into a management agreement with Bain Capital Partners, LLC, pursuant to which it provides various consulting and management advisory services to us. The management agreement has an initial term of five years, with automatic successive one-year extensions unless terminated by our parent upon notice given at least 60 days prior to the expiration of any term. Pursuant to the management agreement, we paid to Bain Capital Partners, LLC approximately $10.2 million in connection with the structuring of the debt financing in connection with the Acquisition, in addition to expenses incurred in connection therewith. In addition, we pay to it an annual management fee of up to $3.0 million in exchange for the ongoing management services that it provides under the management agreement, together with all reasonable expenses incurred in connection therewith. Subject to the approval of the disinterested directors of our parent, we will pay to it an additional fee of up to 1% of the gross transaction value for advisory services it provides in connection with any financing, acquisition, or disposition transaction involving our parent or any of its subsidiaries. The indenture governing the 8.875% notes and the indenture governing the notes offered hereby permit us to amend the management agreement to pay a “termination fee” to Bain Capital Partners, LLC of up to $7.5 million. For the combined twelve months of fiscal year 2005 and fiscal years 2006 and 2007, we incurred management fees of $0.3 million, $3.6 million, and $3.2 million, respectively, pursuant to such arrangements.

Securityholders Agreement

In connection with the Acquisition, our parent entered into a securityholders agreement, with an affiliate of funds managed by Bain Capital Partners, LLC, the sellers and Larry Rossy, Neil Rossy, Alan Rossy, and Leonard Assaly. Such securityholders agreement was amended and restated on December 20, 2006. The securityholders’ agreement provides for voting agreements with respect to certain governance matters, including the election of the members of the board of directors of our parent, and specific stockholder rights. Pursuant to the securityholders agreement, each holder of the shares of equity securities of our parent agrees to cast all of its votes and to take all other necessary action to elect as members of the board of directors the chief executive officer of our parent, two individuals designated by the majority sellers (as defined in the securityholders agreement), and other individuals designated by the majority investors (as defined in the securityholders agreement), subject to certain restrictions. The parties have also agreed to certain transfer restrictions with respect to the shares that they hold and will have both tag along rights and drag along rights in the event of transfers of such shares. In addition, the securityholders agreement grants to holders of our parent’s equity securities participation rights in connection with future issuances of equity securities, as well as demand and incidental registration rights in respect of their shares of our parent’s equity securities.

Parent Subordinated Notes

As part of the Acquisition, our parent entered into an initial investor subscription agreement with affiliates of funds managed by Bain Capital Partners, LLC, pursuant to which, among other things, such affiliates subscribed for, and our parent issued to such affiliates, a senior subordinated note in the amount of $50.0 million due May 31, 2016 and a junior subordinated note in the amount of approximately $199.3 million due November 30, 2019 prior to repayment as described below. The senior subordinated note was bearing interest at 2.875% per quarter, as adjusted from time to time to cause the interest rate, net of the aggregate amount of taxes attributable directly or indirectly to such interest, to equal 2.5%, and was paid in arrears on the last business day of each February, May, August, and November. The junior subordinated note bears interest at a rate of 3.075% per quarter, as adjusted from time to time to cause the interest rate, net of the aggregate amount of taxes attributable directly or indirectly to such interest, to equal 2.7%, and is paid in arrears on the last business day of each February, May, August, and November.

Our debt agreements currently permit, our subsidiaries to distribute cash to our parent to pay interest on the outstanding junior subordinated notes. Pursuant to a continuing investor subscription agreement, also entered into as part of the Acquisition among our parent and an affiliate of funds managed by Bain Capital Partners, LLC, such affiliate agreed to use, or cause one or more of its subsidiaries to use, the amount of the interest paid on the then currently outstanding junior subordinated notes net of the aggregate amount of taxes attributable directly or indirectly to such interest to purchase additional junior subordinated notes and equity securities of our parent, in each case, in proportion to the aggregate notes and equity then outstanding. If the cash required to pay the interest on the junior subordinated notes is distributed by our subsidiaries to our parent, the proceeds of such reinvestment are then reinvested by our parent in additional partnership units in Dollarama Group Holdings L.P., which reinvests such proceeds in additional partnership units of Dollarama Holdings L.P., which in turn reinvests such proceeds in additional partnership units of Dollarama Group L.P.

As part of the 2005 Refinancing, a cash distribution was made to our parent, Dollarama Capital Corporation, which used the cash to repay in full the principal amount and accrued interest of the senior subordinated notes. The indenture governing the 8.875% notes permitted this distribution of cash to Dollarama Capital Corporation to prepay the senior subordinated notes and allows us to continue to distribute cash to Dollarama Capital Corporation in accordance with the foregoing procedure with respect to the outstanding junior subordinated notes.

As part of the 2006 Recapitalization, the proceeds from the issuance of the outstanding notes were used to make a cash distribution to our parent and to pay related fees and expenses.

Real Property Leases

We currently lease 17 stores and our four warehousing and distribution facilities directly or indirectly from members of the Rossy family, pursuant to long-term lease agreements. Expenses charged by related parties, which are mainly comprised of rent, totaled $4.1 million, $5.5 million and $7.6 million for the combined twelve months ended January 31, 2005, the fiscal year 2006 and the fiscal year 2007, respectively.

Purchases

Prior to the Acquisition, substantially all overseas purchases were made from Aris Import Inc., the distributor used by the predecessor for imports overseas. The predecessor was Aris Import Inc.’s only customer. Immediately prior to the Acquisition, our predecessor acquired the assets of Aris Import Inc. As a result, the financial results of the successor presented herein include the results of Aris Import Inc. With respect to the period prior to the Acquisition, Aris Import Inc. met the criteria for being a Variable Interest Entity under FIN 46R and accordingly, its results were consolidated with those of the predecessor in the U.S. GAAP reconciliation included in the notes to the combined financial statements of the predecessor included elsewhere in this report.

PRINCIPAL STOCKHOLDERS

Our parent owns all of the issued and outstanding shares of the general partner of Dollarama Group Holdings L.P. and, together with such general partner, owns all of the partnership units of Dollarama Group Holdings L.P., which in turn owns all of the outstanding shares of the general partner of Dollarama Holdings L.P. and, together with such general partner, owns all of the partnership units of Dollarama Holdings L.P., which owns all of the outstanding shares of the general partner of Dollarama Group L.P. and, together with such general partner, owns all of the partnership units of Dollarama Group L.P. Our parent’s authorized share capital consists of an unlimited number of common shares, an unlimited number of class A common shares, an unlimited number of class B common shares, an unlimited number of class A preferred shares, an unlimited number of class B preferred shares, and an unlimited number of class C preferred shares, all without par value.

Common Shares; Class A Common Shares and Class B Common Shares.  Each common share, class A common share and class B common share entitles the holder thereof to one vote at any meeting of shareholders. The holders of class A common shares and class B common shares are entitled to receive dividends as and when declared by the board of directors of our parent and subject to the rights attaching to the class A preferred shares, the class B preferred shares and the class C preferred shares, on liquidation, are entitled to receive the remaining assets of parent.

Class A Preferred Shares.  The class A preferred shares do not carry voting rights and holders of the class A preferred shares are not entitled to receive any dividends. Subject to the rights attaching to the class C preferred shares, on liquidation, the holders of class A preferred shares are entitled to receive, ratably with the holders of class B preferred shares and in priority to any payment or distribution in respect of the common shares, class A common shares and class B common shares, an amount per share equal to the class A redemption price as of such date calculated in accordance with the articles of parent.

Class B Preferred Shares.  The class B preferred shares do not carry voting rights and holders of the class B preferred shares are not entitled to receive any dividends. Subject to the rights attaching to the class C preferred shares, on liquidation, the holders of class B preferred shares are entitled to receive, ratably with the holders of class A preferred shares and in priority to any payment or distribution in respect of the common shares, class A common shares and class B common shares, an amount per share equal to the class B redemption price as of such date calculated in accordance with the articles of parent. In addition, one or more holder or holders of class B preferred shares holding a majority of the class B preferred shares then issued and outstanding, subject to Dollarama Investment II L.P.’s overriding call right, is or are entitled to require parent to retract all of the then issued and outstanding class B preferred shares for an aggregate amount equal to the class B redemption price as of such time, determined in accordance with the articles of parent, which retraction price shall be fully paid and satisfied by the delivery by or on behalf of parent of units of Dollarama Investment II L.P.

Class C Preferred Shares.  The class C preferred shares do not carry voting rights and holders of the class C preferred shares are not entitled to receive any dividends. On liquidation, the holders of class C preferred shares are entitled to receive, in priority to any payment or distribution in respect of the common shares, class A common shares, class B common shares, class A preferred shares and class B preferred shares, an amount per share equal to the class C redemption price as of such date calculated in accordance with the articles of parent. In addition, in certain circumstances specified in the articles of parent, one or more holder or holders of class C preferred shares holding a majority of the class C preferred shares then issued and outstanding, subject to Dollarama Investment II L.P.’s overriding call right, is or are entitled to require parent to retract all of the then issued and outstanding class C preferred shares for an aggregate amount payable in cash equal to the class C redemption price as of such time, determined in accordance with the articles of parent.

	Common Shares				Preferred Shares
Beneficial owner	Class A	Percentage Ownership Interest Class A	Class B	Percentage Ownership Interest Class B	Class A	Percentage Ownership Interest Class A	Class B	Percentage Ownership Interest Class B	Class C	Percentage Ownership Interest Class C
Holders affiliated with Bain Capital Partners(1)	33,929,931	100.0%	—	—	16,848,138	100.0%	—	—	—	—
Holder affiliated with the Rossy family(2)	—	—	8,482,483	97.6%	—	—	24,215,188	97.6%	55,552,552	100.0%
Larry Rossy(3)	—	—	8,482,483	97.6%	—	—	24,215,188	97.6%	55,552,552	100.0%
Robert Coallier	—	—	35,344	0.4%	—	—	100,900	0.4%	—	—
Neil Rossy(4)	—	—	8,539,033	98.3%	—	—	24,376,627	98.3%	55,552,552	100.0%
Leonard Assaly(5)	—	—	8,482,483	97.6%	—	—	24,215,188	97.6%	55,552,552	100.0%
Alan Rossy(6)	—	—	8,482,483	97.6%	—	—	24,215,188	97.6%	55,552,552	100.0%
Gregory David	—	—	—	—	—	—	—	—	—	—
Geoffrey Robillard(7)	—	—	113,100	1.3%	—	—	322,878	1.3%	—	—
Matthew Levin(8)	—	—	—	—	—	—	—	—	—	—
Joshua Bekenstein(9)	—	—	—	—	—	—	—	—	—	—
Todd Cook(10)	—	—	—	—	—	—	—	—	—	—
Nicholas Nomicos(11)	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group(12)	33,929,931	100.0%	8,687,477	100.0%	16,848,138	100.0%	24,800,405	100.0%	55,552,552	100.0%

(1)	Represents class A common shares held directly by Dollarama Investment ULC and class A preferred shares held directly by Dollarama Investment II, L.P. Both entities are beneficially owned by investment funds affiliated with Bain Capital Partners. The address for each entity is c/o Bain Capital Partners, LLC, 111 Huntington Ave., Boston, MA 02199.

(2)	Represents class B common shares, class B preferred shares and class C preferred shares held directly by S. Rossy Inc. Such entity is beneficially owned by Larry Rossy, Neil Rossy, Leonard Assaly, Alan Rossy and other members of the Rossy family.

(3)	Represents class B common shares, class B preferred shares and class C preferred shares held directly by S. Rossy Inc. Mr. Rossy, together with other members of the Rossy family beneficially owns S. Rossy Inc.

(4)	Includes 8,482,483 class B common shares, 24,215,188 class B preferred shares and 55,552,552 class C preferred shares held directly by S. Rossy Inc. Mr. Rossy, together with other members of the Rossy family beneficially owns S. Rossy Inc. Also includes 56,550 class B common shares and 161,439 class B preferred shares subject to options which are presently exercisable or exercisable within the next 60 days.

(5)	Represents class B common shares, class B preferred shares and class C preferred held directly by S. Rossy Inc. Mr. Rossy, together with other members of the Rossy family beneficially owns S. Rossy Inc.

(6)	Represents class B common shares, class B preferred shares and class C preferred held directly by S. Rossy Inc. Mr. Rossy, together with other members of the Rossy family beneficially owns S. Rossy Inc.

(7)	Represents class B common shares and class B preferred shares subject to options which are presently exercisable or exercisable within the next 60 days.

(8)	Does not include shares held by holders affiliated with Bain Capital Partners. Mr. Levin is a managing director of Bain Capital Partners. His address is c/o Bain Capital Partners, LLC, 111 Huntington Ave., Boston, MA 02199.

(9)	Does not include shares held by holders affiliated with Bain Capital Partners. Mr. Bekenstein is a managing director of Bain Capital Partners. His address is c/o Bain Capital Partners, LLC, 111 Huntington Ave., Boston, MA 02199.

(10)	Does not include shares held by holders affiliated with Bain Capital Partners. Mr. Cook is a principal at Bain Capital Partners. His address is c/o Bain Capital Partners, LLC, 111 Huntington Ave., Boston, MA 02199.

(11)	Does not include shares held by holders affiliated with Bain Capital Partners. Mr. Nomicos is an operating partner of Bain Capital Partners. His address is c/o Bain Capital Partners, LLC, 111 Huntington Ave., Boston, MA 02199.

(12)	Includes 204,994 class B common shares and 585,217 class B preferred shares subject to options which are presently exercisable or exercisable within the next 60 days. Also includes 8,482,483 class B common shares and 24,215,188 class B preferred shares and 55,552,552 class C preferred shares held directly by S. Rossy Inc., which is beneficially owned by Larry Rossy, Neil Rossy, Leonard Assaly, Alan Rossy and certain other members of the Rossy family. Does not include shares held by holders affiliated with Bain Capital Partners.

DESCRIPTION OF OTHER INDEBTEDNESS

The Senior Secured Credit Facility

The following is a summary of the material terms of Dollarama Group L.P.’s and Aris Import Inc.’s senior secured credit facility, as amended through the date hereof.

Structure

The senior secured credit facility provides for senior secured financing, consisting of:

•

a $75.0 million revolving credit facility maturing in May 2010, denominated in Canadian dollars and including a $25.0 million letter of credit subfacility and a $10.0 million swingline loan subfacility;

•	a $88.0 million term loan A facility maturing in May 2010, denominated in Canadian dollars and drawn in full;

•	a U.S.$241.6 (approximately $286.5 million based on the exchange rate on February 4, 2007) term loan B facility maturing in November 2011, denominated in U.S. dollars and drawn in full.

As of February 4, 2007, there was an aggregate $374.5 million outstanding under the senior secured credit facility, including $0 outstanding under the revolving credit facility, $88.0 million outstanding under the term loan A facility, and $286.5 million outstanding under the term loan B facility.

In addition, Dollarama Group L.P. and Aris Import, Inc. may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150.0 million (or the U.S. dollar equivalent thereof).

Interest Rates and Fees

The interest rates per annum applicable to the loans under the senior secured credit facility, other than swingline loans, equal an applicable margin percentage plus, at the applicable borrower’s option, (1) in the case of U.S. dollar denominated loans, (a) a U.S. base rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate of interest for U.S. dollar loans made in Canada and (ii) the federal funds effective rate (converted to a rate based on a 365 or 366 day period, as the case may be) plus 1.0% per annum or (b) the rate per annum equal to the rate determined by Royal Bank of Canada to be the offered rate that appears on the page of the Telerate screen 3750 that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars for an interest period chosen by the applicable borrower of one, two, three, or six months (or, if available to all applicable lenders, nine or 12 month periods) and (2) in the case of Canadian dollar denominated loans, (a) a Canadian prime rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate for Canadian dollar loans made in Canada and (ii) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for an interest period of one month as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders) plus 1.0% per annum and (b) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for the appropriate interest period as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders).

Swingline loans bear interest at the interest rate equal to Canadian prime rate loans plus an applicable margin percentage. The applicable margin percentage for Canadian dollar denominated loans is subject to adjustment based upon the level of the total lease-adjusted leverage ratio. Initially, the applicable margins were 1.25% for Canadian prime rate loans and 2.25% for bankers’ acceptances. During the three months ended

April 30, 2006, the total lease-adjusted leverage ratio level decreased the applicable margin percentage for Canadian dollar denominated loans by 0.25% to 1.00% for Canadian prime rate loans and 2.00% for bankers’ acceptances, effective May 25, 2006. On the last day of each calendar quarter, Dollarama Group L.P. and Aris Import Inc. also pay a commitment fee (calculated in arrears) to each revolving credit lender in respect of any unused commitments under the revolving credit facility, subject to adjustment based upon the level of the total lease-adjusted leverage ratio. Previously, the applicable margin percentage was 2.25% for adjusted LIBOR rate loans and 1.25% for U.S. base rate loans. However, on May 25, 2006, the term B loan was amended. As a result, the margin percentage of 2.25% for adjusted LIBOR rate loans and 1.25% for U.S. base rate loans was decreased by 0.25% to 2.00% for adjusted LIBOR rate loans and 1.00% for U.S. base rate loans. Upon reaching a lease-adjusted leverage ratio of less than 4.75:1, as we did in the fiscal year ended February 4, 2007, the margin percentage is reduced further by a 0.25% reduction. Such reduction was effective May 8, 2007.

Amortization

Beginning with a first installment on April 30, 2005, the senior secured credit facility required scheduled quarterly payments on (1) the U.S. dollar denominated term loans in an amount of 0.25% (calculated as of the date such loans were made) of the U.S. dollar denominated term loans, with the balance paid at maturity of the U.S. term loan facility and (2) the Canadian dollar denominated term loans in an amount initially equal to 1.25% (increasing on each subsequent April 30 by 1.25%) of the original Canadian dollar denominated term loans, with the balance paid at maturity of the Canadian term loan facility.

Prepayments

Subject to certain exceptions, the senior secured credit facility requires prepayment of or offers to prepay outstanding term loans with:

•	50% (as may be reduced based upon the total lease-adjusted leverage ratio) of annual excess cash flow;

•	50% (as may be reduced based upon the total lease-adjusted leverage ratio) of the net cash proceeds from specified issuances of equity securities;

•	100% of the net cash proceeds from certain incurrences of debt; and

•	100% of the net cash proceeds from asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions.

Proceeds required to prepay in full the loans are first applied to the Canadian dollar denominated term loan facility with the remaining proceeds thereafter applied to the U.S. dollar denominated term loan facility.

Prior to the fifth anniversary of the applicable funding date, all mandatory prepayments and scheduled amortization payments of the U.S. dollar denominated term loans are limited in aggregate amount to 25% of the applicable principal amount of the U.S. dollar denominated term loans borrowed under the senior secured credit facility (with a catch-up payment following such applicable fifth anniversary).

Voluntary prepayments of loans under the senior secured credit facility and voluntary reductions of revolving loan commitments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR rate loans and bankers’ acceptances.

Guarantees and Security

The obligations under the senior secured credit facility are guaranteed by Dollarama Holdings L.P. and all of its existing and future subsidiaries (except for unrestricted subsidiaries as defined in the credit facility) and secured by a perfected security interest in substantially all of Dollarama Holdings L.P.’s assets and assets of its direct and indirect restricted subsidiaries that are guarantors, in each case, now owned or later acquired, including a pledge of all of Dollarama Group L.P.’s capital stock and the capital stock of each of its direct and indirect subsidiaries.

Certain Covenants

The senior secured credit facility includes restrictive covenants that, subject to significant exceptions, limit Dollarama Group L.P.’s ability and the ability of Dollarama Group L.P.’s restricted subsidiaries, to, among other things:

•	make investments and loans;

•	make capital expenditures;

•	incur, assume, or permit to exist additional indebtedness, guarantees, or liens;

•	engage in mergers, acquisitions, asset sales, or sale-leaseback transactions;

•	declare dividends, make payments on, or redeem or repurchase equity interests;

•	alter the nature of the business they conduct;

•	engage in certain transactions with affiliates;

•	enter into agreements limiting subsidiary distributions; and

•	prepay, redeem, or repurchase certain indebtedness including the notes.

In addition, the senior secured credit facility also requires Dollarama Group L.P. to comply on a quarterly basis with certain financial covenants, including:

•	a maximum lease-adjusted leverage ratio test; and

•	a minimum interest coverage ratio test.

These financial covenants become more restrictive over time. The senior secured credit facility also contains certain customary affirmative covenants.

Events of Default

The senior secured credit facility contains customary events of default, in each case, with customary and appropriate grace periods and thresholds, including, but not limited to:

•	payment defaults;

•	breaches of representations and warranties in any material respect;

•	covenants defaults;

•	cross-defaults to certain indebtedness;

•	certain events of bankruptcy;

•	material unsatisfied judgments;

•	actual or asserted failure of any guaranty or security document supporting the obligations under our senior secured credit facility to be in full force and effect; and

•	change of control event.

If an event of default occurs and is continuing, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken as a secured creditor.

The 8.875% Senior Subordinated Notes Due 2012

On August 12, 2005, Dollarama Group L.P., a limited partnership formed under the laws of Québec, Canada, and Dollarama Corporation, a corporation organized under the laws of New Brunswick, Canada and a wholly-owned subsidiary of Dollarama Group L.P., issued U.S.$200.0 million of 8.875% Senior Subordinated Notes due 2012. The 8.875% notes will mature on August 15, 2012. The 8.875% notes are unsecured senior subordinated obligations and are subordinated in right of payment to all of Dollarama Group L.P.’s and Dollarama Corporation’s existing and future indebtedness, including obligations under the senior secured credit facility, are pari passu in right of payment with any of their future senior subordinated indebtedness and are senior in right of payment to any of their future subordinated indebtedness. The 8.875% notes are guaranteed by certain of Dollarama Group L.P.’s existing subsidiaries (other than Dollarama Corporation, as the co-issuer of the 8.875% notes), and will be guaranteed by certain of Dollarama Group L.P.’s future domestic subsidiaries. The guarantees are subordinated in right of payment to all existing and future senior indebtedness of the applicable guarantor, are pari passu in right of payment with any future senior subordinated debt of such guarantor and are senior in right of payment to any future subordinated indebtedness of such guarantor.

On or after August 15, 2009, the 8.875% notes may be redeemed, in whole or in part, initially at 104.438% of their principal amount, plus accrued and unpaid interest, declining to 100% of their principal amount, plus accrued and unpaid interest, at any time on or after August 15, 2011. Prior to August 15, 2009, the 8.875% notes may be redeemed, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest and a make-whole premium. In addition, at any time prior to August 15, 2008, Dollarama Group L.P. and Dollarama Corporation may redeem up to 35% of the aggregate principal amount of the 8.875% notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original aggregate principal amount of the 8.875% notes issued remains outstanding. Following a change of control, Dollarama Group L.P. and Dollarama Corporation will be required to offer to purchase all of the 8.875% notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

If a change of control as defined in the indenture relating to the 8.875% notes occurs, Dollarama Group L.P. and Dollarama Corporation will be required to offer to purchase all of the 8.875% notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In addition, Dollarama Group L.P. and Dollarama Corporation must offer to repurchase the 8.875% notes at a price equal to their outstanding principal amount with certain proceeds of certain asset sales.

The 8.875% notes contain customary negative covenants and restrictions on actions by Dollarama Group L.P., Dollarama Corporation and their restricted subsidiaries including, without limitation, restrictions on additional indebtedness, investments, asset dispositions outside the ordinary course of business, liens, the declaration or payment of dividends and transactions with affiliates, among other restrictions. The 8.875% notes also contain customary events of default and affirmative covenants.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Dollarama Group Holdings L.P., a limited partnership formed under the laws of Quebec and not to any of its Subsidiaries and “Dollarama Corp.” refers only to Dollarama Group Holdings Corporation, a company with unlimited liability under the Companies Act (Nova Scotia) and a wholly owned subsidiary of the Company. “Dollarama Group” refers only to Dollarama Group L.P., a wholly owned indirect subsidiary of the Company.

The Company and Dollarama Corp. (together, the “Co-Issuers”) issued notes (the “Notes”) under an indenture dated as of December 20, 2006 (the “Indenture”), among the Co-Issuers and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture complies with the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Registration Rights Agreement referred to under the heading “Registered Exchange Offer; Registration Rights” sets forth rights you have to require us to register your notes with the Securities and Exchange Commission.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the Indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information.”

The registered holder of any Note will be treated as the owner of it for all purposes.

Principal, Maturity and Interest

The Co-Issuers issued the Notes with a maximum aggregate principal amount of U.S.$200.0 million. The Notes will mature on August 15, 2012. Subject to the Company’s compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Co-Issuers will be permitted to issue an unlimited principal amount of additional Notes (the “Additional Notes”) at later dates under the same Indenture. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any Additional Notes actually issued. Any Additional Notes that the Co-Issuers issue in the future will be identical in all respects to the Notes that the Co-Issuers are issuing now, except that Additional Notes issued in the future may have different issuance prices and will have different issuance dates. The Co-Issuers will issue Notes only in fully registered form without coupons, in denominations of U.S.$2,000 and integral multiples of U.S.$1,000.

Interest on the Notes accrues at a rate per annum, reset semi-annually, equal to LIBOR plus 5.75% per annum (increasing to 6.25% after two years, and 6.75% after three years), as determined by an agent appointed by the Co-Issuers to calculate LIBOR for the purpose of the Indenture (the “Calculation Agent”), which shall initially be the Trustee. Interest is payable by the Co-Issuers each June 15 and December 15 (each, an “Interest Payment Date”), and on such date the Co-Issuers may elect to pay interest in cash or not pay interest in cash. For purposes of this description, “Deferred Interest” means accrued interest that the Co-Issuers elect not to pay in cash on an Interest Payment Date. Interest shall accrue for future Interest Payment Dates on Deferred Interest plus the principal amount of the Notes. For the avoidance of doubt, references in this description to “accrued and unpaid interest” will be deemed to exclude Deferred Interest.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include June 14, 2007.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the sum of the principal amount of and Deferred Interest on the Notes. The amount of interest paid on the Notes for each Interest Period is calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The interest rate on the Notes will increase if:

(1) the Co-Issuers do not file on a timely basis either:

(A) a registration statement to allow for an exchange offer or

(B) a resale shelf registration statement for the Notes;

(2) one of the registration statements referred to above is not declared effective on a timely basis;

(3) the exchange offer referred to above is not consummated on a timely basis or the resale shelf registration statement referred to above is not declared effective on a timely basis; or

(4) certain other conditions are not satisfied as described under “Registered Exchange Offer; Registration Rights.”

Any interest payable as a result of any such increase in interest rate is referred to as “Additional Interest” and all references to interest in this description include Additional Interest.

You should refer to the description under the heading “Registered Exchange Offer; Registration Rights” for a more detailed description of the circumstances under which the interest rate will increase.

Holding Company Structure

The Company is a holding company and does not have any material assets or operations other than ownership of Capital Stock of (i) Dollarama Group Holdings Corporation (the co-issuer of the Notes) and (ii) Dollarama Holdings L.P., which is also a holding company and does not have any material assets or operations other than the ownership of all of the outstanding Capital Stock of Dollarama Group L.P. (the co-issuer of the Senior Subordinated Notes) and Dollarama Group GP Inc., which is the general partner of Dollarama Group L.P., and (iii) Dollarama Holdings GP Inc., which is the general partner of Dollarama Holdings L.P. Dollarama Corp. has no assets. All of the Company’s operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including the lenders under the Senior Credit Agreement, holders of the Senior Subordinated Notes, trade creditors and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company’s creditors, including the holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our Subsidiaries.

As of February 4, 2007, the Company, on a stand-alone basis, had outstanding total Indebtedness of approximately U.S.$200.0 million, all of which was represented by the Notes. As of the same date, its Subsidiaries had Indebtedness of approximately $611.6 million outstanding, including $374.5 million of borrowings outstanding under the Senior Credit Agreement and U.S.$200.0 million under the Senior Subordinated Notes, all of which is structurally senior to the Notes. In addition, an additional $75.0 million was available for borrowing under the Senior Credit Agreement, all of which is also structurally senior to the Notes. Although the Indenture limits the incurrence of Indebtedness and the issuance of Preferred Stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. See “Risk Factors—Dollarama Group Holdings L.P. is a holding company with no operations of its own and depends on its subsidiaries for cash. The notes are not obligations of Dollarama Group Holdings L.P.’s subsidiaries, other than Dollarama Group Holdings Corporation, and your right to receive payments on the notes is effectively subordinated to the claims of the creditors of its non-obligor subsidiaries.”

Optional Redemption

Except as set forth below, the Notes will not be redeemable at the option of the Co-Issuers prior to June 15, 2007. Starting on that date, the Co-Issuers may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, including Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the periods set forth below, and are expressed as percentages of principal amount plus Deferred Interest:

Year	Redemption Price
June 15, 2007 to December 14, 2008	100.00%
December 15, 2008 to December 14, 2009	102.00%
December 15, 2009 to December 14, 2010	101.00%
December 15, 2010 and thereafter	100.00%

The Notes may be redeemed, in whole or in part, at any time prior to June 15, 2007 at the option of the Co-Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus Deferred Interest plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). Any notice to holders of Notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

The Co-Issuers also may at any time redeem all, but not less than all, of the outstanding Notes at a redemption price of 100% of the principal amount thereof plus Deferred Interest plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption if the Co-Issuers have become or would become obligated to pay any Additional Amounts in respect of the Notes as a result of:

(1) any change in or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or

(2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is or was announced or effective after the Issue Date.

Additional Amounts

The Indenture provides that payments made by either Co-Issuer under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (collectively, “Taxes”), unless such Co-Issuer is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof. If, after the Issue Date, the Co-Issuers are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, such Co-Issuer will pay to each holder of Notes that are outstanding on the date of the required payment, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder (an “Excluded Holder”) in respect of a beneficial holder:

(1) with which such Co-Issuer does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(2) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

(3) which presents any Note for payment of principal more than 60 days after the later of (x) the date on which payment first became due and (y) the date on which the full amount payable has been received by the Trustee and notice to that effect has been given to the Holders of Notes by the Trustee, except to the extent that such Holder of Notes would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of the applicable 60-day period;

(4) which, despite being required by law, failed to comply with a timely request of such Co-Issuer to provide information concerning such holder’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such Holder but for this clause; or

(5) any combination of the above clauses in this proviso.

Such Co-Issuer will also:

(a) make such withholding or deduction; and

(b) remit the full amount deducted or withheld on a timely basis to the relevant authority in accordance with applicable law.

Such Co-Issuer will furnish, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, to the Holders of Notes that are outstanding on the date of the required payment copies of tax receipts evidencing that such payment has been made by such Co-Issuer. Such Co-Issuer will indemnify and hold harmless each Holder of Notes that are outstanding on the date of the required payment (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of:

(1) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes,

(2) any liability (including penalties, interest and expense) arising therefrom or with respect thereto, and

(3) any Taxes imposed with respect to any reimbursement under clause (a) or (b) above.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if a Co-Issuer becomes obligated to pay Additional Amounts with respect to such payment, such Co-Issuer will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the holders of the Notes on the payment date. Whenever in the Indenture there is mentioned, in any context:

(1) the payment of principal (and premium, if any),

(2) purchase prices in connection with a repurchase of Notes,

(3) interest, Deferred Interest and Additional Interest, if any, or

(4) any other amount payable on or with respect to any of the Notes,

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Sinking Fund

There will be no mandatory sinking fund payments for the Notes.

Guarantees

On the Issue Date, there will not be any Guarantors. Subsequent to the Issue Date, the Notes will be Guaranteed by Restricted Subsidiaries that guarantee Indebtedness of the Company or any Guarantor as described under “Certain Covenants—Future Guarantors.”

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, the Co-Issuers shall make an offer to each Holder to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the sum of the principal amount of the Notes and Deferred Interest, plus accrued and unpaid interest, including Additional Interest, if any, to the repurchase date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Within 60 days following any Change of Control, unless the Co-Issuers at such time give notice of redemption required under the caption “—Optional Redemption,” the Co-Issuers shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder’s address appearing in the Security Register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of U.S.$2,000 or an integral multiple of $1,000.

The Co-Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Co-Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Co-Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue of such compliance.

Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that it would decide to do so in the future. Subject to certain covenants described below, the Co-Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Co-Issuers’ capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, or other conveyance of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company and its Subsidiaries, considered as a whole dispose of less than all these assets by any of the means described above, the ability of a Holder to require the

Co-Issuers to repurchase its Notes may be uncertain. In such a case, Holders may not be able to resolve this uncertainty without resorting to legal action.

The Senior Credit Agreement provides that the occurrence of certain of the events that would constitute a Change of Control would also constitute a default under the Senior Credit Agreement and entitle the lenders under that facility to require that such Indebtedness be repaid. Other future debt of the Company and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. The occurrence of a Change of Control also gives the holders of the Senior Subordinated Notes the ability to accept the offer of Dollarama Group to repurchase the Senior Subordinated Notes. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Senior Credit Agreement and the Senior Subordinated Notes place significant limitations on the ability of Dollarama Group to make distributions to the Company for the purpose of purchasing Notes in the event of a Change of Control. In addition, future Indebtedness of the Company and its Subsidiaries may not permit the Company’s Subsidiaries to pay dividends or make distributions to the Company, including for the purpose of purchasing Notes in the event of a Change of Control. Finally, the Co-Issuers’ ability to pay cash to holders of Notes upon a repurchase may be limited by then existing financial resources. The Co-Issuers cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Co-Issuers’ failure to repurchase Notes in connection with a Change of Control would result in a default under the Indenture.

The Co-Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time at the request of the Co-Issuers prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the Notes. See “—Amendments, Supplements and Waivers.”

Certain Covenants

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Company and its Restricted Subsidiaries (other than Dollarama Group and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) and may issue Preferred Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 and (ii) Dollarama Group and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and Dollarama Group’s Restricted Subsidiaries may issue Preferred Stock if the Fixed Charge Coverage Ratio for Dollarama Group’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness incurred by Dollarama Group, Dollarama Group’s Restricted Subsidiaries, Dollarama Holdings L.P. (“Dollarama Holdings”) and Dollarama Holdings’ Restricted Subsidiaries under the Senior Credit Agreement together with the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed $635.0 million, less the amount of all mandatory principal prepayments (with respect to revolving borrowings and letters of credit, only to the extent that revolving commitments are correspondingly reduced) actually made by Dollarama Group or any of its Restricted Subsidiaries since the date of the indenture governing the Senior Subordinated Notes with the Net Proceeds from Asset Sales;

(2) the incurrence by the Co-Issuers and any Guarantors of Indebtedness in respect of the Notes (including any Guarantee thereof) issued on the Issue Date, and the incurrence by the Co-Issuers and any Guarantors of Indebtedness in respect of the Exchange Notes (including any Guarantee thereof) issued in exchange for the Notes (including any Guarantee thereof) and in exchange for any Additional Notes (including any Guarantee thereof);

(3) the incurrence by Dollarama Holdings and any of Dollarama Holdings’ Restricted Subsidiaries of Existing Indebtedness, including the Senior Subordinated Notes (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness, including Capitalized Lease Obligations incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 270 days before or after such purchase, lease or improvement in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) and any Indebtedness that refunds or refinances such Indebtedness, does not exceed the greater of $35.0 million and 3.5% of Consolidated Total Assets of the Company;

(5) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiary in connection with such disposition;

(7) Indebtedness of the Company owed to and held by any of its Restricted Subsidiaries or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if either of the Co-Issuers or a Guarantor, if any, is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary of the Company issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary of the Company) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9) Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of hedging (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange and (C) risks with respect to the fluctuation in commodity prices;

(10) Obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary of the Company (other than Dollarama Corp.) not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $75.0 million;

(12) any guarantee by the Company or a Restricted Subsidiary of Indebtedness of any Restricted Subsidiary or any guarantee by a Restricted Subsidiary of Indebtedness of the Company so long as the incurrence of such Indebtedness is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee, if any, of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes, as the case may be, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(13) 2005 Refinancing Indebtedness incurred by the Company or any Restricted Subsidiary that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (13) and clauses (14), (17) and (18) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith prior to its respective maturity;

(14) Indebtedness or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or any Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such incurrence of Indebtedness that (i) in the case of Indebtedness or Preferred Stock of Persons that are acquired by the Company and any Restricted Subsidiary of the Company other than Dollarama Group and its Restricted Subsidiaries, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in clause (i) of the first paragraph of this covenant and (ii) in the case of Indebtedness or Preferred Stock of Persons that are acquired by Dollarama Group and its Restricted Subsidiaries, Dollarama Group would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in clause (ii) of the first paragraph of this covenant;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness representing deferred compensation or consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any direct or indirect parent of the Company permitted by the covenant described under the caption “—Restricted Payments;”

(18) Contribution Indebtedness;

(19) Indebtedness up to $10.0 million in respect of sale and leaseback transactions permitted by the covenant described under the caption “—Asset Sales;” and

(20) Indebtedness consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the Senior Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” and the Company shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (x) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (y) dividends or distributions by a Restricted Subsidiary to the Company or any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common stock on a pro rata basis) so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into any Equity Interest of the Company that is not Disqualified Stock);

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes (other than (x) Indebtedness permitted under clause (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes (or, as applicable, any Guarantees) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) (A) with respect to a Restricted Payment by the Company or any Restricted Subsidiary of the Company other than Dollarama Group and its Restricted Subsidiaries, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Company’s Deferred Interest, noncash interest expense and amortization of original issue discount with respect to the Notes shall be excluded) or (B) with respect to a Restricted Payment by Dollarama Group or any Restricted Subsidiary of Dollarama Group, Dollarama Group would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after October 31, 2006 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from November 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after October 31, 2006 from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds and marketable securities received from the sale of Equity Interests of the Company or Holdco (the proceeds of which are contributed to the Company) to members of management, directors or consultants of the Company, any direct or indirect parent of the Company and the Restricted Subsidiaries after October 31, 2006 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) Designated Preferred Stock, (iii) Disqualified Stock, (iv) the Cash Contribution Amount and (v) the Investment Amount (as defined in clause (15) of the next succeeding paragraph) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than, in the case of clauses (x) and (y), Refunding Capital Stock (as defined below), Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, the Company, or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after October 31, 2006 (other than (i) by a Restricted Subsidiary or an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries,

(ii) any Excluded Contribution, (iii) any Disqualified Stock, (iv) any Designated Preferred Stock, (v) the Cash Contribution Amount, (vi) net cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and (vii) any contributions made, directly or indirectly, in respect of the Investment Amount (as defined in clause (15) of the next succeeding paragraph), plus

(d) Without duplication of any amounts included in clause (4) of the paragraph below and provided such amounts are not included in the Consolidated Net Income of the Company, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after October 31, 2006 by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (9) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment), plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (9) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this covenant;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Equity Interests of the Company or contributions to the equity capital of the Company (other than from a Subsidiary or an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is incurred in compliance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness subordinated to the Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parents held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parents pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, and a Restricted Payment in respect of stock appreciation rights or similar phantom stock rights, provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year), subject to a maximum cumulative amount of $25.0 million; and provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parents, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parents that occurs after October 31, 2006 plus (B) the amount of any cash bonuses otherwise payable to members of management, directors, consultants of the Company or any of its Subsidiaries or any of its direct or indirect parents in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Company or any direct or indirect parents of the Company plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after October 31, 2006 (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) of this clause (4) in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in compliance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date the proceeds of which are contributed to the Company; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding (after giving effect to any subsequent sale of any Unrestricted Subsidiary to the extent the proceeds of such sale received by the Company and/or its Restricted Subsidiaries consist of cash and/or marketable securities) not to exceed the greater of $15.0 million and 1.5% of Consolidated Total Assets of the Company at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if and to the extent such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) other Restricted Payments in an aggregate amount not to exceed $10.0 million;

(10) the declaration and payment of dividends, the making of distributions, or the making of loans, to any direct or indirect parent of the Company in amounts required for such direct or indirect parent to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain its legal existence;

(B) the tax installments and the tax liability, including capital taxes, for each relevant jurisdiction in respect of returns for the relevant jurisdiction of such direct or indirect parent of the Company, to the extent reasonably attributable to the Company and its Restricted Subsidiaries;

(C) customary and reasonable salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D) reasonable general overhead expenses (including professional and administrative expenses) for any direct or indirect parent of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(E) reasonable fees and expenses other than to Affiliates related to an unsuccessful equity or debt offering by any direct or indirect parent of the Company not prohibited by the Indenture;

(11) Restricted Payments made in connection with the Transactions as described in this prospectus;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders Upon A Change of Control” and “—Asset Sales;” provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) Investments that are made with Excluded Contributions;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); and

(15)(A) payment of scheduled quarterly cash payments in an amount not to exceed the Canadian Holdco Restricted Payment Tax Gross Up and (B) so long as no Event of Default pursuant to clauses (1) or (8) under “Events of Default and Remedies” has arisen or would result therefrom and no failure to invest the Investment Amount (as defined below) has occurred and is continuing, payments to any direct or indirect parent of the Company to the extent necessary to make scheduled quarterly cash payments of the Canadian Holdco Restricted Payment Interest as required pursuant to the terms of the Canadian Holdco Restricted Payment Debt; provided, however, that immediately upon receipt of such amount (or, in any event, no later than on the Business Day immediately following the date of such receipt), the Company shall ensure that each holder of the Canadian Holdco Debt (or an Affiliate thereof) shall invest 100% of such amount (or less than 100% of such amount to the extent that a portion of such Canadian Holdco Restricted Payment Interest is permitted to be made and is actually made as a Restricted Payment pursuant to other provisions of this covenant) (such amount, the “Investment Amount”) in Canadian Holdco Debt or Equity Interests of Canadian Holdco; provided, further, that Canadian Holdco shall immediately invest such Investment Amount in Equity Interests (in the form of additional units or as an increased basis in existing common units) of Holdco and Holdco shall, in turn, invest such Investment Amount in Equity Interests (in the form of additional units or as an increased basis in existing common units) of the Company; provided, further, however that no such amounts as described in this clause (B) above shall be paid to any direct or indirect parent of the Company at any time when such direct or indirect parent is subject to a bankruptcy, insolvency or similar proceeding of the type described in clause (8) under “Events of Default and Remedies;”

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses, (4), (5), (6), (7), (9) and (12), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company. The Company’s determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if any such fair market value exceeds $30.0 million.

The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (b) an Investment in such amount would be permitted at such time under this covenant or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness of the Company ranking pari passu with or subordinated to the Notes or a Guarantee, if any, on any asset or property of the Company or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, if any, the Notes and any Guarantees, if any, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and the related Guarantees, are equally and ratably secured,

except that the foregoing clauses (1) and (2) shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; and

(ii) Liens securing the Notes and the related Guarantees, if any, and the Exchange Notes (and the related Guarantees, if any) issued in exchange for the Notes and the related Guarantees, and any Additional Notes (and the related Guarantees, if any).

Any Lien which is granted to secure the Notes under this covenant shall be discharged on the earlier to occur of (i) the discharge of the Lien that gave rise to the obligation to so secure the Notes and (ii) the full repayment of the Notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Senior Credit Agreement or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Existing Indebtedness (including the Senior Subordinated Notes) and related documentation;

(2) the Indenture and the Notes and the Guarantees, if any (including any Exchange Notes, and related Guarantees, if any, and Additional Notes, and related Guarantees, if any);

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock of the Company or any Restricted Subsidiary that is incurred subsequent to the Issue Date in accordance with the provisions of the Indenture; provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable in any material respect to the Company, taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Senior Credit Agreement or in the indenture governing the Senior Subordinated Notes, in each case, as in effect on the Issue Date or (B) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors (it being understood that the Board of Directors can take into account the Company’s ability to defer payment of interest on the Notes) of the Company in good faith, to make scheduled payments of cash interest on the Notes when due;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this paragraph; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided further, however, that with respect to contracts, instruments or obligations existing on the Issue Date, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of the Company’s Board of Directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the Issue Date.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees, if any) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $35.0 million and (y) 3.5% of Consolidated Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale the Company or the applicable Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to permanently reduce Obligations under either (X) Indebtedness of a Restricted Subsidiary of the Company, or (Y) Indebtedness of the Company that ranks pari passu with the Notes (provided that if the Company shall so reduce Obligations under such Indebtedness of the Company that ranks pari passu with the Notes, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below) to all Noteholders to purchase at a purchase price equal to 100% of the principal amount thereof, plus Deferred Interest, plus accrued and unpaid interest, and Additional Interest, if any, on the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, however, that the provisions set forth in clauses (2) and (3) of this paragraph shall be deemed satisfied by the Company or the applicable Restricted Subsidiary if by the end of such 365 day period such party shall have entered into a binding agreement under which it is contractually committed to make an investment referred to in such clauses and such investment is effected within 180 days from the date such binding agreement is entered into (but only if such 180th day occurs later than such 365th day).

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $15.0 million, the Co-Issuers will make an offer (an “Asset Sale Offer”) to all Noteholders of Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus Deferred Interest, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Co-Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis (taking into consideration any pari passu Indebtedness concurrently being repaid). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Upon the commencement of an Asset Sale Offer, the Co-Issuers shall send a notice to each Noteholder at its registered address pursuant to the procedures required by the Indenture.

The Co-Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors approving such Affiliate Transaction set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or any Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments (other than pursuant to clause (7) of the second paragraph of “—Restricted Payments”) and Permitted Investments (other than pursuant to clauses (3) and (9) of the definition thereof) permitted by the Indenture;

(3) the payment to the Sponsors and any Affiliate of one or more Sponsors of annual management, consulting, monitoring and advisory fees and Sponsor Termination Fees and related indemnities and expenses pursuant to the Management Agreement and any amendment or side letter thereto as in effect on the Issue Date;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company, any of its direct or indirect parents or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5) the payment by the Company or any Restricted Subsidiary to the Sponsors and any Affiliate of one or more Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (A) pursuant to the Management Agreement and (B) approved by a majority of the members of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, or a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, in each case in good faith;

(6) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;

(7) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(8) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any direct or indirect parent of the Company or to any Permitted Holder or to any director, officer, employee or consultant of the Company, any direct or indirect parent of the Company or their respective Subsidiaries;

(9) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement) or any amendment thereto (so long as any such amendment is not less advantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date); and

(10) the payments of fees and expenses in connection with the offering of the Notes as described in this prospectus.

Limitation on Business Activities of the Co-Issuers

The Indenture will provide that the Company shall maintain 100% of its beneficial ownership of Dollarama Group and Dollarama Corp. shall not engage in any trade or business other than the issuance of these Notes.

Merger, Amalgamation, Consolidation or Sale of Assets

Neither Co-Issuer may, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not such Co-Issuer is the surviving Person); or (2) sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) such Co-Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Co-Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation (or in the case of the Company, a limited partnership or a corporation) organized or existing under the laws of the United States, any state of the United States, the District of Columbia, the federal laws of Canada or the laws of any province thereof (the Co-Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than such Co-Issuer) assumes all the obligations of such Co-Issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the

Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) such Co-Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(6) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes.

The Indenture will also provide for similar provisions relating to any consolidation, amalgamation, merger or sale, assignment, transfer, conveyance or disposal of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above. See “—Future Guarantors.”

For purposes of this section, the sale, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, such Co-Issuer under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

This “—Merger, Amalgamation, Consolidation or Sale of Assets” section will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among a Co-Issuer and its Restricted Subsidiaries. Notwithstanding the foregoing clauses (3) and (4) of this covenant, (a) any Restricted Subsidiary may consolidate with, amalgamate with or merge into or transfer all or part of its properties and assets to a Co-Issuer or any other Restricted Subsidiary, and (b) a Co-Issuer may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating such Co-Issuer in another state of the United States or in any other province of Canada.

Such Co-Issuer will deliver to the Trustee prior to the consummation of each proposed transaction an Officers’ Certificate certifying that the conditions set forth above are satisfied and an Opinion of Counsel, which opinion may contain customary exceptions and qualifications, that the proposed transaction and the supplemental indenture, if any, comply with the Indenture.

Future Guarantors

The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, Deferred Interest, and accrued and unpaid interest and Additional Interest, if any, on the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under guarantees of all other Indebtedness of the Company and each Guarantor, if any, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Any Guarantor may consolidate or amalgamate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Person if (x) the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation, or merger assumes all obligations of that Guarantor under the Indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the Trustee or (y) such sale or other disposition complies with clauses (1), (2) and (3) of the first paragraph under the caption “—Certain Covenants—Asset Sales.” The Guarantee of a Guarantor will be released in the event that:

(a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Indenture;

(b) the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture set forth under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary;” or

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to this provision, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company and each Guarantor, if any, which resulted in the obligation to guarantee the Notes.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Noteholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will, beginning with reports relating to the Company’s results of operations for the fiscal year in which Notes are first issued under the Indenture, furnish to the Trustee and Cede & Co., the nominee of DTC and the Holder of the Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided, however, that if at any time during which the Company is subject to the provisions of this covenant, the Company is a “Foreign Private Issuer” (as defined in Rule 3b-4 of the Exchange Act), in lieu of complying with clauses (1) and (2) above, the Company may elect to comply instead with clauses (A), (B) and (C) immediately below in substitution thereof:

(A) within 90 days after the end of each fiscal year (or such shorter period as the Commission may in the future prescribe), annual reports on Form 20-F or Form 40-F, as applicable (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(B) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the Commission may in the future prescribe), reports on Form 6-K (or any successor form) containing substantially the same information as is required to be contained in quarterly financial reports prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not the Company is required to file such forms under Canadian law or stock exchange requirements) and including a “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and financial statements that are reconciled to U.S. GAAP; and

(C) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing the information required to be contained therein.

In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all the information and reports referred to in clauses (1) and (2) above (or, if applicable, clauses (A), (B) and (C) above) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time Holdco becomes a Guarantor (there being no obligation of Holdco to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or of any direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of Holdco rather than the Company.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and the Restricted Subsidiaries of the Company.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) the Co-Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) the Co-Issuers default in the payment when due of interest (including Deferred Interest) or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days; provided that the deferral of Deferred Interest in accordance with the terms of the Indenture shall not be deemed a default hereunder;

(3) the failure to comply with the provisions of “—Merger, Amalgamation, Consolidation or Sale of Assets;”

(4) the failure to make a Change of Control Offer pursuant to the covenant described under the caption “—Repurchase at the Option of Holders Upon a Change of Control;”

(5) the failure to make an Asset Sale Offer pursuant to covenant described under the caption “—Certain Covenants—Asset Sales,” and such failure continues for 45 days after written notice is given to the Co-Issuers by the Trustee;

(6) the Co-Issuers default in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1), (2), (3), (4) or (5) above) and such default or breach continues for a period of 60 days after written notice is given to the Co-Issuers by the Trustee;

(7) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or was created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(8) certain events of bankruptcy affecting any Co-Issuer, Guarantor, if any, any Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary;

(9) the failure by either of the Co-Issuers or any Restricted Subsidiary to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(10) the Guarantee, if any, of a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee other than by reason of the release of the Guarantee in accordance with the terms of the Indenture and such Default continues for 10 days.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and Deferred Interest and accrued and unpaid interest on such Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (8) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and Deferred Interest and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of each Trustee or any holder of the Notes.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (8) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except (1) a default in the payment of the principal of or interest on such Notes and (2) in respect of a covenant or provision in the Indenture that cannot be modified or amended without the consent of each holder of an outstanding Note affected.

In the event of any Event of Default specified in clause (7) of the first paragraph above, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Noteholders, if within 20 days after such Event of Default arose the Co-Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Noteholders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than, subject to clause (10) below, the provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders Upon a Change of Control” and “—Certain Covenants—Asset Sales”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than, subject to clause (10) below, a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders Upon a Change of Control” and “—Certain Covenants—Asset Sales”);

(8) make any change in the preceding amendment and waiver provisions;

(9) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(10) amend, change or modify in any material respect the obligation of the Co-Issuers to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change that would result in a novation or rescission of the Notes under the laws governing the Notes, a disposition of the Notes or the creation of a new obligation for the purposes of the Income Tax Act (Canada).

Notwithstanding the preceding, without the consent of any Noteholder, the Co-Issuers and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Co-Issuers’ obligations to Holders of Notes in the case of a merger, consolidation, amalgamation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to secure the Notes;

(6) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to add a Guarantee of the Notes, including, without limitation, by Holdco; and

(8) to provide for the Notes to be eligible for the book-entry only depositary system of The Canadian Depository for Securities (or a successor) in order to allow Canadian residents to hold a beneficial interest in the Global Note.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or stockholder of the Company, any Subsidiary or any direct or indirect parent, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees, if any, or for any claim based on, in respect of, or by reason of, such obligations or their creation, Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Co-Issuers may, at their option and at any time, elect to have all their obligations and the obligations of the Guarantors, if any, discharged with respect to the outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Co-Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Co-Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Co-Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors, if any, released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but not its Restricted Subsidiaries) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Co-Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable Notes issued thereunder, cash in U.S. Legal Tender or non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Co-Issuers must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Co-Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Co-Issuers have received from, or there has been published by, Canada Revenue Agency or the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal or Canadian federal, provincial or territorial income tax law, in either case to the effect that, and based thereon the Co-Issuers have delivered to the Trustee Opinions of Counsel confirming that, the Holders of the respective outstanding Notes will not recognize income, gain or loss for U.S. federal income tax and Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax and Canadian federal, provincial or territorial income tax (including any amount of non-resident withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Co-Issuers have delivered to the Trustee Opinions of Counsel reasonably acceptable to the Trustee confirming that the Holders of the respective outstanding Notes will not recognize income, gain or loss for U.S. federal income tax and Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax and Canadian federal, provincial or territorial income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Co-Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Co-Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Co-Issuers or others;

(7) the Co-Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Co-Issuers shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 95 of the Bankruptcy and Insolvency Act (Canada) or Section 547 of the United States Federal Bankruptcy Code.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Co-Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Co-Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and Deferred Interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Co-Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

(4) the Co-Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at the Maturity Date or the Redemption Date, as the case may be.

In addition, the Co-Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Consent to Jurisdiction and Service of Process

The Co-Issuers will irrevocably appoint the Corporation Service Company as their agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any Federal or state court located in New York City and that each of the parties submit to the jurisdiction thereof.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

U.S. Bank National Association is the Trustee under the Indenture.

If the Trustee becomes a creditor of a Co-Issuer, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note plus Deferred Interest; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at June 15, 2007 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the Note (assuming that the interest rate per annum on the Notes applicable on the date on which notice of redemption was given was in effect for the entire period) through June 15, 2007 (excluding Deferred Interest and other accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of and Deferred Interest on the Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(2) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries in a manner permitted pursuant to the covenant contained under the caption “—Merger, Amalgamation, Consolidation or Sale of Assets;”

(3) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “—Certain Covenants—Restricted Payments” or the definition of Permitted Investment or the granting of a Lien permitted by the covenant contained under the caption “—Certain Covenants—Liens;”

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $6.0 million;

(5) any disposition of assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (9) of the definition of “Permitted Investments”);

(8) foreclosures on assets;

(9) disposition of an account receivable in connection with the collection or compromise thereof; and

(10) the issuance or sale of director’s qualifying shares and shares required to be issued to foreign nationals under applicable law.

“Bain Entities” means, collectively, Bain Capital Integral Investors A, L.P., Bain Capital Integral Investors L, L.P., BCIP Trust Associates III, BCIP Trust Associates III-B, and in each case any Affiliates of one or more of the foregoing (including, as applicable, related funds and general partners thereof), but not including any portfolio companies of any of the foregoing.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York or Montreal are required or authorized by law or other governmental action to be closed.

“Canadian Holdco” means Dollarama Capital Corporation (formerly known as 4258401 Canada Inc.), a corporation organized under the Canada Business Corporations Act.

“Canadian Holdco Debt” means the Canadian Holdco Junior Notes and any other Indebtedness of Canadian Holdco the proceeds of which are contributed, directly or indirectly, to the Company as common Equity Interests.

“Canadian Holdco Junior Notes” means (i) the junior subordinated notes issued by Canadian Holdco to Dollarama Investment II L.P., (ii) any additional junior subordinated notes issued by Canadian Holdco on substantially identical terms the proceeds of which are contributed, directly or indirectly, to the Company as common Equity Interests and (iii) any refinancing, refunding or replacement of the junior subordinated notes set forth in clauses (i) and (ii) above.

“Canadian Holdco Restricted Payment Debt” means the Canadian Holdco Debt to the extent that the aggregate principal amount of all such Indebtedness does not exceed the sum of (i) $199.3 million, which represents the principal amount of the Canadian Holdco Junior Notes outstanding on November 18, 2004, (ii) any Canadian Holdco Junior Notes to the extent the proceeds thereof are used for a Permitted Cure Issuance, (iii) any other Canadian Holdco Debt to the extent that the cash interest payable thereon does not exceed the limitation set forth in the definition of “Canadian Holdco Restricted Payment Interest” and (iv) the amount of the excess of (x) the cumulative Canadian Holdco Restricted Payment Interest with respect to all periods that began on or after November 18, 2004 over (y) the cumulative Canadian Holdco Restricted Payment Tax Gross Up with respect to all such periods.

“Canadian Holdco Restricted Payment Interest” means any interest payable in cash with respect to the Canadian Holdco Restricted Payment Debt; provided, however, that the aggregate amount of such interest which is attributable to (i) any increase in the interest rate applicable to any Canadian Holdco Restricted Payment Debt after November 18, 2004 or (ii) to any Canadian Holdco Restricted Payment Debt pursuant to clause (iii) of the definition thereof, shall be excluded from this definition to the extent that such amount exceeds $12,500,000 per fiscal quarter.

“Canadian Holdco Restricted Payment Tax Gross Up” means an amount which is required, pursuant to the terms of the applicable Canadian Holdco Restricted Payment Debt, to be paid to gross-up withholding taxes or other taxes with respect to (i) Canadian Holdco Restricted Payment Interest or (ii) any other interest on Indebtedness which, directly or indirectly, funded such Canadian Holdco Restricted Payment Debt; provided that the amount of such tax gross-up payment attributable to such interest shall be less than the product of 35% and the aggregate amount of such interest on Indebtedness set forth in clauses (i) and (ii) above.

“Capital Stock” means:

(1) in the case of a corporation, capital stock or shares in capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) or units representing an interest in the net assets of the partnership; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Contribution Amount” means, the aggregate amount of cash contributions made to the capital of the Company or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, Canadian dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or Canada having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) readily marketable direct obligations issued by (i) any state of the United States or any political subdivision thereof or (ii) any province of Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside Canada to the extent reasonably required in connection with any business conducted by the Company or any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(2) the acquisition by (x) any Person (other than one or more Permitted Holders) or (y) any Persons (other than one or more Permitted Holders) that are together (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) or (2) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Exchange Act, or any successor provision), in a single transaction or in a series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or Holdco;

(3) (A) prior to the first public offering of Capital Stock having the right to vote, to participate in earnings or to receive dividends and to receive remaining assets upon liquidation of either Holdco or the Company, the first day on which the Board of Directors of Holdco or the Company shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Holdco or the Company on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of Holdco or the Company, as applicable, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of Capital Stock having the right to vote, to participate in earnings or to receive dividends and to receive remaining assets upon liquidation of either Holdco or the Company, (i) if such public offering is of Holdco Capital Stock having the right to vote, to participate in profits and to receive remaining assets upon liquidation, the first day on which a majority of the members of the Board of Directors of Holdco are not Continuing Directors or (ii) if such public offering is of the Company’s Capital Stock having the right to vote, to participate in profits and to receive remaining assets upon liquidation, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4) the holders of Capital Stock of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Commission” means the Securities and Exchange Commission.

“Comparable Treasury Issue” means the United States treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the Redemption Date to June 15, 2007 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to the period from the Redemption Date to June 15, 2007. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(b) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and fees of the Transactions, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount and non-cash interest payments (other than imputed interest as a result of purchase accounting), and the interest component of Capitalized Lease Obligations), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees relating to the Specified Financings, plus (b) amortization of any initial net investment in Indebtedness-related Hedging Obligations, to the extent that such initial net investment would otherwise be included in consolidated interest expense under GAAP and net settlement payments (if any) made pursuant to interest rate and Indebtedness-related foreign exchange Hedging Obligations (excluding any termination penalties or payments under Indebtedness-related Hedging Obligations), less (c) net settlement payments (if any) received pursuant to interest rate and Indebtedness-related foreign exchange Hedging Obligations, plus (d) the interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary, and commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (e) consolidated capitalized interest of such

Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (f) interest income actually received or receivable in cash for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary or non-recurring gains, losses or expenses (including, without limitation, expenses related to the Transactions, severance, relocation, facilities consolidation, signing, retention or completion bonuses and other restructuring costs) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) as well as any current period impact of new accounting pronouncements including those related to purchase accounting;

(3) any net after-tax gains or losses attributable to asset or lease dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof during such period (subject, in the case of distributions or payments made to a Restricted Subsidiary, to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss;

(5) the Net Income for such period of any Restricted Subsidiary (other than a Guarantor, if any) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) during such period, to the extent not already included therein;

(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness (including any termination payments in respect of associated Hedging Obligations) shall be excluded;

(8) non-cash income or charges resulting from mark-to-market accounting under CICA Handbook—Accounting Recommendations, Section 1650: Foreign Currency Translation relating to Indebtedness denominated in foreign currencies shall be excluded;

(9) any non-cash impairment charges resulting from the application of CICA Handbook—Accounting Recommendations, Section 3062: Goodwill and Other Intangible Assets, CICA Handbook—Accounting Recommendations, Section 3063: Impairment of Long-Lived Assets and CICA Handbook—Accounting Recommendations, Section 3475: Disposal of Long Lived Assets and the amortization of intangibles arising pursuant to CICA Handbook—Accounting Recommendations, Section 1581: Business Combinations shall be excluded;

(10) inventory purchase accounting adjustments and amortization, impairment and other non-cash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to the Transactions or any other transaction shall be excluded; and

(11) the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments due to the Transactions or any acquisition shall be included for the fiscal periods that such revenue would otherwise have been recognized.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “—Certain Covenants—Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Consolidated Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, as shown on its most recent internal balance sheet that is available.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and the Investment Amount) made to the capital of the Company after the Issue Date; provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Restricted Subsidiary, as applicable, the amount of such excess shall be (A)(x) Subordinated Indebtedness (other than Secured Debt) or (y) in the case of the Company and its Restricted Subsidiaries (other than Dollarama Group and its Restricted Subsidiaries), Indebtedness that ranks pari passu with the Notes (other than Secured Debt) and, in the case of Dollarama Group and its Restricted Subsidiaries, Indebtedness that ranks pari passu with the Senior Subordinated Notes and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and (2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of the incurrence thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary) in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that (x) if such Capital Stock is issued to any plan for the benefit of employees of Holdco or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the indenture described under the caption “—Repurchase at the Option of Holders Upon a Change of Control” or the repurchase provisions under “—Certain Covenants—Asset Sales” and such repurchase or redemption complies with “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of Canada or any province thereof, the United States, any state of the United States, the District of Columbia or any territory of the United States.

“EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) provision for taxes based on income or profits, plus franchise or similar taxes and capital taxes and any distributions or dividends in respect of such taxes to the extent the same was deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) all other non-cash charges of such Person and its Restricted Subsidiaries to the extent such non-cash charges were deducted in computing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, other than for straight line rent accruals determined in accordance with GAAP to the extent such accruals exceed any rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries (other than accruals of revenue or recognition of deferred revenue items or reversal of reserves with respect to reserves that are not included in EBITDA in the ordinary course of business) and (ii) recognition of deferred credits resulting from tenant allowances for leasehold improvement), plus

(7) the amount of management, monitoring, consulting and advisory fees (including Sponsor Termination Fees) and related expenses paid to the Sponsors and any of their Affiliates (other than portfolio companies) (or any accruals relating to such fees and related expenses) pursuant to the Management Agreement, plus

(8) expenses contemplated in the Transition Reserve Amount, plus

(9) any unrealized losses (or minus any unrealized gains) in respect of Hedging Obligations or “embedded” derivatives that require the same accounting treatment as Hedging Obligations, plus

(10) any unrealized losses (or minus any unrealized gains) in respect of trade accounts or firm commitments denominated in a currency other than Canadian dollars, plus

(11) non-recurring cash charges in connection with store closings, refurbishments, shutdowns and renovations, up to a maximum aggregate amount of $5.0 million per year.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders (this determination to be made without giving effect to any restrictions permitted by clauses (1) to (7), (9) or (12) (with respect to agreements referred to in clauses (1) to (7) and (9)) of the covenant described under “—Certain Covenants—Dividend and Other Payments Restrictions Affecting Subsidiaries”).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock of the Company or any of its direct or indirect parents (excluding Disqualified Stock), other than (i) public offerings with respect to Capital Stock of the Company or of any direct or indirect parent of the Company registered on Form S-8 or distribution of Capital Stock of the Company or any direct or indirect parent of the Company under a prospectus exemption relating to trades to directors, officers, employees and/or consultants of issuers (and their affiliates) under applicable Canadian provincial securities laws, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Offer Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to the Company’s common equity capital; and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock);

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA for such period to Fixed Charges for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

For purposes of making the computation referred to above, without duplication, the opening of New Stores, Investments, acquisitions, dispositions, mergers, amalgamations or consolidations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such openings of New Stores, Investments, acquisitions, dispositions, mergers, amalgamations or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have opened any New Stores, or made any Investment, acquisition, disposition, merger, amalgamation or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such opening of any New Stores, Investment, acquisition, disposition, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval by the Board of Directors of the Company of any closing) of any store or facility, as applicable, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in Canada approved by the Canadian Institute of Chartered Accountants or any successor institute in effect on the Issue Date. For purposes of the Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of any Co-Issuer under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes in accordance with the terms of the Indenture; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco” means Dollarama Capital Corporation, a corporation organized under the laws of Canada, and any other direct or indirect parent holding company of the Company organized at the direction of a Permitted Holder (without giving effect to the inclusion of Affiliates in such definition of Permitted Holders), in each case so long as such Person is a direct or indirect parent of the Company, and in any case including Dollarama Group Holdings GP Inc.

“Holder” or “Noteholder” means the registered holder of any Note.

“Indebtedness” means, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor in each case accrued in the ordinary course of business, or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(1) Disqualified Stock of such Person,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and (B) items that would appear as a liability upon a balance sheet prepared in accordance with GAAP as a result of concepts described in EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” under U.S. GAAP shall be deemed not to constitute Indebtedness.

“Indenture” means the Indenture, as amended, restated or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” and such Investment in the Equity Interest of such former Subsidiary shall not be considered an Investment in existence on the Issue Date. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means the date on which the Notes are initially issued pursuant to the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Personal Property Security Act or the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement, dated November 18, 2004, by and among Bain Capital Partners VIII, L.P., Dollarama Capital Corporation, a corporation organized under the laws of Canada, Holdco, Dollarama Group and Dollarama L.P., a limited partnership organized under the laws of Quebec, as in effect on the Issue Date and any amendment thereto (so long as such amendment is not as a whole less favorable to the Holders of the Notes in any respect than the original agreement as in effect on the Issue Date, other than with respect to any amendment to permit Sponsor Termination Fees).

“Maturity Date” means August 15, 2012.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such

Asset Sale and any deduction of appropriate amounts to be provided by the Company or such Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Store” means, for any period, with respect to any Person and its Restricted Subsidiaries, any newly opened or acquired retail store identified in an Officers’ Certificate of the Company delivered to the Trustee on the date of the applicable determination that has completed at least six months of operations under the ownership of such Person or one of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person. All references in the Indenture to “Officers” in relation to a limited partnership shall be deemed to be a reference to the officers of the general partner of such limited partnership.

“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel (which may be subject to customary exceptions) who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Asset Swap” means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash and Investments) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by the Company or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by the Company is (x) less than $50.0 million, such determination shall be made in good faith by the Board of Directors of the Company and (y) greater than or equal to $50.0 million, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means any line of business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Cure Issuance” means an issuance by Canadian Holdco of Canadian Holdco Debt solely to the extent that the Net Cash Proceeds (A) are contributed to the Company in the form of common equity and (B) do not exceed the aggregate amount necessary to cure a default under the financial covenants contained in the Senior Credit Agreement.

“Permitted Holders” means, collectively, (a) the Bain Entities and (b) the Seller/Management Holders; provided, however, that the Seller/Management Holders shall not be deemed to be Permitted Holders if such Seller/Management Holders own, directly or indirectly, beneficially or of record, in the aggregate, an amount of outstanding Voting Stock of Holdco or the Company that exceeds the total amount of outstanding Voting Stock of Holdco or the Company owned, directly or indirectly, beneficially or of record, by the Bain Entities.

“Permitted Investments” means

(1) any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(6) loans and advances to employees made in the ordinary course of business not in excess of $2.0 million in the aggregate outstanding at any one time and loans and advances to officers, directors and employees for the purchase of Equity Interests and not in excess of $15.0 million in the aggregate outstanding at any one time; provided that loans that are forgiven shall continue to be deemed outstanding;

(7) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt” in the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9) Investments by the Company or one of its Restricted Subsidiaries in joint ventures or other entities engaged in a Permitted Business, to the extent such Investments, when taken together with all other Investments made pursuant to this clause (9) and outstanding on the date such Investment is made, do not exceed the greater of $50.0 million and 5.0% of Consolidated Total Assets of the Company;

(10) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parents (exclusive of Disqualified Stock);

(11) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees and Contingent Obligations incurred in the ordinary course of business;

(12) Investments made in the ordinary course of business consisting of (i) endorsements for collection of deposit and (ii) customary trade arrangements with customers consistent with past practices; and

(13) advances of payroll payments to employees or consultants in the ordinary course of business.

The fair market value of each Investment shall be measured at the time made and without giving effect to subsequent changes in value.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person, which liens exist at the time such Person becomes a Subsidiary of the Company; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4) Liens existing on property at the time the Company or one of its Restricted Subsidiaries acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or one of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens in favor of the Company or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3) and (4) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens for taxes, assessments or other governmental charges or levies which are not overdue for a period of more than 30 days, or which are being contested in good faith by appropriate actions promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(10) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(11) pledges, deposits or security under workmen’s compensation, unemployment insurance, employers’ health tax and other social security or statutory laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(12) Liens imposed by law, including landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’, craftsmen’s, workmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate actions promptly instituted and diligently conducted;

(13) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(14) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(15) Liens arising from financing statement or other personal property filings regarding operating leases or consignments or assignments of accounts or transfers of chattel paper entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(16) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $25.0 million at any time; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(17) Liens (i) of a collection bank arising by operation of law on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(18) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(19) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(20) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(21) rights of a supplier of unpaid goods to have access to and repossess such goods under the Bankruptcy and Insolvency Act (Canada) and under provisions in the legislation of other jurisdictions;

(22) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(23) restrictive covenants affecting the use to which real property may be put, provided that the covenants are complied with;

(24) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(25) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(26) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;

(27) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(28) Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(29) Liens arising out of conditional sale, leasing, leases, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business permitted by the Indenture;

(30) Liens deemed to exist in connection with Investments in repurchase agreements permitted by the Indenture;

(31) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown and any statutory exceptions to title;

(32) in the case of leased real property, (i) liens on the fee interest (or equivalent interest in the applicable jurisdiction) in the land and building held by the landlord under the applicable lease, (ii) rights of the landlord under the applicable lease, and (iii) all superior, underlying and ground leases and all renewals, amendments, modifications, replacements, substitutions and extensions thereof;

(33) title defects or irregularities which are of minor nature and in the aggregate will not substantially impair the use of the property affected by any such title defect or irregularity for the purposes for which it is held by Holdco, the Company or any of its Subsidiaries; and

(34) Liens securing Indebtedness and other obligations under the Senior Credit Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or distribution of assets upon liquidation, dissolution or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $20.0 million, the fair market value shall be determined by an Independent Financial Advisor.

“Qualifying IPO” means the issuance by Holdco or any direct or indirect parent of Holdco organized at the direction of the Permitted Holders of its common Equity Interests or trust units in (i) an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act of 1933 or (ii) an underwritten public offering pursuant to a final prospectus filed in any province or territory of Canada in accordance with the securities laws of such province or territory and in respect of which the securities regulators of such province or territory have issued a receipt.

“Record Date” means the applicable record date specified in the Notes; provided that if any such date is not a Business Day, the Record Date shall be the first day immediately preceding such specified day that is a Business Day.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to the Indenture and the Notes.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“2005 Refinancing Indebtedness” means Indebtedness that is incurred to Refinance any Indebtedness existing on the date of the Indenture or incurred in compliance with the Indenture, including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary to the extent permitted in the Indenture, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances 2005 Refinancing Indebtedness; provided, however, that:

(1) the 2005 Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) the 2005 Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such 2005 Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced;

(3) such 2005 Refinancing Indebtedness shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refinanced; provided, further, however, that 2005 Refinancing Indebtedness shall not include:

(a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company; or

(b) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and, provided, further, however, that clauses (1) and (2) above will not apply to any 2005 Refinancing of Indebtedness of any Restricted Subsidiary of the Company.

“Registered Exchange Offer” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among the Co-Issuers and the initial purchasers on the Issue Date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary (unless the context otherwise indicates reference to a Restricted Subsidiary of a Person other than the Company in which event such reference shall be to a Restricted Subsidiary of the Person to whom such reference is made).

“Rule 144A” means Rule 144A under the Securities Act.

“Secured Debt” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Seller/Management Holders” means the Sellers and Alan Rossy, Leonard Assaly, Laurence Rossy, Edmund Rossy and Neil Rossy.

“Sellers” shall mean S. Rossy Inc. and 3339408 Canada Inc. (formerly known as Dollar A.M.A. Inc.).

“Senior Credit Agreement” means that certain credit agreement for a senior secured credit facility of Dollarama Group in an aggregate principal amount of up to $635.0 million dated as of November 18, 2004, including any related notes, guarantees, security agreements, hypothecs, collateral documents, mortgages, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Senior Subordinated Notes” means the 8.875% senior subordinated notes due 2012 issued by Dollarama Group and Dollarama Corporation, a wholly-owned subsidiary of Dollarama Group.

“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant Subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Financings” means the financings included in the Transactions.

“Sponsor” means, collectively, Bain Capital Partners VIII, L.P. and its Affiliates (including, as applicable, related funds and general partners thereof), but not including, however, any portfolio company of the foregoing.

“Sponsor Termination Fees” means the one-time payment under the Management Agreement (as amended) or in a side letter of a termination fee to the Sponsor in the event of either a Change of Control or the completion of a Qualifying IPO; provided, however, that for purposes of the Indenture, such payment shall not exceed $7.5 million.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company and its Restricted Subsidiaries (other than Dollarama Group and its Restricted Subsidiaries), any Indebtedness that is by its terms subordinated in right of payment to the Notes or such Restricted Subsidiary’s Guarantee thereof, if any, and (b) with respect to Dollarama Group and its Restricted Subsidiaries, any indebtedness that is by its terms subordinated in right of payment to the Senior Subordinated Notes or such Restricted Subsidiary’s guarantee thereof, if any.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transactions” shall have the meaning ascribed to such term in the Senior Credit Agreement as in effect on the date of issuance of the Senior Subordinated Notes and the offering of the Senior Subordinated Notes and related transactions and the offering of the Notes and related transactions as contemplated by this prospectus.

“Transition Reserve Amount” means a $5.0 million reserve for the first fiscal year after November 18, 2004 for expenses and capital expenditures of a one-time nature that are involved in the post-closing transition, including, but not limited to, information system upgrades, other capital upgrades, and third party services.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and thereafter means such successor.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (x) in the case of Dollarama Group and any Restricted Subsidiary of Dollarama Group, Dollarama Group could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (y) in the case of any Subsidiary of the Company that is not also a Subsidiary of Dollarama Group, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date.

“U.S. Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Book-Entry System

The Notes will be initially issued in the form of one or more global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee.

Upon the issuance of a global note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such global note purchased by such persons in the offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Any Person acquiring an interest in a global note through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

Payment of principal of and interest on Notes represented by a global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Co-Issuers have been advised by DTC that upon receipt of any payment of principal of or interest on any global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A global note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global note is exchangeable for certificated Notes only if:

(a) DTC notifies the Co-Issuers that it is unwilling or unable to continue as a depositary for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and

(b) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such global note.

Any global note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global note may direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global note becomes exchangeable for certificated Notes,

(a) certificated Notes will be issued only in fully registered form in denominations of U.S.$2,000 or integral multiples of $1,000,

(b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Co-Issuers maintained for such purposes, and

(c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Co-Issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a global note, or any nominee, is the registered owner of such global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a global note will not be entitled to have the Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such global note. Accordingly, each Person owning a beneficial interest in a global note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Co-Issuers understand that under existing industry practices, in the event that the Co-Issuers request any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Co-Issuers that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Co-Issuers, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition (including an exchange) of the notes, but this summary does not purport to be a complete analysis of all potential tax effects to holders of the notes.

•

The discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”) U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary.

•	This discussion addresses the tax consequences to you only if you are a “United States Holder,” as defined below.

•

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, including but not limited to rules applicable to certain financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates and former long-term residents of the United States, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. Dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated transaction.

•

This discussion only applies to you if you purchase your notes for cash in the original issue and at the notes’ “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes is sold for cash).

•	Except where specifically indicated, this summary does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or any applicable state, local or foreign tax laws.

•

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. This discussion does not address the tax consequences to you if you hold the notes through a partnership, an entity taxable as a partnership or any other pass-through entity.

•	This discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally held for investment).

•	This discussion assumes that the notes are properly characterized as debt for U.S. federal income tax purposes and that the notes cannot be integrated with any other financial instrument.

As used herein, “United States Holder” means a beneficial owner of the notes that is:

•

an individual citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or who meets the “substantial presence” test under Section 7701(b) of the Code,

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or of any state thereof or of the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions (or if a valid election is in place to treat the trust as a U.S. person).

We have not sought and will not seek any rulings from the IRS, with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition (including an exchange) of the notes or that any such position would not be sustained.

Please consult your own tax advisors with regard to the application of the tax consequences discussed below to your particular situation and the application of any other federal as well as state, local or foreign tax laws and tax treaties, including gift and estate tax laws.

Internal Revenue Service Circular 230 Notice

To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that (a) any discussion of federal tax issues contained or referred to in this prospectus is not intended or written to be used, and cannot be used, by prospective investors for the purpose of avoiding penalties that may be imposed on them under the internal revenue code; (b) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

Interest—Original Issue Discount and Other Issues

•

Because the notes provide us with the option to pay interest in cash or allow interest to accrue (in which case interest will accrue on such deferred interest at the same rate and in the same manner applicable to the principal amount of the notes), we will treat the notes as issued with original issue discount, or OID, as described below.

•

The notes will be treated as issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the note other than “qualified stated interest”) and their “issue price.” You should be aware that you generally must include OID in gross income in the taxable period that it accrues which may occur in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest.

•

The “issue price” of each note will be the first price at which a substantial amount of the notes are sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because we have the option whether or not to pay interest on the notes in cash, the stated interest payments on the notes are not qualified stated interest.

•

The amount of OID that you must include in income as a United States Holder of a note will generally equal the sum of the “daily portions” of OID with respect to the note for each day during the taxable year on which you held such note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period).

•

OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period.

•

The “yield to maturity” is initially determined, solely for purposes of calculating the accrual of OID, as though the notes bear interest in all periods at a fixed rate generally equal to the value of the stated interest rate on the issue date applicable for the initial interest period (the “equivalent fixed rate”). The amount of OID allocable to an accrual period must be increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period based on such equivalent fixed rate. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

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Under the terms of the notes, we have the option to repurchase the notes for varying prices depending on the redemption date. For purposes of initially determining the yield to maturity of the notes under applicable Treasury regulations, we will be deemed to exercise or not exercise this option in a manner that minimizes the yield on the notes. Accordingly, we will be deemed for these purposes to exercise our option to redeem the notes during the 18-month period between June 15, 2007 and December 15, 2008, and not to exercise our option to redeem the notes on earlier or later dates. If we do not in fact exercise our option to redeem the notes during this 18-month period, we will be required to redetermine the yield to maturity of the notes at the end of the period.

•	The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding their application.

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In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income you recognize if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. For example, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable U.S. Treasury Regulations. The IRS, however, may take a different position, which could affect the amount and timing of income that you must recognize.

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We have the option to repurchase the notes under certain circumstances at a premium to the issue price. Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield on the notes, we will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the amount of income recognized by you in advance of receipt of any such redemption premium.

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Your interest income on the notes will generally be treated as foreign source passive income for foreign tax credit purposes. If any Canadian taxes are withheld on payments of interest to you, such withholding taxes generally will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability, subject to applicable limitations. Alternatively, at your election, such Canadian taxes may be treated as deductions in computing your taxable income. The rules relating to foreign tax credits are extremely complex and may substantially limit the benefit you may receive from a foreign tax credit. We urge you to consult your own tax advisor concerning the application of these rules to your particular circumstances.

Sale or Other Taxable Disposition of the Notes

On the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed below, or in a tax-free transaction), redemption, retirement or other taxable disposition of your note:

•

You will recognize taxable gain or loss equal to the difference between the amount realized upon such disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable to you as ordinary income at that time if not previously included in your income) and your tax basis in the note.

•	In general, your tax basis in the note is your cost for the note, increased by OID and decreased by any principal payments you receive with respect to the note.

•

Your gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, your gain or loss will be a short-term capital gain or loss. For some non-corporate taxpayers (including individuals) long-term capital gains are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Exchange Offer

The exchange of the notes for the exchange notes does not constitute a taxable exchange and each exchange note will, in general, be treated for federal income tax purposes as the same instrument as the note it was exchanged for. Consequently:

•	You will not recognize taxable gain or loss as a result of exchanging your notes for exchange notes.

•	The adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the notes exchanged therefor.

•	The holding period of the exchange notes will include the holding period of the notes exchanged therefor.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting and backup withholding to the IRS:

•

If you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest (including OID), or disposition proceeds on the notes, unless an exemption applies.

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Unless an exemption applies, you must provide the intermediary or us with your Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. If you are an individual, this generally is your social security number. You are also required to comply with other IRS information reporting rules, including a certification that you are not subject to backup withholding and that you are a U.S. person.

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If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and 31% thereafter. This is called “backup withholding.” Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN you provided is incorrect.

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Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability (or may claim a refund as long as you timely provide certain information to the IRS).

•

All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA

The following is a summary of the principal Canadian federal income tax considerations generally applicable to you if you are a holder of notes and, for the purposes of the Income Tax Act (Canada), referred to herein as the Canadian Tax Act, and at all relevant times, you are not and are not deemed to be resident in Canada, you hold the notes as capital property, you deal at arm’s length with us, and you do not use or hold, and are not deemed or considered to use or hold the notes in carrying on business in Canada. Special rules which are not discussed in this summary may apply to you if you are an insurer or an authorized foreign bank that carries on an insurance business or a bank business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, referred to herein as the Regulations, in force on the date hereof, all specific proposals to amend the Canadian Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and our understanding of the current published administrative practices of the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law or administrative practice, whether by legislative, governmental, administrative, or judicial decision or action and does not take into account provincial, territorial, or foreign income tax legislation or considerations which may vary from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, nor should it be interpreted as, legal or tax advice to you, and no representation is made with respect to the Canadian income tax consequences to any particular person holding notes, including if you are a holder of notes who, for the purposes of the Canadian Tax Act, is, or is deemed to be, resident in Canada. You should therefore consult your own tax advisor with respect to the Canadian tax considerations relevant to you and your particular circumstances.

Under the Canadian Tax Act, payments by us to you of principal, interest, and premium, if any, on the notes will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable by you under the Canadian Tax Act solely as a consequence of your ownership, acquisition or disposition of notes.

The exchange of the outstanding notes for the exchange notes pursuant to this exchange offer will not constitute a taxable transaction under the Canadian Tax Act.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The initial purchasers of the outstanding notes have advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

LEGAL MATTERS

The validity of the issuance of the exchange notes offered hereby and the enforceability of the obligations of Dollarama Group Holdings L.P. and Dollarama Holdings Corporation, will be passed upon for us by Ropes & Gray LLP, New York, New York. Stikeman Elliott LLP and Stewart McKelvey will pass upon matters relating to Canadian law.

Some partners of Ropes & Gray LLP are members in RGIP LLC, which is an investor in certain investment funds affiliated with Bain Capital Partners, LLC and often a co-investor with such funds. RGIP LLC indirectly owns less than 1% of the outstanding shares of the capital stock of Dollarama Capital Corporation.

EXPERTS

The consolidated financial statements of Dollarama Holdings Group L.P. for the fiscal year ended February 4, 2007 included in this prospectus have been audited by PricewaterhouseCoopers LLP as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Dollarama Group L.P. for the period from November 18, 2004 through January 31, 2005 and the fiscal year ended January 31, 2006 included in this prospectus have been audited by RSM Richter LLP as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of S. Rossy Inc. and Dollar A.M.A, Inc. for the period ended November 17, 2004 and the fiscal year ended January 31, 2004 included in this prospectus have also been audited by RSM Richter LLP as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

After effectiveness of the registration statement of which this prospectus is part, we will file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC will also be available to the public from the SEC’s website at http://www.sec.gov. These reports do not constitute a part of this prospectus, and we are not incorporating by reference any of the reports we file with the SEC or send to our shareholders. The public may read and copy any reports or other information that we file with the SEC in the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.

In addition, pursuant to the indenture governing the notes, we have agreed that, subject to certain exceptions described therein, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC of Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operation and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountant and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

I NDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Dollarama Group Holdings L.P.

Independent Auditors’ Reports	F-2
Consolidated Balance Sheets as at February 4, 2007 and January 31, 2006	F-4
Consolidated Statements of Partners’ Capital for the years ended February 4, 2007 and January 31, 2006 and for the 2 1/2 month period ended January 31, 2005	F-5
Consolidated Statements of Earnings for the years ended February 4, 2007 and January 31, 2006 and for the 2 1/2 month period ended January 31, 2005	F-6
Consolidated Statements of Cash Flows for the years ended February 4, 2007 and January 31, 2006 and for the 2 1/2 month period ended January 31, 2005	F-7
Notes to Consolidated Financial Statements	F-8

Audited Combined Financial Statements of S. Rossy Inc. and Dollar A.M.A. Inc.

Report of Independent Registered Public Accounting Firm	F-25
Combined Balance Sheet as at November 17, 2004	F-26
Combined Statement of Retained Earnings for the period from February 1, 2004 to November 17, 2004	F-28
Combined Statement of Earnings for the period from February 1, 2004 to November 17, 2004	F-29
Combined Statement of Cash Flows for the period from February 1, 2004 to November 17, 2004	F-30
Notes to Combined Financial Statements	F-31

Independent Auditors’ Report

To the Partners of

Dollarama Group Holdings L.P.

We have audited the consolidated balance sheet of Dollarama Group Holdings L.P. as at February 4, 2007 and the consolidated statements of earnings, partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the management of Dollarama Group Holdings ULC, acting in its capacity as General Partner of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as at February 4, 2007 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at January 31, 2006 and 2005 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 31, 2006.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Canada

May 2, 2007

Independent Auditors’ Report

To the Partners of

Dollarama Group L.P.

We have audited the consolidated balance sheet of Dollarama Group L.P as at January 31, 2006 and the consolidated statements of earnings, partners’ capital and other comprehensive income and cash flows for the year ended January 31, 2006 and for the period from commencement of operations on November 18, 2004 to January 31, 2005. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as at January 31, 2006 and the results of its operations and its cash flows for the year ended January 31, 2006 and for the period from commencement of operations on November 18, 2004 to January 31, 2005 in conformity with Canadian generally accepted accounting principles.

Montreal, Quebec	/s/ RSM Richter LLP
March 31, 2006	Chartered Accountants

DOLLARAMA GROUP HOLDINGS L.P.

Consolidated Balance Sheet

(expressed in thousands of Canadian dollars)

	As at February 4, 2007 $	As at January 31, 2006 $
Assets

Current assets
Cash and cash equivalents	47,703	30,883
Accounts receivable	5,760	3,380
Income taxes recoverable	1,059	139
Deposits and prepaid expenses	8,598	3,302
Derivative financial instruments (note 10)	7,224	—
Merchandise inventories	166,017	154,047

	236,361	191,751

Property and equipment (note 4)	84,665	54,571

Goodwill	727,782	727,782

Other intangible assets (note 5)	120,379	124,750

	1,169,187	1,098,854

Liabilities

Current liabilities
Accounts payable	15,780	12,278
Accrued expenses and other (note 6)	35,937	31,612
Derivative financial instruments (note 10)	12,409	34,531
Current portion of long-term debt (note 7)	13,496	14,805

	77,622	93,226

Long-term debt (note 7)	806,921	581,637

Other liabilities (note 8)	25,413	22,171

	909,956	697,034

Commitments, contingencies and guarantee (note 9)

Partners’ Capital

General partner	374	374

Limited partner	167,103	394,876

Contributed surplus	1,337	800

Retained earnings	83,635	11,800

Accumulated other comprehensive income (loss)	6,782	(6,030)

	259,231	401,820

	1,169,187	1,098,854

The accompanying notes are an integral part of the consolidated financial statements.

DOLLARAMA GROUP HOLDINGS L.P.

Consolidated Statement of Partners’ Capital

(expressed in thousands of Canadian dollars)

	General partner capital $	Limited partner capital $	Contributed surplus $	Retained earnings (deficit) $	Accumulated other comprehensive income (loss) $	Total $
Issuance of partnership units of Dollarama Group L.P. (note 11)	374	454,484	—	—	—	454,858

Other comprehensive income (loss)
Net loss for the period	—	—	—	(23,206)	—	(23,206)
Unrealized gain on derivative financial instruments, net of reclassification adjustments	—	—	—	—	1,355	1,355

Total comprehensive income (loss)	—	—	—	(23,206)	1,355	(21,851)

Stock-based compensation (note 12)	—	—	202	—	—	202

Balance—January 31, 2005	374	454,484	202	(23,206)	1,355	433,209

Other comprehensive income
Net earnings for the year	—	—	—	35,006	—	35,006
Unrealized loss on derivative financial instruments, net of reclassification adjustments	—	—	—	—	(7,385)	(7,385)

Total comprehensive income	—	—	—	35,006	(7,385)	27,621

Stock-based compensation (note 12)	—	—	598	—	—	598
Capital distributions	—	(59,608)	—	—	—	(59,608)

Balance—January 31, 2006	374	394,876	800	11,800	(6,030)	401,820

Other comprehensive income
Net earnings for the year	—	—	—	71,835	—	71,835
Unrealized gain on derivative financial instruments, net of reclassification adjustments	—	—	—	—	12,812	12,812

Total comprehensive income	—	—	—	71,835	12,812	84,647

Stock-based compensation (note 12)	—	—	537	—	—	537
Capital distributions	—	(227,773)	—	—	—	(227,773)

Balance—February 4, 2007	374	167,103	1,337	83,635	6,782	259,231

The accompanying notes are an integral part of the consolidated financial statements.

Dollarama Group Holdings L.P.

Consolidated Statement of Earnings

(expressed in thousands of Canadian dollars)

	For the year ended February 4, 2007 $	For the year ended January 31, 2006 $	For the 2 1/2-month period ended January 31, 2005 $
Sales	887,786	743,278	155,309

Cost of sales and expenses
Cost of sales	585,013	506,838	137,496
General, administrative and store operating expenses	154,462	125,347	24,727
Amortization	16,984	13,222	2,612

	756,459	645,407	164,835

Operating income (loss)	131,327	97,871	(9,526)

Amortization of deferred financing costs	4,354	7,527	2,219
Write-off of deferred financing costs	—	6,606	—
Interest expense	50,498	45,547	8,856
Foreign exchange loss on derivative financial instruments and long-term debt	4,275	1,508	2,078

Earnings (loss) before income taxes	72,200	36,683	(22,679)

Provision for current income taxes (note 15)	365	1,677	527

Net earnings (loss) for the period	71,835	35,006	(23,206)

Dollarama Group Holdings L.P.

Consolidated Statement of Cash Flows

(expressed in thousands of Canadian dollars)

	For the year ended February 4, 2007 $	For the year ended January 31, 2006 $	For the 2 1/2-month period ended January 31, 2005 $
Operating activities
Net earnings (loss) for the period	71,835	35,006	(23,206)
Adjustments for
Amortization of property and equipment	12,378	8,525	1,620
Amortization of intangible assets	4,606	4,697	992
Change in fair value of derivatives	(16,534)	36,588	(15,287)
Amortization of deferred financing costs	4,354	7,527	2,219
Write-off of deferred financing costs	—	6,606	—
Foreign exchange loss (gain) on long-term debt	26,898	(35,523)	9,864
Amortization of unfavourable lease rights	(3,456)	(3,440)	(752)
Deferred lease inducements	3,318	2,427	431
Deferred leasing costs	(373)	(976)	—
Deferred tenant allowances	3,947	3,661	—
Amortization of deferred tenant allowances	(567)	(220)	—
Stock-based compensation	537	598	202
Amortization of deferred leasing costs	138	—	—
Other	45	(4)	8

	107,126	65,472	(23,909)
Changes in non-cash working capital components (note 13)	(12,739)	(19,064)	50,896

	94,387	46,408	26,987

Investing activities
Business acquisitions, net of cash acquired (note 3)	—	(12,382)	(923,600)
Purchase of property and equipment	(42,695)	(23,946)	(2,984)
Proceeds on disposal of property and equipment	178	322	50

	(42,517)	(36,006)	(926,534)

Financing activities
Deferred financing costs	(6,695)	(9,951)	(29,754)
Proceeds on long-term debt	228,314	294,133	600,000
Repayment of long-term debt	(28,896)	(248,678)	—
Issuance of partnership units	—	—	373,886
Capital distributions	(227,773)	(59,608)	—

	(35,050)	(24,104)	944,132

Increase (decrease) in cash and cash equivalents	16,820	(13,702)	44,585
Cash and cash equivalents—Beginning of period	30,883	44,585	—

Cash and cash equivalents—End of period	47,703	30,883	44,585

The accompanying notes are an integral part of the consolidated financial statements.

Dollarama Group Holdings L.P.

Notes to Consolidated Financial Statements

February 4, 2007

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

1. Basis of presentation and nature of business

Pursuant to various agreements (the “Agreements”) dated December 8, 2006, all partnership units of Dollarama Holdings L.P. (“Holdings L.P.”) which were held by Dollarama Capital Corporation were ultimately exchanged for partnership units of Dollarama Group Holdings L.P. (“Group Holdings L.P.” or the “Partnership”). Holdings L.P., together with its direct subsidiary Dollarama Group GP Inc., have no operations and hold no assets other than 100% of the outstanding units of Dollarama Group L.P. (“Group LP”). The Partnership conducts all of its business through Group L.P. and its subsidiaries.

The consolidated financial statements as at February 4, 2007 reflect the financial position of the Partnership and its subsidiaries and their results of operations and cash flows for the period from December 8, 2006, the date of the creation of the Partnership, to February 4, 2007. Financial information for the period from February 1, 2006 to December 8, 2006, for the year ended January 31, 2006 and the 2 1/2-month period ended January 31, 2005 is that of Group L.P. and its subsidiaries. The consolidated financial statements have been prepared using the continuity of interest method of accounting. Accordingly, the consolidated financial statements of the Partnership on the date of the Agreements were in all material respects the same as those of Group L.P. immediately prior to the Agreements becoming effective.

Group L.P. was formed on November 11, 2004 for the purpose of acquiring the DOLLARAMA retail stores. The Partnership operates discount variety retail stores in Canada that sell substantially all items for $1 or less. As at February 4, 2007, the retail operations are carried on in every Canadian province. The retail operations’ corporate headquarters, distribution centre and warehouses are located in Montréal, Canada. The Partnership manages its business on the basis of one reportable segment.

Beginning with the year ended February 4, 2007, the Partnership’s fiscal year ends on the Sunday closest to January 31. Any reference herein to 2007, 2006 or 2005 relates to as of or for the 369-day period ended February 4, 2007, the year ended January 31, 2006 and the 2 1/2-month period ended January 31, 2005.

2. Summary of significant accounting policies

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles in Canada requires the use of estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expense items for the reporting period. On an ongoing basis, management reviews its estimates, including those related to valuation of merchandise inventories, useful lives, impairment of long-lived assets and goodwill, operating leases and financial instruments based on currently available information. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Merchandise inventories

Merchandise inventories at the distribution centre and warehouses are stated at the lower of cost and market, determined on a weighted average cost basis. Cost is assigned to store inventories using the retail inventory method, determined on a weighted average cost basis.

Property and equipment

Property and equipment are carried at cost and amortized over the estimated useful lives of the respective assets as follows:

On the declining balance method
Computer equipment	30%
Vehicles	30%

On the straight-line method
Store and warehouse equipment	8-10 years
Leasehold improvements	Term of lease
Computer software	5 years

Goodwill

Goodwill is tested for impairment annually or when events or changed circumstances indicate an impairment may have occurred. With the goodwill impairment test, if the carrying value of the Partnership’s reporting unit to which goodwill relates exceeds its estimated fair value, the goodwill related to that reporting unit is tested for impairment. If the carrying value of such goodwill is determined to be in excess of its fair value, an impairment loss is recognized in the amount of the excess of the carrying value over the fair value. The Partnership conducts its annual impairment test as at the date of the balance sheet.

Trade name

The trade name is recorded at cost and is not subject to amortization. It is tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired.

Favourable and unfavourable lease rights

Favourable and unfavourable lease rights represent the fair value of lease rights as established on the date of acquisition and are amortized on a straight-line basis over the terms of the related leases.

Covenants not to compete

The covenants not to compete are amortized on a straight-line basis over the terms of the agreements.

Deferred leasing credits

Deferred leasing costs and deferred tenant allowances are recorded on the balance sheet and amortized using the straight-line method over the term of the respective lease.

Deferred financing costs

Deferred financing costs are amortized using the effective interest method.

Operating leases

The Partnership recognizes rental expense incurred and inducements received from landlords on a straight-line basis over the term of the lease. Any difference between the calculated expense and the amounts actually paid is reflected as deferred lease inducements in the Partnership’s balance sheet. Contingent rental expense is recognized when the achievement of specified sales targets is considered probable.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is assessed by comparing the carrying amount of an asset with the expected future net undiscounted cash flows from its use together with its residual value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value.

Revenue recognition

The Partnership recognizes revenue at the time the customer tenders payment for and takes possession of the merchandise.

Cost of sales

The Partnership includes the cost of merchandise inventories, procurement, warehousing and distribution costs, and certain occupancy costs in cost of sales.

General, administrative and store operating expenses

The Partnership includes store and head office salaries and benefits, repairs and maintenance, professional fees, store supplies and other related expenses in general, administrative and store operating expenses.

Pre-opening costs

Costs associated with the opening of new stores are expensed as incurred.

Vendor rebates

The Partnership records vendor rebates, consisting of volume purchase rebates, when it is probable that they will be received. The rebates are recorded as a reduction of inventory purchases and are reflected as a reduction of cost of sales.

Advertising costs

The Partnership expenses advertising costs as incurred. It did not incur any material advertising costs for the year ended February 4, 2007 nor for the year ended January 31, 2006 or the period ended January 31, 2005.

Employee future benefits

The Partnership offers a group defined contribution plan to eligible employees whereby it matches an employee’s contributions up to 3% of the employee’s salary. The pension expense for the year ended February 4, 2007 amounted to approximately $751,230 (2006 – $677,081; 2005 – $123,000).

Income taxes

The net earnings, if any, for the year constitute income of the individual partners and are subject to income tax in their hands. Income taxes recorded represent large corporations tax and income taxes of subsidiary companies.

Subsidiaries formed as corporations use the liability method of accounting for income taxes. Future tax assets and liabilities are determined based on temporary differences between the carrying amount and the tax bases of assets and liabilities. Future income tax assets and liabilities are measured using the enacted or substantively enacted tax rates, as appropriate, that will be in effect when these differences are expected to reverse. Future income tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that the assets will be realized.

Foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates while non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at prevailing market rates in the recognition period. The resulting exchange gains or losses are recorded in the statement of earnings.

Foreign exchange gains (losses) of approximately $7,444,000 (2006 – $127,000; 2005 – $2,122,000) have been included in cost of sales on the consolidated statement of earnings.

Fair market value of financial instruments

The Partnership estimates the fair market value of its financial instruments based on current interest rates, market value and current pricing of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of these financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, deposits, accounts payable and accrued expenses, approximates their fair market value.

Derivative financial instruments

The Partnership uses derivative financial instruments in the management of its foreign currency and interest rate exposures.

When hedge accounting is used, the Partnership documents relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Partnership also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in cash flows of hedged items.

Foreign exchange forward contracts

The Partnership has significant cash flows and long-term debt denominated in U.S. dollars. It uses foreign exchange forward contracts and foreign currency swap agreements to mitigate risks from fluctuations in exchange rates. All forward contracts and swap agreements are used for risk management purposes and are designated as hedges of specific anticipated purchases.

Swaps and interest rate cap

The Partnership’s interest rate risk is primarily in relation to its fixed rate and floating rate borrowings. The Partnership has entered into swap agreements and an interest rate cap to mitigate this risk.

Others

In the event a derivative financial instrument designated as a hedge is terminated or ceases to be effective prior to maturity, related realized and unrealized gains or losses are deferred under current assets or liabilities and recognized in earnings in the period in which the underlying original hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative financial instrument, any realized or unrealized gain or loss on such derivative financial instrument is recognized in earnings.

Derivative financial instruments which are not designated as hedges or have ceased to be effective prior to maturity are recorded at their estimated fair values under current assets or liabilities with changes in their estimated fair values recorded in earnings. Estimated fair value is determined using pricing models incorporating current market prices and the contractual prices of the underlying instruments, the time value of money and yield curves.

Stock-based compensation

The Partnership recognizes a compensation expense for options granted based on the fair value of the options at the grant date. The options granted by the Partnership vest in tranches (graded vesting) and accordingly, the expense is recognized using the accelerated expense attribution method over the vesting period. When the vesting of an award is contingent upon the attainment of performance conditions, the Partnership recognizes the expense based on management’s best estimate of the outcome of the conditions and consequently the number of options that are expected to vest. When awards are forfeited because service or performance conditions are not met, any expense previously recorded is reversed in the period of forfeiture.

3. Business acquisitions

On November 18, 2004, Group L.P. acquired substantially all of the operating assets and assumed substantially all of the liabilities of S. Rossy Inc. and Dollar A.M.A. Inc. The results of operations acquired have been included in the consolidated financial statements since that date. The aggregate purchase price was approximately $1,032,494,000 (including acquisition costs of $4,836,000), of which $939,140,000 was paid in cash, $80,972,000 in partnership units and $12,382,000 in loans from S. Rossy Inc. These loans were repaid prior to January 31, 2006.

The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed:

$
Assets acquired
Cash and cash equivalents	15,540
Receivables, deposits and prepaid expenses	3,614
Merchandise inventories	164,989
Property and equipment	38,162
Goodwill	727,782
Trade name	108,200
Favourable lease rights	20,862
Covenants not to compete	400

Liabilities assumed
Accounts payable and accrued expenses	(19,793)
Derivatives	(7,198)
Unfavourable lease rights	(20,064)

Net assets acquired	1,032,494

4. Property and equipment

	2007
	Cost $	Accumulated amortization $	Net $
Store and warehouse equipment	61,700	11,456	50,244
Leasehold improvements	35,729	8,553	27,176
Computer software	5,807	407	5,400
Computer equipment	881	336	545
Vehicles	1,862	562	1,300

	105,979	21,314	84,665

	2006
	Cost $	Accumulated amortization $	Net $
Store and warehouse equipment	42,185	4,939	37,246
Leasehold improvements	20,416	4,672	15,744
Computer equipment	643	158	485
Vehicles	1,374	278	1,096

	64,618	10,047	54,571

5. Other intangible assets

	2007
	Cost $	Accumulated amortization $	Net $
Trade name	108,200	—	108,200
Favourable lease rights	20,862	10,168	10,694
Covenants not to compete	400	126	274
Deferred leasing costs	1,368	157	1,211

	130,830	10,451	120,379

	2006
	Cost $	Accumulated amortization $	Net $
Trade name	108,200	—	108,200
Favourable lease rights	20,862	5,619	15,243
Covenants not to compete	400	69	331
Deferred leasing costs	995	19	976

	130,457	5,707	124,750

Weighted average amortization periods (expressed in number of months) are as follows:

	2007	2006	2005
Favourable lease rights	55	60	67
Covenants not to compete	84	84	84
Deferred leasing costs	119	95	—

Amortization of intangible assets for the next five years is approximately as follows:

$
2008	3,617
2009	2,455
2010	1,884
2011	1,495
2012	1,217

6. Accrued expenses and other

	2007 $	2006 $
Compensation and benefits	10,944	10,708
Interest	13,343	9,564
Other	11,650	11,340

	35,937	31,612

7. Long-term debt

Long-term debt outstanding consists of the following:

	Note		2007 $	2006 $
Senior subordinated deferred interest notes (US$200,000,000), maturing in August 2012, interest accrues semi-annually in arrears commencing in June 2007 at a rate per annum equal to 6-month LIBOR plus 5.75%, increasing to 6.25% in December 2008 and 6.75% in December 2009	(a	)	237,100	—
Senior subordinated notes (US$200,000,000), maturing in August 2012, bearing interest at 8 7/8%, payable semi-annually commencing in February 2006	(b	)	237,100	227,800
Term bank loan (2007 – US$241,628,318; 2006 – US$244,070,421), maturing in November 2011, repayable in quarterly capital installments of US$608,637. Advances under the term bank loan bear interest at rates ranging from 0.75% to 1.0% above the bank’s prime rate. However, borrowings under the term bank loan by way of LIBOR loans bear interest at rates ranging from 1.75% to 2.0% per annum above the bank’s LIBOR	(c	)	286,450	277,996
Term bank loan, maturing in May 2010, repayable in quarterly capital installments varying from $1,500,000 to $7,500,000 commencing in April 2005. Advances under the term bank loan bear interest at rates varying from 0.75% to 1.25% per annum above the bank’s prime rate. However, borrowings under the term bank loan by way of bankers’ acceptances bear interest at rates varying from 1.75% to 2.25% per annum above the bankers’ acceptance rate	(c	)	88,000	114,000

			848,650	619,796
Less: Current portion			13,496	14,805

			835,154	604,991
Less: Deferred financing costs and discount			28,233	23,354

			806,921	581,637

a) Senior subordinated deferred interest notes (the “Deferred Interest Notes”)

The Deferred Interest Notes were issued at 99% of face value and are senior unsecured obligations of the Partnership and are structurally subordinated to any creditors and preferred stockholders. On each interest payment date the Partnership may elect to pay interest in cash or let the interest accrue with the principal. Commencing on June 15, 2007, the Partnership may redeem some or all of the Deferred Interest Notes at the following redemption prices plus accrued and unpaid interest:

Redemption price %
Years commencing June 15, 2007	100.00
December 15, 2008	102.00
December 15, 2009	101.00
December 15, 2010 and thereafter	100.00

At any time prior to June 15, 2007, the Partnership may redeem some or all of the Deferred Interest Notes at a redemption price equal to the greater of:

i) 101% of the principal amount of the Deferred Interest Notes to be redeemed; and

ii) the sum of the present value of the redemption price of the Deferred Interest Notes on June 15, 2007 and the remaining scheduled payments of interest from the redemption date through June 15, 2007 excluding accrued and unpaid interest, discounted at the redemption date, at the Treasury rate plus 50 basis points.

In addition, following a change in control, the Partnership will be required to offer to purchase all Deferred Interest Notes at a price of 101% of their principal amount plus any unpaid interest to the date of the purchase.

The Deferred Interest Notes are subject to customary covenants restricting the Partnership’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments, create liens, consolidate, merge or enter into business combinations, or sell assets.

The Deferred Interest Notes have been converted into Canadian dollars at foreign exchange rates prevailing at the balance sheet date and the foreign exchange loss of $6,480 has been included in the consolidated statement of earnings in “Foreign exchange loss on derivative financial instruments and long-term debt.”

b) Senior subordinated notes (the “Notes”)

The Notes are senior subordinated unsecured obligations of the Partnership and will be subordinated in right of payment to all existing and future indebtedness of the Partnership. In addition, all the existing and future subsidiaries guarantee the Notes on a senior subordinated unsecured basis.

Commencing on August 15, 2009, the Partnership may redeem some or all of the Notes at the following redemption prices plus accrued and unpaid interest:

Redemption price %
Years commencing August 15, 2009	104.438
2010	102.219
2011 and thereafter	100.000

At any time prior to August 15, 2009, the Partnership may redeem some or all of the Notes at a redemption price equal to the greater of:

i) 100% of the principal amount of the Notes to be redeemed; and

ii) the sum of the present value of the redemption price of the Notes on August 15, 2009 and the remaining scheduled payments of interest from the redemption date through August 15, 2009 excluding accrued and unpaid interest, discounted at the redemption date, at the Treasury rate plus 50 basis points. The Treasury rate refers to a United States Treasury security having a maturity closest to the period from the redemption date to 2009 that would be used in pricing new issues of corporate debt securities.

At any time prior to August 15, 2008, the Partnership may redeem up to a maximum of 35% of the aggregate principal amount of the Notes with the proceeds of one or more equity offerings at a price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided at least 65% of the aggregate principal amount of the Notes remains outstanding.

In addition, following a change in control, the Partnership will be required to offer to purchase all Notes at a price of 101% of their principal amount plus any unpaid interest to the date of the purchase.

In addition, the Notes are subject to customary covenants restricting the Partnership’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments, create liens, consolidate, merge or enter into business combinations, or sell assets.

The Notes have been converted into Canadian dollars at foreign exchange rates prevailing at the balance sheet date and the foreign exchange loss of $9,300,000 (2006 – gain of $13,000,000) has been included in the consolidated statement of earnings in “Foreign exchange loss on derivative financial instruments and long-term debt.”

c) Senior secured credit facility

The Partnership has a senior secured credit facility amounting to $75,000,000 and consisting of revolving credit loans, banker’s acceptances, swing line loans and a letter of credit facility. The senior secured credit facility also includes term bank loans. Borrowings under swing line loans are limited to $10,000,000 and the letter of credit facility is limited to $25,000,000. As at February 4, 2007, there were no borrowings under this facility with the exception of term bank loans (amounting to $374,450,000 as at February 4, 2007 and $391,996,000 as at January 31, 2006) and letters of credit issued for the purchase of inventories amounting to US$1,915,000 (2006 – US$1,596,000). The term bank loans require payment of 100% of net cash proceeds on certain sales of assets, 100% of net cash proceeds on issuance of certain new indebtedness, 50% of net proceeds of a public offering or private placement, and 50% of excess cash flow (as defined in the credit agreement). For the year ended February 4, 2007, the Partnership made payment in excess of the minimum required which resulted in reducing the Partnership’s payment obligation for the upcoming year.

The term bank loan of US$241,628,318 (2006 – US$244,070,421) has been converted into Canadian dollars at foreign exchange rates prevailing at the balance sheet date and the foreign exchange loss of $11,351,000 (2006 – gain of $22,523,000) has been included in the consolidated statement of earnings in “Foreign exchange loss on derivative financial instruments and long-term debt.”

The credit facilities are subject to customary terms and conditions for loans of this nature, including limits on incurring additional indebtedness, granting liens or selling assets without the consent of the lenders. The credit facilities are also subject to the maintenance of a maximum lease adjustment leverage ratio test and a minimum interest coverage ratio test. The credit facilities may, in certain circumstances, restrict the Partnership’s ability to pay distributions on Partnership units, including limiting distributions, unless sufficient funds are available for the repayments of indebtedness and the payment of interest expenses and taxes.

The failure to comply with the terms of the credit facilities would entitle the lenders to accelerate all amounts outstanding under the credit facilities and upon such acceleration, the lenders would be entitled to begin enforcement procedures against the assets of the Partnership, including accounts receivable, inventory and equipment. The lender would then be repaid from the proceeds of such enforcement proceedings, using all available assets. Only after such repayment, and the payment of any other secured and unsecured creditors, would the holders of units receive any proceeds from the liquidation of the assets of the Partnership. The Partnership was in compliance with these covenants as at February 4, 2007.

d) As security for the long-term debt, the Partnership has pledged substantially all of its assets.

e) As at February 4, 2007 and January 31, 2006, there was no significant difference between the fair value and the carrying value of the long-term debt.

f) Principal repayments on long-term debt due in each of the next five years are approximately as follows:

$
2008	13,496
2009	26,886
2010	17,886
2011	41,274
2012	510,006

8. Other liabilities

	2007 $	2006 $
Unfavourable lease rights, (including accumulated amortization of $7,648,000; 2006 – $4,192,000)	12,417	15,872
Deferred lease inducements	6,176	2,858
Deferred tenant allowances (including accumulated amortization of $787,000; 2006 – $220,000)	6,820	3,441

	25,413	22,171

9. Commitments, contingencies and guarantee

At February 4, 2007, there were contractual obligations for operating leases amounting to approximately $368,737,000. The leases extend over various periods up to the year 2024, and it is expected that in the normal course of operations most will be renewed under option clauses or will be renegotiated.

The basic annual rent, exclusive of contingent rentals, for the next five years and thereafter is as follows:

$
2008	51,231
2009	47,395
2010	44,073
2011	41,458
2012	38,138
Thereafter	146,442

The rent and contingent rent expense of operating leases for store, warehouse, distribution centre and corporate headquarters included in the consolidated statement of earnings are as follows:

	2007 $	2006 $	2005 (2 1/2 months) $
Basic rent	45,760	36,670	7,077
Contingent rent	1,485	1,036	216

	47,245	37,706	7,293

Two legal proceedings have been instituted against the Partnership for alleged copyright infringement pertaining to the sale of certain products. The Partnership has denied these claims and believes they are without merit. It is not possible at this time to determine the outcome of these matters and accordingly, no provision has been made in the accounts for these claims.

Legal proceedings have been instituted against the Partnership for alleged personal injuries sustained by customers in the Partnership’s stores. The plaintiffs are claiming amounts totalling $7,400,000. The Partnership believes that the potential amount to be paid for these claims would be covered by its insurance policies other than punitive damage. It is not possible at this time to determine the outcome of these matters and accordingly, no provision has been made in the accounts for these claims.

The Partnership believes that these suits are without substantial merit and should not result in judgments which in aggregate would have a material adverse effect on its financial statements.

10. Derivative financial instruments

The fair value of derivative financial instruments is as follows:

			Fair value		Qualify for hedge accounting	Nature of hedging relationship
	Note		2007 $	2006 $
Foreign currency and interest rate swaps	(b	)	(6,011)	(17,406)	No	—
Interest rate cap	(c	)	—	39	No	—
Foreign exchange forward contracts	(d	)	7,224	(3,454)	Yes	Cash flow hedge
Foreign currency swap agreements	(e	)	(6,398)	(13,710)	Yes	Cash flow hedge

			(5,185)	(34,531)

Derivative financial instruments—current assets			7,224	—
Derivative financial instruments—current liabilities			(12,409)	(34,531)

			(5,185)	(34,531)

a) Changes in fair value

Changes in fair value of the foreign currency and interest rate swaps and interest rate cap are reported to earnings under “Foreign exchange loss on derivative financial instruments and long-term debt.” Accordingly, a gain of $11,356,000 (2006 – loss of $25,456,000; 2005 – gain of $15,287,000) was recorded to earnings for the year ended February 4, 2007.

The fair value of the foreign exchange forward contracts is recorded in “Accumulated other comprehensive income (loss)” and is reclassified to earnings under “Cost of sales” when the underlying inventory is sold. In addition to the fair value of the foreign exchange forward contracts representing a gain of $7,224,000 as at February 4, 2007 (2006 – loss of $3,454,000), accumulated other comprehensive income (loss) includes a gain of $2,255,000 (2006 – loss of $1,865,000) on foreign exchange forward contracts settled before February 4, 2007 which will be reported to earnings when the related inventory is sold. For the year ended February 4, 2007, a loss of $5,773,000 (2006 – loss of $5,424,000; 2005 – nil) was reported to earnings with respect to foreign exchange forward contracts.

The fair value of the foreign currency swap agreements is recorded in “Accumulated other comprehensive income (loss).” A portion of the changes in the fair value of foreign currency swap agreements (representing the offsetting impact of the conversion of the Notes from U.S. dollars to Canadian dollars at the balance sheet date as described in note 7(b)) are reclassified from “Accumulated other comprehensive income (loss)” to earnings under “Foreign exchange loss on derivative financial instruments and long-term debt.” Accordingly, for the year ended February 4, 2007, a gain of $9,300,000 (2006 – loss of $13,000,000; 2005 – nil) was reclassified from “Accumulated other comprehensive income (loss)” to earnings.

b) Foreign currency and interest rate swaps

The Partnership entered into swap agreements consisting of a combination of a foreign currency swap and an interest rate swap that expire on January 31, 2011 and that were undertaken to address two risks with its U.S. dollar LIBOR-based term bank loans (note 7). The foreign currency swap enables the Partnership to effectively fix its exchange rate on its principal payments on the U.S. dollar debt to 1.1922. The agreements call for the Partnership to pay a fixed amount in Canadian dollars and receive a fixed amount in U.S. dollars, as indicated in the following table:

Date	Interval	Amount paid by Partnership	Amount received from lender US$
November 18, 2004 to August 18, 2008	Quarterly	600	503
January 30, 2009	One time	57,061	47,866
January 29, 2010	One time	85,771	71,943
October 30, 2010	One time	88,163	73,950

In addition, the swap agreements enable the Partnership to convert the interest rate on the debt from U.S. dollar LIBOR to Canadian banker’s acceptance rate and fix the exchange rate on these payments to 1.1922. The agreements provide for the Partnership to pay interest on the stated notional amount at a variable rate of Canadian banker’s acceptance rate plus 2.9% (in Canadian dollars) and to receive interest at LIBOR plus 2.5% (in U.S. dollars) with a fixed U.S./Canadian dollar conversion rate of 1.1922.

The Partnership also entered into a swap agreement with its lenders consisting of a combination of a foreign currency swap and an interest rate swap that expire on January 31, 2011. The swap agreement was undertaken to address two risks associated with the additional US$45,000,000 LIBOR-based term bank loan obtained in August 2005. The foreign currency swap enables the Partnership to effectively fix its exchange rate on its interest and principal payments on this debt at 1.2015. In addition, the swap agreement enables the Partnership to convert the interest rate on the debt from U.S. dollar LIBOR to Canadian banker’s acceptance rate and fix the exchange rate on these payments at 1.2015. The agreement provides for the Partnership to pay interest on the stated notional amount at a variable rate of Canadian banker’s acceptance rate plus 2.519% (in Canadian dollars) and to receive interest at LIBOR plus 2.25% (in U.S. dollars) with a fixed U.S./Canadian dollar conversion rate of 1.2015.

c) Interest rate cap

The Partnership entered into a contract which matured on January 31, 2007 that established an interest rate cap (the “Cap”). The Cap was undertaken to mitigate certain interest rate risks associated with the long-term debt and swap arrangements. The Cap provided for quarterly payments to the Partnership for interest due from the counterparty on the notional amount of $120,000,000 in excess of the Canadian banker’s acceptance rate cap of 4.5%.

d) Foreign exchange forward contracts

As at February 4, 2007, the Partnership was party to foreign exchange forward contracts to purchase US$122,000,000 for CA$136,981,640 (2006 – US$110,000,000 for CA$128,352,000) maturing between February 2007 and October 2007.

e) Foreign currency swap agreements

The Partnership entered into two foreign currency swap agreements with its lenders which were undertaken to mitigate foreign exchange risk associated with the capital and interest payments on the US$200,000,000 senior subordinated notes (note 7). The agreements call for the Partnership to exchange fixed amounts as follows:

Date	Interval	Amount paid by Partnership		Amount received from lender
August 12, 2005	One time	US$	200,000	CA$	240,200
August 15, 2008	One time	CA$	84,070	US$	70,000
August 15, 2012	One time	CA$	156,130	US$	130,000
February 15, 2006	One time	CA$	10,171	US$	9,023
August 15, 2006 to August 15, 2008	Semi-annual	CA$	3,340	US$	3,106
August 15, 2006 to August 15, 2012	Semi-annual	CA$	6,534	US$	5,769

f) Credit risk

The Partnership is exposed to credit risk to the extent of non-payment by counterparties of its financial instruments. The Partnership has credit policies covering both trading and financial exposures. The maximum exposure to credit risk at the balance sheet date is represented by the carrying value of each financial asset, including derivative financial instruments. The Partnership mitigates this credit risk by dealing with counterparties which are major financial institutions that the Partnership anticipates will satisfy their contractual obligations.

11. Partnership units

	Date issued	Number of units (in thousands)	Value $
General partner
	November 10, 2004	0.1	0.1
	November 18, 2004	373.9	373.9

		374.0	374.0

Limited partner
	November 10, 2004	0.2	0.2
	November 18, 2004	373,512.3	373,512.3
	November 18, 2004	80,871.6	80,871.6
	November 29, 2004	100.0	100.0

		454,484.1	454,484.1

For the year ended February 4, 2007, the Partnership made capital distributions amounting to $227,773,000 (2006 – $59,608,000).

12. Stock-based compensation

Dollarama Capital Corporation (“DCC”), a parent company of Dollarama Group Holdings L.P., adopted a management option plan (the “Plan”) whereby managers, directors and employees of the Partnership may be granted stock options to acquire shares of DCC. The number and characteristics of stock options granted are determined by the Board of DCC and the options will have a life not exceeding 10 years. In December 2006, DCC undertook an equity restructuring. As a result, the Board of DCC modified certain terms of the outstanding options in order to preserve the rights and obligations of the option holders (referred to as the “Equalization”). The Equalization did not result in any incremental value awarded to employees. The aggregate number of class B common shares and class B preferred shares of DCC that may be issued pursuant to the Plan is 4,241,241 and 12,114,318, respectively.

As a result of the Equalization, each participant received approximately 0.314 option allowing them to purchase an equivalent number of class B common shares at a price of $1 in exchange for each outstanding option they had to purchase a common share at a price of $1. Furthermore, each participant received approximately 0.449 option allowing them to purchase an equivalent number of class B preferred shares at a price of $0.70 in exchange of each option they had to purchase a class B preferred share at a price of $1.

After the Equalization, DCC has the following type of options outstanding:

a) Options with service requirements (“Service Conditions”)

These options were granted to purchase an equivalent number of class B common shares and class B preferred shares, respectively, of DCC at $1 per class B common share and $0.70 per class B preferred share. The options vest at a rate of 20% annually on the anniversary of the grant date.

b) Options with service and performance requirements (“Performance Conditions”)

These options were granted to purchase an equivalent number of class B common shares and class B preferred shares, respectively, of DCC at $1 per class B common share and $0.70 per class B preferred share. The options become eligible to vest annually from the date of grant at a rate of 20% upon occurrence of (i) a change of control, or (ii) an initial public offering, where certain minimum rates of return are achieved.

An option on the class B common shares must be exercised in combination with 2.86 options on the class B preferred shares (referred to as a “Combined Option”).

	Number of Class B common share options		Number of Class B preferred share options
	Service	Performance	Service	Performance
Outstanding—January 31, 2005	1,350,000	2,700,000	2,698,581	5,397,162
Granted	604,167	1,208,334	1,207,699	2,415,398

Outstanding—January 31, 2006	1,954,167	3,908,334	3,906,280	7,812,560
Effect of the Equalization	(1,340,236)	(2,680,472)	(2,153,618)	(4,307,236)

Outstanding—February 4, 2007	613,931	1,227,862	1,752,662	3,505,324

Exercisable—February 4, 2007	207,611	—	592,691	—

The weighted average remaining contractual term of all options outstanding and of exercisable options as at February 4, 2007 and January 31, 2006 was 8.0 years and 9.0 years, respectively.

The weighted average fair value of the Combined Option at the grant date (determined using the Monte Carlo simulation model) is as follows:

$
Combined Option with Service Conditions	0.99
Combined Option with Performance Conditions	0.58

The total intrinsic value for the Combined Option fully vested as of February 4, 2007 is $1,991,000 (2006 – nil).

The fair values have been determined based on an independent appraisal using the following weighted average assumptions:

Expected life	7.2 years
Risk-free interest rate	4.2%
Volatility	49.9%
Minority shareholder discount	13.0%
Estimated Liquidation Event Horizon (IPO or change of control)	5 years

The expected life was estimated using the average of the vesting period and the contractual life of the options.

The volatility was estimated based on stock prices of comparable companies.

For the expected dividend rate, it was estimated that no dividends will be paid on DCC’s Class B common and Class B preferred shares. However, the fact that the redemption value of DCC’s Class B preferred shares accretes by 2.7% quarterly was considered in determining the fair values.

The Partnership has recognized a stock-based compensation expense of $537,000 for the year ended February 4, 2007 (2006 – $598,000; 2005 – $202,000) relating to the options with Service Conditions and nil for the same periods for options with Performance Conditions.

Had the performance requirements been met (change of control or an initial public offering, where the minimum rates of return were achieved), the Partnership would have recognized an additional expense of approximately $1,555,000 (2006 – $924,000; 2005 – $144,000) using the accelerated attribution method over the vesting period. If or when the performance conditions are met, the Partnership will record in that period the cumulative expense that would have otherwise been recognized had the outcome of the performance conditions been known as at the grant date. The total compensation costs related to non-vested awards not yet recognized as at February 4, 2007 amounted to $598,000 for options with service conditions and $2,247,000 for options with performance conditions.

13. Statement of cash flows information

The changes in non-cash working capital components are as follows:

	2007 $	2006 $	2005 (2 1/2 months) $
Accounts receivable	(2,380)	(357)	(2,398)
Income taxes recoverable	(920)	(666)	527
Deposits and prepaid expenses	(5,296)	(2,023)	1,710
Merchandise inventories	(11,970)	(24,966)	35,908
Accounts payable	3,502	(10,394)	2,879
Accrued expenses and other	4,325	19,342	12,270

	(12,739)	(19,064)	50,896

Interest paid for the year ended February 4, 2007 was approximately $470,055,000 (2006 – $39,263,000; 2005 – $8,826,000).

14. Related party transactions

Included in expenses are management fees of $3,194,000 (2006 – $3,554,000; 2005 – $298,000) charged by an affiliate of Bain Capital Partners VIII, LP, the private equity firm that controls the Partnership’s parent.

Expenses charged by related parties which are mainly comprised of rent total $7,550,000 for the year ended February 4, 2007 (2006 – $5,473,000; 2005 – $781,000).

Included in accrued expenses and other is $1,500,000 (2006 – $1,798,000; 2005 – $520,000) payable to Bain Capital Partners VIII, LP.

Acquisition costs and deferred financing costs incurred in 2005 included approximately $88,000 and $8,654,000, respectively, charged by Bain Capital Partners VIII, LP.

These transactions were measured at the exchange amount, which is the amount of the consideration established and agreed to by the related parties.

15. Income taxes

Reconciliation of income tax rates

	2007 $	2006 $	2005 (2 1/2 months) $
Earnings (loss) before income taxes	72,220	36,683	(22,679)
Earnings (loss) from limited partnerships	71,290	35,991	(22,750)

	930	692	71
Combined statutory tax rate	38%	38%	42%

Income taxes at statutory rate	354	263	29
Add: Net impact of non-deductible expense and large corporations tax	11	1,414	498

Provision for current income taxes	365	1,677	527

Future income taxes

In computing the taxable income allocated to the partners, the Partnership has claimed capital cost allowance and certain other deductions relating to deferred charges that reduce the income allocation to the partners, thereby deferring to future years income taxes otherwise payable by them.

The net difference between the reported amounts of assets and liabilities and the tax bases relating to the activities carried out by the various limited partnerships in the group is estimated at $111,290,000 as at February 4, 2007 (2006 – $71,258,000).

16. Comparative figures

Certain comparative figures have been reclassified to conform with the basis of presentation used in the current year.

17. Reconciliation of accounting principles generally accepted in Canada and the United States

The Partnership has prepared these consolidated financial statements in accordance with Canadian generally accepted accounting principles, which conform in all material respects to those in the United States.

Report of Independent Registered Public Accounting Firm

To the Directors of S. Rossy Inc. and Dollar A.M.A. Inc.

We have audited the accompanying combined balance sheets of S. Rossy Inc. and Dollar A.M.A. Inc. as at November 17, 2004 and January 31, 2004 and the combined statements of earnings, retained earnings and cash flows for the period from February 1, 2004 to November 17, 2004 and for the year ended January 31, 2004. These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Companies as at November 17, 2004 and January 31, 2004 and the results of their operations and their cash flows for the period from February 1, 2004 to November 17, 2004 and for the year ended January 31, 2004 in conformity with Canadian generally accepted accounting principles.

Montreal, Québec

April 8, 2005

/s/ (RSM Richter LLP)

Chartered Accountants

S. Rossy Inc. and Dollar A.M.A. Inc.

Combined Balance Sheets

(Expressed in Thousands of Canadian Dollars)

	As at
	November 17, 2004	January 31, 2004
	$	$
ASSETS
Current
Cash and cash equivalents	49,492	18,711
Receivables	697	1,007
Income taxes refundable	1,106	—
Loans and sundry receivables (notes 5 & 18)	16,537	8,731
Deposits and prepaid expenses	3,020	2,831
Merchandise inventories	118,210	125,310

	189,062	156,590
Property and Equipment (note 6)	36,842	36,015
Investment in and Advances to Related Parties (note 7)	4,542	4,542
Favorable Lease Rights (note 8)	3,279	3,997
Future Income Taxes	4,640	2,563

Total Assets	238,365	203,707

See accompanying notes

S. Rossy Inc. and Dollar A.M.A. Inc.

Combined Balance Sheets—(Continued)

(Expressed in Thousands of Canadian Dollars)

	As at
	November 17, 2004	January 31, 2004
	$	$
LIABILITIES
Current
Accounts payable	15,814	27,882
Accrued expenses and other (note 10)	12,465	26,772
Dividend payable	—	16,000
Incomes taxes payable	—	4,854
Derivative financial instruments	7,198	—
Current portion of long-term debt (note 11)	—	621
Current portion of obligations under capital leases (note 12)	—	525

	35,477	76,654
Long-Term Debt (note 11)	—	1,510
Due to Company Under Common Control (note 13)	135,000	91,500

Total Liabilities	170,477	169,664

Commitments and Contingencies (note 14)
SHAREHOLDERS’ EQUITY
Capital Stock (note 15)	3,432	3,432
Retained Earnings	64,456	30,611

Total Shareholders’ Equity	67,888	34,043

Total Liabilities and Shareholders’ Equity	238,365	203,707

See accompanying notes

S. Rossy Inc. and Dollar A.M.A. Inc.

Combined Statement of Retained Earnings

(Expressed in Thousands of Canadian Dollars)

	Period ended
	November 17, 2004 (9 1/2 months)	January 31, 2004 (1 year)
	$	$
Balance—Beginning of Period	30,611	26,642
Net earnings	33,845	44,819

	64,456	71,461
Dividends	—	40,850

Balance—End of Period	64,456	30,611

See accompanying notes

S. Rossy Inc. and Dollar A.M.A. Inc.

Combined Statement of Earnings

(Expressed in Thousands of Canadian Dollars)

	Period ended
	November 17, 2004 (9 1/2 months)	January 31, 2004 (1 year)
	$	$
Sales	478,337	584,603

Cost of Sales and Expenses
Cost of sales	325,570	404,782
General, administrative and store operating expenses (note 18)	82,408	96,511
Amortization of property and equipment	6,539	8,345
Amortization of favorable lease rights	718	935

	415,235	510,573

Operating Income	63,102	74,030
Interest expense (note 18)	3,927	5,404
Foreign exchange loss on derivative financial instruments (note 3)	7,198	—

Earnings Before Income Taxes	51,977	68,626
Income taxes (note 16)	18,132	23,807

Net Earnings	33,845	44,819

See accompanying notes

S. Rossy Inc. and Dollar A.M.A. Inc.

Combined Statement of Cash Flows

(Expressed in Thousands of Canadian Dollars)

	Period ended
	November 17, 2004 (9 1/2 months)	January 31, 2004 (1 year )
	$	$
Funds Provided (Used)—
Operating Activities
Net earnings	33,845	44,819
Amortization	7,257	9,280
Future income taxes	(2,077)	(562)
Loss on disposal of property and equipment	5	25
Foreign exchange loss on derivative financial instruments	7,198	—

	46,228	53,562
Changes in non-cash operating elements of working capital (note 17)	(32,920)	(10,761)

Net Cash Provided by Operating Activities	13,308	42,801

Investing Activities
Purchase of property and equipment	(7,371)	(12,134)
Proceeds on disposal of property and equipment	—	237
Advances to a related party	—	(1)

Net Cash Used in Investing Activities	(7,371)	(11,898)

Financing Activities
Dividends paid	(16,000)	(53,350)
Due to company under common control	43,500	34,500
Repayment of long-term debt	(2,131)	(761)
Repayment of obligations under capital leases	(525)	(771)

Net Cash Provided by (used in) Financing Activities	24,844	(20,382)

Increase in Cash and Cash Equivalents	30,781	10,521
Cash and Cash Equivalents
Beginning of Period	18,711	8,190

End of Period	49,492	18,711

See accompanying notes

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

1. Nature of Business

The Companies operate discount variety retail stores in Canada under the name DOLLARAMA that sell substantially all items for $1.00 or less. As at November 17, 2004, the Companies operated 346 stores (January 31—331) in the provinces of Québec, Ontario, Manitoba and the Maritime provinces. The Companies’ corporate headquarters, distribution centre and warehouses are located in Montreal, Canada.

2. Basis of Presentation

The combined financial statements reflect the historical financial position, results of operations and cash flows of the businesses of S. Rossy Inc. and Dollar A.M.A Inc. (the “Companies”). On combination all significant inter-company transactions and balances have been eliminated.

Historically certain parties related to the Companies (see note 18) provided services such as short-term financing, rental of corporate headquarters, distribution centre, two warehouses and seven stores, and various management functions. The costs of these services are not necessarily indicative of the cost that would have been incurred if the Companies had internally performed or acquired the services from unrelated parties.

3. Change in Accounting Policy

On February 1, 2004, the Companies adopted the Canadian Institute of Chartered Accountants (“CICA”) Accounting Guideline #13 (AcG-13), “Hedging Relationships” and the Emerging Issues Committee abstract (EIC) 128, “Accounting for Trading, Speculative or Non-hedging Derivative Financial Instruments.” AcG-13 provides detailed guidance on the identification, designation, documentation and effectiveness of hedging relationships, for the purposes of applying hedge accounting and the discontinuance of hedge accounting. EIC-128 requires that any derivative financial instrument not designated within an AcG-13 compliant hedging relationship be measured at fair value with changes in fair value recorded in earnings.

The impact of recognizing derivatives at fair value resulted in an increase in derivative financial instruments on the balance sheet of approximately $7,198,000 as at November 17, 2004 and the resulting changes in fair value were recognized as a reduction of earnings.

4. Summary of Significant Accounting Policies

Use of Estimates

In preparing the Companies’ financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less when purchased.

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

Valuation of Merchandise Inventories

The valuation of merchandise inventories is determined by the retail inventory method valued at the lower of cost (first-in, first-out) or market. Under the retail inventory method, merchandise inventories are converted to a cost basis by applying an average cost to selling ratio. Merchandise inventories include items that have been marked down to management’s best estimate of their net realizable value.

Property and Equipment

Property and equipment are carried at cost and the equipment acquired under capital leases is recorded at the present value of the minimum lease payments.

Amortization

Property and equipment are amortized over the estimated useful lives of the respective assets as follows:

On the declining balance method—

Buildings	5%
Store and warehouse equipment	20%
Equipment acquired under capital leases	20%
Head office equipment	20%
Computer equipment	30%
Vehicles	30%

On the straight-line method—

Leasehold improvements	lesser of five years and base, non-cancelable term of leases

Impairment of Long-Lived Assets

During the period, the Companies adopted the CICA Handbook Section 3063 “Impairment of Long-Lived Assets.” The new standards require an impairment loss to be recognized when the carrying amount of a long-lived asset to be held and used, such as property and equipment and favorable leases rights, exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition. The impairment recognized should be measured as the amount by which the carrying amount of the asset exceeds its fair value. The standard has been applied prospectively and has no impact on the current period’s results.

Investment

The Companies carry their investment using the cost method.

Favorable Lease Rights

The favorable lease rights represent payments made to acquire leases from third parties and are amortized on the straight-line method over the remaining term of the operating leases.

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

Operating Leases

The Companies recognize rental expense and inducements received from landlords on a straight-line basis over the base, non-cancelable lease terms. Any difference between the calculated expense and the amounts actually paid is reflected as a liability in the Companies’ balance sheet.

The Companies recognize contingent rental expense when the achievement of specified sales targets are considered probable.

Pre-Opening Costs

Costs associated with the opening of new stores are expensed as incurred.

Foreign Currencies

Monetary assets and liabilities denominated in foreign currencies are translated at period-end exchange rates while non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at prevailing market rates in the recognition period. The resulting exchange gains or losses are recorded in the financial statements when realized.

Foreign exchange gains of approximately $3,410,000 (January 31—$5,302,000) have been included in cost of sales on the combined statement of earnings.

Derivative Financial Instruments

The Companies use derivative financial instruments to manage risks related to foreign exchange and not for trading or speculative purposes. Gains and losses on outstanding foreign exchange options used to mitigate foreign exchange risks on future purchases are recorded in the financial statements when realized.

Future Income Taxes

The Companies follow the liability method with respect to accounting for income taxes. Future tax assets and liabilities are determined based on differences between the carrying amount and the tax basis of assets and liabilities (temporary differences). Future income tax assets and liabilities are measured using the enacted tax rates that will be in effect when these differences are expected to reverse. Future income tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that the assets will be realized.

Revenue Recognition

The Companies recognize sales at the time the sales are made to the customer.

Cost of Sales

The Companies include the cost of merchandise inventories, procurement, warehousing and distribution costs, and certain occupancy costs in cost of sales.

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

Vendor Rebates

The Companies record vendor rebates consisting of volume purchase rebates, when earned. The rebates are recorded as a reduction of inventory purchases, at cost which has the effect of reducing cost of sales.

Employee Future Benefits

The Companies offer a group defined contribution plan to eligible employees whereby the Companies match employees’ contributions up to 3% of the employee’s salary. The pension expense for the period ended November 17, 2004 amounted to approximately $464,000 (January 31—$458,000).

5. Loans and Sundry Receivable

	November 17, 2004	January 31, 2004
	$	$
Non-interest bearing loans to Stepne Holdings Ltd. (note 18)	15,860	—
Loans to 9076-4028 Québec Inc. (note 18), bearing interest at the prime rate of the Royal Bank of Canada plus 0.5% per annum	—	8,500
Sundry receivables	30	231
Sales taxes	647	—

	16,537	8,731

6. Property and Equipment

As at November 17, 2004

	Cost	Accumulated Amortization	Net Carrying Amount
	$	$	$
Land	245	—	245
Building	1,875	1,047	828
Store and warehouse equipment	62,118	35,347	26,771
Leasehold improvements	13,616	5,878	7,738
Head office equipment	665	606	59
Computer equipment	1,212	721	491
Vehicles	1,178	468	710

	80,909	44,067	36,842

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

As at January 31, 2004

	Cost	Accumulated Amortization	Net Carrying Amount
	$	$	$
Land	245	—	245
Building	1,875	1,012	863
Store and warehouse equipment	54,640	29,336	25,304
Equipment acquired under capital leases	2,882	1,937	945
Leasehold improvements	11,677	4,142	7,535
Head office equipment	649	590	59
Computer equipment	1,034	622	412
Vehicles	1,192	540	652

	74,194	38,179	36,015

7. Investment in and Advances to Related Parties

The investment in and advances to S. Rossy Investments Inc., an investee of S. Rossy Inc. and under the same common control as Dollar A.M.A Inc., consists of the following:

	November 17, 2004	January 31, 2004
	$	$
Investments
1,615,778 Class “B” non-voting shares, acquired under Section 85(1) of the Income Tax Act (Canada) and Section 518 of the Taxation Act (Québec) at the cost as of the date of acquisition (redemption value—$1,615,778)	471	471
148,801 Class “D” non-voting shares, acquired under Section 85(1) of the Income Tax Act (Canada) and Section 518 of the Taxation Act (Québec) at the fair market value as of the date of acquisition (redemption value—$148,801)	149	149

	620	620

Advances
Non-interest bearing with no specific terms of repayment	3,922	3,922

	4,542	4,542

8. Favorable Lease Rights

	November 17, 2004	January 31, 2004
	$	$
Cost	6,138	6,297
Accumulated amortization	2,859	2,300

	3,279	3,997

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

Amortization of favorable lease rights for the next five years is approximately as follows:

$
November 17, 2005	837
November 17, 2006	810
November 17, 2007	736
November 17, 2008	546
November 17, 2009	251

9. Banking Facility

The Companies have available a collateralized bank line of credit for a maximum of $20,000,000 ($30,000,000 between September 1 and December 31). Borrowings are limited to 50% of eligible merchandise inventories of the Companies. The line of credit is collateralized by the merchandise inventories and is reviewed annually. Interest accrues on outstanding advances at the bank’s prime rate and is payable monthly.

10. Accrued Expenses and Other

	November 17, 2004	January 31, 2004
	$	$
Accrued payroll, bonuses, fees and vacation pay	3,460	12,857
Sales taxes	—	4,696
Accrued liabilities and other	9,005	9,219

	12,465	26,772

11. Long-Term Debt

	November 17, 2004	January 31, 2004
	$	$
Loans repaid during the period	—	2,131

Long-term debt interest for the period ended November 17, 2004 amounted to approximately $135,000 (January 31—$115,000).

12. Obligations Under Capital Leases

	November 17, 2004	January 31, 2004
	$	$
Capital leases repaid during the period	—	525

Interest on obligations under capital leases for November 17, 2004 amounted to $17,000 (January 31—$69,000).

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

13. Due to Company Under Common Control

9086-6666 Québec Inc. owns 100% of S. Rossy Inc. and has common shareholders with Dollar A.M.A. Inc. The loan is repayable in full on January 31, 2010. The loan bears interest at the prime rate of the Royal Bank of Canada plus 0.5% per annum, with interest payable quarterly on March 31, June 30, September 30 and December 31 of each year. The loan is secured by a movable hypothec on the universality of movable property ranking second (2nd) to the Companies’ lenders.

Interest charged by 9086-6666 Québec Inc. for November 17, 2004 amounted to $4,430,000 (January 31—$4,453,000) and approximates market rates.

14. Commitments and Contingencies

At November 17, 2004, there were contractual obligations for leases amounting to approximately $242,368,000 (January 31—$193,456,000). The leases extend over various periods up to the year 2019 and it is expected that in the normal course of operations most leases will be renewed under option clauses or will be renegotiated.

The basic annual rent (including leases with related parties) exclusive of contingent rentals, for the next five years is as follows:

$
November 17, 2005	33,206
November 17, 2006	32,432
November 17, 2007	30,461
November 17, 2008	27,574
November 17, 2009	23,589
thereafter	95,106

The basic annual rent and contingent rent for store, warehouse, distribution centre and corporate headquarters’ operating leases (including leases with related parties) included in the accompanying combined statements of earnings is $23,275,000 (January 31—$27,829,000) and $532,000 (January 31—$761,000), respectively.

S. Rossy Inc. has furnished an unlimited guarantee with respect to the indebtedness of S. Rossy Investment Inc. to the Business Development Bank of Canada. As at November 17, 2004, the total outstanding indebtedness of S. Rossy Investments Inc. amounted to approximately $2,327,000 (January 31—$2,481,000).

The Companies sometimes utilize financial instruments to reduce the risks associated with changes in foreign currency rates. The Companies do not hold financial instruments for trading or speculative purposes.

On September 8, 2004, the Companies sold an option to their banker. The option allows the Companies’ banker to purchase $25,400,000 Canadian (January 31—$19,463,000) from the Companies in exchange for $20,000,000 U.S. (January 31—$15,000,000 U.S.). The Companies’ banker may exercise this option on November 30, 2004. As at November 17, 2004, the fair value of this option is ($1,524,000) which has been recorded as a reduction of earnings in the combined statement of earnings and included in “derivative financial instruments” on the combined balance sheet.

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

As at November 17, 2004, the Companies had foreign exchange forward contracts to purchase $65,000,000 U.S. (January 31—$Nil) for $83,321,000 Canadian (January 31—$Nil), maturing between December 2004 and June 2005. The fair value of these contracts outstanding at November 17, 2004 was approximately ($5,673,000) which has been recorded as a reduction of earnings in the combined statement of earnings and included in “derivative financial instruments” on the combined balance sheet.

Legal proceedings have been instituted against the Companies for alleged copyright infringement pertaining to the sale of certain products. The Companies have denied this claim and, in the opinion of Management, this claim is without merit. It is not possible at this time to determine the outcome of this matter accordingly, no provision has been made in the accounts for this claim.

15. Capital Stock

Authorized without limit as to number and without par value—

S. Rossy Inc.
Preferred shares	Non-voting, monthly non-preferential and non-cumulative dividend not to exceed 1%, redeemable at $1 per share, non-participating
Common shares	Voting

Dollar A.M.A Inc.
Class “A” common shares	Voting and participating
Class “B” common shares	Non-voting and participating
Class “A” preferred shares	Voting, with no dividend entitlement, retractable at the consideration received, redeemable at the consideration received upon the death of a shareholder, non-participating
Class “B” preferred shares	Non-voting, preferential annual dividend at a rate equivalent to 80% of the prime rate charged by the financial institution of the Company, redeemable at the consideration received, non-participating
Class “C” preferred shares	Non-voting, monthly non-cumulative dividend of 1%, redeemable at the consideration received, non-participating
Class “D” preferred shares	Non-voting, monthly non-cumulative dividend of 1%, retractable at the consideration received, non-participating

Issued	November 17, 2004	January 31, 2004
	$	$
S. Rossy Inc.
200,000 common shares	3,431	3,431
Dollar A.M.A Inc.
100,000 Class “A” common shares	1	1

	3,432	3,432

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

16. Income Taxes

The provision for income taxes consists of the following:

	Period Ended
	November 17, 2004 (9 1/2 months)	January 31, 2004 (1 year)
	$	$
Current	20,209	24,369
Future	(2,077)	(562)

	18,132	23,807

Significant components of future income tax assets and liabilities at November 17, 2004 are as follows:

	November 17, 2004	January 31, 2004
	$	$
Future income tax assets
Property and equipment	1,244	2,302
Derivative financial instruments	2,448	—
Others	948	261

	4,640	2,563

Income taxes reported differ from the amount computed by applying statutory rates to earnings before income taxes. The reasons are as follows:

	Period Ended
	November 17, 2004 (9 1/2 months)	January 31, 2004 (1 year)
	$	$
Statutory income taxes	20,907	27,706
General tax reduction for Canadian controlled private corporations	(4,375)	(3,632)
Non-deductible expenses on sale of assets	1,216	—
Other	384	(267)

	18,132	23,807

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

17. Statement of Cash Flows Information

	Period Ended
	November 17, 2004 (9 1/2 months)	January 31, 2004 (1 year)
	$	$
Receivables	310	(258)
Income taxes refundable	(1,106)	—
Loans and sundry receivables	(7,806)	(6,696)
Deposits and prepaid expenses	(189)	(1,818)
Merchandise inventories	7,100	(7,897)
Accounts payable	(12,068)	3,547
Accrued expenses and other	(14,307)	7,662
Income taxes payable	(4,854)	(5,301)

	(32,920)	(10,761)

	Period Ended
	November 17, 2004 (9 1/2 months)	January 31, 2004 (1 year)
	$	$
Interest and Income Taxes Paid
Interest paid	4,213	5,185
Income taxes paid	23,682	29,708

18. Related Party Transactions

The Companies have engaged in transactions with the following related entities:

Company	Relationship
Stepne Holdings Ltd.	Company controlled by the controlling shareholder
9086-6666 Québec Inc.	Parent of S. Rossy Inc. and under the same common control as Dollar A.M.A. Inc.
S. Rossy Investments Inc.	Investee of S. Rossy Inc. and under the same common control as Dollar A.M.A. Inc.
9076-4028 Québec Inc.	Company controlled by the controlling shareholder

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

The following transactions occurred between the Companies and the afore-noted entities:

9 1/2 month period November 17, 2004	Stepne Holdings Ltd.	9086-6666 Québec Inc.	S. Rossy Investments Inc.	9076-4028 Québec Inc.	Ultimate Shareholders	Total
	$	$	$	$	$	$
Revenue
Interest	—	—	—	68	—	68

Expenses
Rent	—	—	763	2,441	76	3,280
Interest	—	4,430	—	—	—	4,430
Management fees	4,957	—	—	—	—	4,957

	4,957	4,430	763	2,441	76	12,667

Year ended January 31, 2004	Stepne Holdings Ltd.	9086-6666 Québec Inc.	S. Rossy Investments Inc.	9076-4028 Québec Inc.	Ultimate Shareholders	Total
	$	$	$	$	$	$
Revenue
Interest	—	—	—	186	—	186

Expenses
Rent	—	—	1,012	2,450	99	3,561
Interest	204	4,453	—	—	24	4,681
Management fees	6,200	—	—	—	—	6,200

	6,404	4.453	1,012	2,450	123	14,442

These transactions were measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

19. Purchases From a Major Supplier

Approximately $47,347,000 (17.9%) (January 31—$138,153,000 (39.4%)) of the Companies’ purchases are made from Aris Import Inc., the major distributor used by the Companies for imports from overseas. The Companies are the only customers of Aris Import Inc.

These transactions were measured at the exchange amount which is the amount of the consideration established and agreed to by the parties.

20. Financial Instruments

Exchange Rate Risk

The Companies purchase internationally and are therefore exposed to market risks related to foreign currency fluctuations. To reduce these risks, the Companies use derivative financial instruments such as forward exchange contracts and foreign currency denominated options, principally in U.S. dollars. The Companies do not hold or issue derivative financial instruments for trading or speculative purposes. Derivative financial instruments are subject to standard credit terms and conditions, financial controls, management and risk monitoring procedures. The Companies deal with a major financial institution and do not anticipate nonperformance by counterparties.

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

Fair Value

Cash and cash equivalents, receivables, sundry receivables, accounts payable, accrued expenses and other, and dividend payable are all short-term in nature and as such, their carrying values approximate fair values.

The estimated fair value of the long-term debt and obligations under capital leases is based upon discounted future cash flow, using the current market rate for a similar long-term debt and obligations under capital leases. The fair values of these financial instruments approximate their carrying values.

A reasonable estimate of the fair value could not be made for the loans receivable, advances to related parties and due to Company under common control as there is no comparable market data.

21. Reconciliation of Accounting Principles Generally Accepted in Canada and in the United States

The Companies prepare the financial statements in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which conform in all material respects to those in the United States (U.S. GAAP), except as follows:

(a) Foreign Exchange Contracts

On February 1, 2001, the Companies prospectively adopted the Financial Accounting Standards Board Statement 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and its amendments (FAS 138 and FAS 149), which require all derivatives to be carried on the balance sheet at fair value. The foreign exchange contracts used by the Companies did not qualify for hedge accounting treatment during the period ended November 17, 2004 and the year ended January 31, 2004 under U.S. GAAP; changes in the fair value of the derivatives were included in the earnings of the periods.

In June 2002, the Canadian Institute of Chartered Accountants issued Emerging Issues Committee Abstract of Issue Discussed 128 “Accounting for Trading, Speculative or Non-Hedging Derivative Financial Instruments” (“EIC-128”) which requires all derivatives that are entered into for trading or speculative purposes, or that do not qualify for hedge accounting under Accounting Guideline 13 “Hedging Relationships” (“AcG-13”), to be recognized in the balance sheet and measured at fair value with changes in fair value of the derivatives to be charged to earnings. EIC-128 was applicable to the Companies’ first interim period ended April 30, 2004. Previously, under Canadian GAAP the fair value of derivative instruments were disclosed in the notes to the combined financial statements but were not recorded in the combined balance sheet.

(b) New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, the FASB issued FIN 46R, which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003, and otherwise to interests in variable interest entities (“VIE”) for periods ending after March 15, 2004. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE, and who, if anyone, should consolidate the VIE. FIN 46R was applied to the Companies’ first interim period ended April 30, 2004.

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

The Companies have determined that Aris Import Inc., the major distributor used by the Companies for imports from overseas and S. Rossy Investments Inc., owner of the Companies’ head office, distribution centre and 4 stores meet the criteria for being VIE’s. Accordingly, the Companies are required to consolidate the results of Aris Import Inc. and S. Rossy Investments Inc. commencing in the first interim period ended April 30, 2004.

Under Canadian GAAP, Accounting Guideline # 15 “Consolidation of Variable Interest Entities” will require the Companies to consolidate the results of Aris Import Inc. and S. Rossy Investments Inc. beginning only in the interim period ended April 30, 2005.

The above adjustments have no material impact on the combined statement of earnings and the combined statement of cash flows.

The effect of the above adjustments on the combined balance sheet is as follows:

As at November 17, 2004

	Per Canadian GAAP	Aris Import Inc.	S. Rossy Investments Inc.	Consolidation adjustments	Per U.S. GAAP
	$	$	$	$	$
Current assets	189,062	13,221	1,281	(1,504)	202,060
Property and equipment	36,842	110	7,718	—	44,670
Other non current assets	12,461	—	248	(4,543)	8,166

	238,365	13,331	9,247	(6,047)	254,896

Current liabilities	35,477	12,124	1,084	—	48,685
Non-controlling interest	—	—	—	1,235	1,235
Other long-term liabilities	135,000	—	6,010	(3,922)	137,088
Shareholders’ equity	67,888	1,207	2,153	(3,360)	67,888

	238,365	13,331	9,247	(6,047)	254,896

S. Rossy Inc. has furnished an unlimited guarantee (note 14) with respect to the indebtedness of S. Rossy Investments Inc.

Aris Import Inc. has letters of credit issued for purchase of inventories totaling $1,017,000 (U.S.$852,000).

22. Subsequent Events

On November 18, 2004, S. Rossy Inc. acquired certain property and equipment of Aris Import Inc. used in the operation of its import business for no consideration.

S. Rossy Inc. and Dollar A.M.A. Inc.

Notes to Combined Financial Statements—(Continued)

November 17, 2004

(Tabular amounts are expressed in thousands of Canadian dollars,

whereas all other amounts are in Canadian dollars)

On November 18, 2004, the Companies sold substantially all of their operating assets and liabilities, pursuant to an asset purchase agreement. The consideration paid by the acquiree was approximately $1,020,112,000 of which $934,304,000 was paid in cash and the balance in equity of the acquiree. The net book value of the assets and liabilities sold is approximately as follows:

$
Assets
Cash and cash equivalents	15,540
Receivables, deposits and prepaid expenses	3,614
Merchandise inventories	118,210
Property and equipment	35,769
Favorable lease rights	3,279

Liabilities
Accounts payable and accrued liabilities	(19,793)
Derivatives	(7,198)

Net Assets Sold	149,421

DOLLARAMA GROUP HOLDINGS L.P.

DOLLARAMA GROUP HOLDINGS CORPORATION

Senior Floating Rate Deferred Interest Notes due 2012

PROSPECTUS

Until                    , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors, Officers, Managers and Members

The following summary is qualified in its entirety by reference to the complete text of applicable statutes, and by-laws referred to below.

Dollarama Group Holdings L.P.

Dollarama Group Holdings GP ULC, the general partner of Dollarama Group Holdings L.P., is organized under the laws of the Province of Nova Scotia.

Applicable Laws of Nova Scotia

Under applicable Nova Scotia law, Dollarama Group Holdings GP ULC is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions.

Articles of Association

Section 160 of the articles of association of Dollarama Group Holdings GP ULC provides that every current or former director or officer of Dollarama Group Holdings GP ULC, or person who acts or acted at such company’s request, in the absence of dishonesty on such person’s part, shall be indemnified by Dollarama Group Holdings GP ULC against all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any (i) claim made against such person or (ii) civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Dollarama Group Holdings GP ULC or such body corporate, partnership or other association, whether Dollarama Group Holdings GP ULC is a claimant or party to such action or proceeding or otherwise.

Dollarama Group Holdings Corporation

Dollarama Group Holdings Corporation is organized under the laws of the Province of Nova Scotia.

Applicable Laws of Nova Scotia

Under applicable Nova Scotia law, Dollarama Group Holdings Corporation is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions.

Articles of Association

Section 160 of the articles of association of Dollarama Group Holdings Corporation provides that every current or former director or officer of Dollarama Group Holdings Corporation, or person who acts or acted at such company’s request, in the absence of dishonesty on such person’s part, shall be indemnified by Dollarama Group Holdings Corporation against all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any (i) claim made against such person or (ii) civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Dollarama Group Holdings Corporation or such body corporate, partnership or other association, whether Dollarama Group Holdings Corporation is a claimant or party to such action or proceeding or otherwise.

Item 21.	Exhibits
3.1(a)	Limited Partnership Agreement of Dollarama Group Holdings L.P.

3.2(a)	Memorandum of Association of Dollarama Group Holdings Corporation.

3.2(b)	Articles of Association of Dollarama Group Holdings Corporation.

4.1	Indenture governing Senior Floating Rate Deferred Interest Notes due 2012 among Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation as Co-Issuers and U.S. Bank National Association, dated December 20, 2006.

4.2	Form of Senior Floating Rate Deferred Interest Notes due 2012 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of December 20, 2006, by and among Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation as Co-Issuers, Citigroup Global Markets, Inc., J.P. Morgan Securities, Inc., and RBC Capital Markets Corporation.

4.4	Indenture governing 8.875% Senior Subordinated Notes due 2012 among Dollarama Group L.P. and Dollarama Corporation as Co-Issuers, the Guarantors named therein and U.S. Bank National Association, dated August 12, 2005.*

5.1	Opinion of Ropes & Gray LLP.

5.2	Opinion of Stikeman Elliott LLP.

5.3	Opinion of Stewart McKelvey.

10.1	Dollarama Capital Corporation Management Option Plan.*

10.2	Employment Agreement, dated October 4, 2004, between Dollarama L.P. and Larry Rossy.*

10.3	Employment Agreement, dated October 4, 2004, between Dollarama L.P. and Neil Rossy.*

10.4	Employment Agreement, dated October 4, 2004, between Dollarama L.P. and Alan Rossy.*

10.5	Employment Agreement, dated October 4, 2004, between Dollarama L.P. and Leonard Assaly.*

10.6	Employment Agreement, dated November 18, 2004, between Dollarama L.P. and Geoffrey Robillard.*

10.7	Employment Agreement, dated August 15, 2005, between Dollarama L.P. and Robert Coallier.*

10.8	Management Agreement, dated November 18, 2004, with Bain Capital Partners.*

10.9	Credit Agreement, dated as of November 18, 2004, by and among Dollarama Group L.P., Aris Import Inc., Dollarama Holdings L.P., the lenders from time to time party thereto, Royal Bank of Canada, Citibank Canada, The Bank of Nova Scotia, and JP Morgan Chase Bank, Citigroup Global Markets, Inc., RBC Capital Markets, and J.P. Morgan Securities Inc.*

10.10	Amendment No. 1 to the Credit Agreement, dated December 20, 2004, by and among Dollarama Group L.P., Aris Import Inc., Dollarama Holdings L.P., the lenders named therein, and the Administrative Agent (as defined therein).*

10.11	Amendment No. 2 to the Credit Agreement, dated August 12, 2005, by and among Dollarama Group L.P., Aris Import Inc., Dollarama Holdings L.P., the lenders named therein, the Additional Term B Lenders, and the Administrative Agent (as defined therein).*

10.12	Amendment No. 3 to the Credit Agreement, dated May 25, 2006, by and among Dollarama Group L.P., Aris Import Inc., Dollarama Holdings L.P., the Required Lenders (as defined therein), the Replacement Term B Lenders (as defined therein), the Administrative Agent (as defined therein) and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.*

Item 21.	Exhibits
12.1	Statement of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Dollarama Capital Corporation.

23.1	Consent of Ropes & Gray LLP (see Exhibit 5.1).

23.2	Consent of Stikeman Elliott LLP (see Exhibit 5.2).

23.3	Consent of Stewart McKelvey (see Exhibit 5.3).

23.4	Consent of RSM Richter LLP.

23.5	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (see signature pages to the Registration Statement).

25.1	Statement on Form T-1 as to the eligibility of the Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

*	Filed as an exhibit to the S-4 filed by Dollarama Group L.P. and Dollarama Corporation on May 30, 2006, and incorporated herein by reference.

Item 22.	Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 1st day of June, 2007.

Dollarama Group Holdings L.P.

By:	Dollarama Group Holdings GP ULC, its general partner

By:	/S/ LARRY ROSSY
Name:	Larry Rossy
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the general partner of the Registrant hereby constitutes and appoints Larry Rossy and Robert Coallier (with full power to each of them to act alone) his true and lawful-attorneys-in-fact and agents, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting until such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 1st day of June, 2007.

Name	Title

Larry Rossy	Director and Chief Executive Officer of General Partner (Principal Executive Officer)

Robert Coallier	Chief Financial Officer of General Partner (Principal Financial and Accounting Officer)

Neil Rossy	Director and Senior Vice President, Merchandising of General Partner

Gregory David	Director and Senior Vice President, Business Development of General Partner

Joshua Bekenstein	Director of General Partner

Matthew Levin	Director of General Partner

Todd Cook	Director of General Partner

Nicholas Nomicos	Director of General Partner

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 1st day of June, 2007.

Dollarama Group Holdings Corporation

By:	/S/ LARRY ROSSY
Name:	Larry Rossy
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Larry Rossy and Robert Coallier (with full power to each of them to act alone) his true and lawful-attorneys-in-fact and agents, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting until such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 1st day of June, 2007.

Name	Title

Larry Rossy	Director and Chief Executive Officer (Principal Executive Officer)

Robert Coallier	Chief Financial Officer (Principal Financial and Accounting Officer)

Neil Rossy	Director and Senior Vice President, Merchandising

Gregory David	Director and Senior Vice President, Business Development

Joshua Bekenstein	Director

Matthew Levin	Director

Todd Cook	Director

Nicholas Nomicos	Director